Exhibit 2.1

CERTAIN CONFIDENTIAL INFORMATION IDENTIFIED IN THIS DOCUMENT, MARKED BY [**], HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Execution Version

CONFIDENTIAL

DATED April 28, 2020

US WORLDMEDS PARTNERS, LLC

(on behalf of the Company Group)

and

SUPERNUS PHARMACEUTICALS, INC.

SALE AND PURCHASE AGREEMENT

RELATING TO

USWM ENTERPRISES, LLC

SCHEDULE 9 RESTRUCTURING 1

ANNEX A 2

ANNEX 1.1.14 3

ANNEX 4.2-A 1

DISCLOSURE LETTER 1

FORM OF TRANSITIONAL SERVICES AGREEMENT 1

FORM OF PRESS RELEASE 1

Agreed Form Documents

•Disclosure Letter
•Form of Transitional Services Agreement
•Form of Press Release

This Sale and Purchase Agreement, together with all exhibits, attachments and schedules hereto (this “Agreement”), dated as of April 28, 2020, is entered into by and between US WorldMeds Partners, LLC, a Delaware limited liability company (“Seller”) (on behalf of the Company Group) and Supernus Pharmaceuticals, Inc., a Delaware corporation (“Purchaser”).

Background

(A) The Company is a limited liability company organized under the laws of the State of Delaware.

(B) The Company has 9,040,733 Class A Shares, 25 Class B Shares, 537,000 Class C Shares and 364,300 Series D Convertible Preferred Shares, comprising the entire issued share capital of the Company.

(C) Further particulars of the Company at the date of this Agreement are Disclosed in Schedule 1.

The Seller has agreed to sell, and the Purchaser has agreed to purchase, the Sale Shares on and subject to the terms and conditions of this Agreement.

Agreed terms

1.Interpretation
a.The definitions and rules of interpretation in this clause apply in this Agreement.
“Accounts”: means the audited consolidated balance sheet of the Company and Subsidiaries and the related consolidated statements of operations, member’s equity and cash flows as of and for the accounting periods ending on December 31, 2017, December 31, 2018 and December 31, 2019.
“Acquired Employee”: has the meaning given in paragraph 4.2 of Schedule 5, Part 1.
“Acquired Group”: means the Company and those Subsidiaries of the Company that are identified as members of the Acquired Group in Schedule 1.
“Acquired Group Member”: means each of the Company and those Subsidiaries of the Company that are identified as members of the Acquired Group in Schedule 1.
“[**]”: has the meaning given in clause [**].
“Acquisition Proposal”: has the meaning given in paragraph 3.1 of Schedule 5.
“Adjusted Completion Payment”: has the meaning given in paragraph 1.1 of Schedule 7, Part 1.

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“Adjusted Completion Payment Statement”: has the meaning given in paragraph 1.1 of Schedule 7, Part 1.
“Adjustment Date”: means the [**] Business Day following the date on which the [**] and the [**] are agreed or determined in accordance with [**].
“Affiliate”: means, in relation to any party to this Agreement: any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, in each case from time to time. For avoidance of doubt, (i) prior to the Completion all Company Group Members are Affiliates of the Seller and (ii) with effect from the Completion, each Acquired Group Member shall be an Affiliate of the Purchaser, and each Retained Group Member shall be an Affiliate of the Seller.
“Agreement”: has the meaning given in the preamble.
“APOKYN Trade Mark”: means the trade mark “APOKYN” registered with the United States Patent and Trademark Office with Registration No. 2,973,482.
“Associated Person”: has the meaning given in paragraph 16.13 of Schedule 4.
“Authority”: means any competent governmental, administrative, supervisory, regulatory, judicial, determinative, disciplinary, enforcement or tax raising body, authority, agency, board, department, court or tribunal of any applicable jurisdiction and whether national, regional or local.
“Benefit Plan”: has the meaning given in paragraph 23.1 of Schedule 4.
“Branded Prescription Drug Fee”: has the meaning given in paragraph 1.1 of Schedule 7, Part 1.
“BRITUSWIP”: means BRITUSWIP Limited, a company organized and registered in England and Wales with company number 09407811, whose registered office is at 200 Longwater Avenue, Green Park, Reading, RG2 6GP.
“BRITUSWIP Shares”: means the 70,000 B Ordinary Shares of £1.00 each in the share capital of BRITUSWIP, registered in the name of the US WorldMeds, LLC, an indirect wholly owned Subsidiary of the Seller.
“Business”: means the business carried on by the Company and its Affiliates as at the date of this Agreement, to the extent relating to the development and commercialization of the Products, or any part of such Products.
“Business Day”: means a day other than a Saturday, Sunday or public holiday, when banks in the State of New York are open for business.
“Business Warranties”: means the Warranties other than the Fundamental Warranties and the warranties in paragraph 27 of Schedule 4.
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“CARES”: means the Coronavirus Aid, Relief and Economic Security Act, Pub. L. 116136 (2020).
“Cash”: has the meaning given in paragraph 1.1 of Schedule 7, Part 1.
“CD”: has the meaning given in paragraph 1.1 of Schedule 5, Part 2.
“COBRA”: has the meaning given in paragraph 23.8 of Schedule 4.
“Code”: means the United States Internal Revenue Code of 1986, as amended.
“Company” or “Enterprises”: means USWM Enterprises, LLC, a Delaware limited liability company, further details of which are Disclosed in Schedule 1.
“Company Confidential Information”: has the meaning given in clause 13.2.1.
“Company Group”: means the Company, USWorldMeds Holdings, LLC, US WorldMeds Ventures, LLC, HEMA Biologies, LLC, USWM HQ, LLC, USWorldMeds, LLC, USWM License Company, LLC, VTA Labs, LLC, Sloan Pharma SARL (Lux), Sloan Holdings CV, Sloan Pharma SARL (CH), USWM SPE, LLC, Solstice Neurosciences, LLC, BRITUSWIP, WJ Air, LLC, and each other Person that is a Subsidiary of the Company as of a given date.
“Company Group Member”: means any Person included in the Company Group at any time.
“Company Intellectual Property”: means Intellectual Property Rights owned or Controlled by any Company Group Member, including without limitation the Company Registered IPR.
“Company Registered IPR”: has the meaning given in paragraph 17.1 of Schedule 4.
“Competing Products”: has the meaning given in paragraph 2.1 of Part 2 of Schedule 5.
“Competition Authority”: means any Authority that enforces Competition Laws.
“Competition Conditions”: means any of the Conditions set out in paragraph 3 of Schedule 2.
“Competition Laws”: means the national and directly effective legislation of any jurisdiction which from time to time governs the conduct of companies or individuals in relation to restrictive or other anticompetitive agreements or practices (including cartels, pricing, resale pricing, market sharing, bid rigging, terms of trading, purchase or supply and joint ventures), dominant or monopoly market positions (whether held individually or collectively) and the control of acquisitions or mergers.

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“Completion Accounts”: has the meaning given in paragraph 1.1 of Schedule 7, Part 1. “Completion”: means the completion of the sale and purchase of the Sale Shares and the redemption of the Series D Shares, each in accordance with this Agreement.

“Completion Date”: has the meaning given in clause 8.2.
“Completion Indebtedness Certificate”: means a certificate executed by the Vice President (Finance) of the Seller certifying on behalf of the Seller an itemized list of (i) all outstanding Indebtedness as of the Completion Date and the Third Party to whom such outstanding Indebtedness is owed and an aggregate total of such outstanding Indebtedness, and (ii) the [**] and the Persons to whom such amount is owed.
“Completion Transaction Expenses Certificate”: means a certificate executed by the Vice President (Finance) of the Seller, certifying the amount of Transaction Expenses remaining unpaid as of the Completion Date (including an itemized list of each such unpaid Transaction Expense with a description of the nature of such expense and the Third Party to whom such expense is owed).
“Completion Payment”: means the sum of $300 million:
a.[**] an amount equal to the [**]; and
b.[**] an amount equal to the [**] and the [**] in the amounts specified on the Completion Indebtedness Certificate; and
c.[**] the [**] in the amounts specified on the Completion Transaction Expenses Certificate; and
d.[**] the amount by which the [**] the [**] or [**] the amount by which the [**] is [**] the [**].
“Conditions”: means the conditions to Completion, being the matters set out in Schedule 2, each a Condition.
“Control”: shall mean, with respect to any Intellectual Property Right, possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise, to assign, or grant a license, sublicense or other right to or under, such Intellectual Property Right without violating the terms of any written agreement with any Third Party.
“Controlled Group”: has the meaning given in paragraph 23.6 of Schedule 4.
“Core Covenant Claims”: has the meaning given in clause 10.1.7.
“Covenant Claims”: has the meaning given in clause 10.1.8.

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“Cover”: means, with respect to the applicable subject matter (the applicable composition of matter, compound, product, material, method or other item) and a Patent, that the making, using, selling, offering for sale and/or importing of such subject matter (including the use of a method of manufacture) would infringe a Valid Claim of such Patent (as issued or in the case of a patent application, evaluating the Valid Claims thereof for infringement as though they were issued as of the date of such evaluation) in the applicable country.
“Data Protection Laws”: has the meaning given in paragraph 20.1 of Schedule 4.

“Data Room”: means the [**]  USWM hosted by [**] as of the date falling one Business Day prior to the date of this Agreement, the contents of which are contained on the USB delivered at signing, and as updated as of the date falling two Business Days prior to the Completion Date, the contents of which are contained on the updated USB delivered at Completion.

“Diligent Efforts”: means with respect to the relevant party, efforts that are consistent with the customary practices of companies of comparable size and resources to such party (including the historical practices of such party with respect to its development and commercialization of other pharmaceutical products) in pursuing the development and commercialization of other pharmaceutical products that are at a similar stage of product life as the applicable Product as would ordinarily be expended by a pharmaceutical company with a similar product portfolio as such party, with similar safety, tolerability and efficacy profiles, taking into account, among other considerations: (A) the likelihood and difficulty of obtaining any applicable regulatory approval (if such approval has not already been obtained), (B) the regulatory status of the applicable Product, (C) product labeling or anticipated labeling, (D) the expected and actual competitiveness (including, without limitation, safety and efficacy and actual or anticipated cost) of alternative products sold by third parties, (E) legal proceedings with respect to the applicable Product, (F) whether the applicable Product is subject to clinical hold, recall or market withdrawal, and (G) the expected and actual profitability and commercial potential of the applicable Product, all as measured by the facts and circumstances at the time such efforts are due.

“Director”: means each person who is a director of each member of the Acquired Group, as Disclosed in Schedule 1.
“Director and Officer Indebtedness”: has the meaning given in clause 10.10.2 of Schedule 4.
“Disclosed”: means fairly disclosed in sufficient detail as to enable a reasonable purchaser to identify and make a reasonably informed assessment of the nature and scope of the matter disclosed.

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“Disclosure Letter”: means the letter, in agreed form, from the Seller to the Purchaser with the same date as this Agreement and described a s the Disclosure Letter, and including the sides to that letter, which shall set out with specificity the items to be listed and exceptions to Warranties to be taken.
“Dispute”: has the meaning given in paragraph 1.1 of the Tax Covenant.
“Dispute Notice”: has the meaning given in paragraph 1.1 of Schedule 7, Part 1.
“Draft Documents”: has the meaning given in paragraph 1.1 of Schedule 7, Part 1.
“Effective Time”: has the meaning given in paragraph 1.1 of Schedule 7, Part 1.
“Employee”: has the meaning given in paragraph 22.1 of Schedule 4.
“Employment Laws”: has the meaning given in paragraph 22.1 of Schedule 4.
“Encumbrance”: means any interest or equity of any person (including any right to acquire, option or right of preemption) or any mortgage, charge, pledge, lien, assignment, hypothecation, restriction, easement, covenant, security interest, title retention or any other security agreement or other encumbrance of any kind or nature whatsoever.
“Enterprises” or “Company”: means USWM Enterprises, LLC, a Delaware limited liability company, further details of which are Disclosed in Schedule 1.
“Entitled Claimant”: has the meaning given in paragraph 5.1 of Schedule 6.
“Environment”: has the meaning given in paragraph 25 of Schedule 4.
“Environmental Laws”: has the meaning given in paragraph 25 of Schedule 4.
“Environmental Matters”: has the meaning given in paragraph 25 of Schedule 4.
“Environmental Permits”: has the meaning given in paragraph 25.1 of Schedule 4.
“ERISA Affiliate”: means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Code Section 414(b), (c), (m) or (o) or ERISA Section 4001(b)(1) that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to ERISA Section 4001(a)(14).
“Estimated Cash”: means the Seller’s good faith estimate of the Cash, as set out in the [**].

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“Estimated Working Capital”: means the Seller’s good faith estimate of the amount of the Working Capital as set out in the [**], which, for the avoidance of doubt, shall [**], to the extent that they are included in [**] of the definition of [**].
“Estimates Statement”: has the meaning given in clause 5.
“Existing D&O Policy”: has the meaning given in paragraph 1.8 of Schedule 2.
“Expert”: has the meaning given in paragraph 1.1 of Schedule 7, Part 1.
“FCPA”: means the United States Foreign Corrupt Practices Act and the rules promulgated thereunder.
“Final [**] Payment”: means the final payment of that is described on [**] to that [**] by and among the [**], the [**], [**], [**], [**], [**], [**] and [**], set forth in such [**] as $[**] originally due on [**] and extended to [**] pursuant to an [**] with the [**], as such amount or as such due date may be adjusted pursuant to an [**] with the [**].
“Financial Information”: means (i) the unaudited dealbasis combined proforma statements of net assets of the Business as of December 31, 2017, 2018 and 2019 and the related unaudited dealbasis combined proforma income statements without any due diligence adjustments for each of the years in the threeyear period ended December 31, 2019 that are set forth in Schedule 7.3 to the Disclosure Letter, and (ii) the Proforma Adjustments.
“First Commercial Sale”: means the date of first commercial sale of a Product by Purchaser or its Affiliates or sublicensees to a Third Party end user.
“Financial Facilities”: has the meaning given in paragraph 10.1 of Schedule 4.
“Fraud”: means, with respect to a Person, a false statement or an act of concealment, made by such Person, with respect to the representations and warranties contained in this Agreement, with actual knowledge or the actual belief that such statement is false or such concealment has been undertaken, and with the intent to induce another Person to act or fail to act in reliance upon such false statement.
“Fraud Claims”: has the meaning given in clause 10.1.6.

“Fundamental Warranties”: means the Warranties set out in paragraphs [**] to [**] (inclusive), [**] to [**] (inclusive) and [**] to [**] (inclusive) of Schedule 4.
“Fundamental Warranty Claim”: means a claim for a breach of any of the Fundamental Warranties.
“Governmental Entity”: means, anywhere in the world, any supranational, national, state, municipal or local government, any subdivision, court, administrative agency or commission or other authority thereof, or any quasigovernmental or private body

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exercising any regulatory, taxing, competition, importing or other governmental or quasigovernmental authority, including the United States and any Tax Authority.
“Group”: means in relation to a company, that company, any subsidiary or any holding company from time to time of that company, and any subsidiary from time to time of a holding company of that company. Each company in a Group is a member of the Group.
“Hazardous Materials”: has the meaning given in paragraph 25.1 of Schedule 4.
“Healthcare Laws”: means any applicable Laws (including any published guidance in relation thereto) relating to the nonclinical and clinical testing, manufacturing, ownership, operation, storage, import, export, distribution, marketing, pricing, sale, promotion, warehousing, packaging, labelling, handling and/or testing of the Products.
“[**]”: has the meaning given in paragraph 6.3.1 of the Tax Covenant.
“[**]”: has the meaning given in paragraph 6.3.1 of the Tax Covenant.
“HSR Act”: has the meaning given in clause 2.6.1.
“Indebtedness”: has the meaning given in paragraph 1.1 of Schedule 7.
“[**]”: means the Company’s apomorphine [**] system.
“Insured Party”: has the meaning given in paragraph 4.1 of Schedule 6.
“Intellectual Property Rights”: means any and all intellectual and industrial proprietary rights and rights in confidential information of every kind and description anywhere in the world, including (i) Patents, (ii) rights to trade secrets and other confidential information (including ideas, formulae, compositions, inventions, (whether patentable or unpatentable and whether or not reduced to practice)), know how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, nonpublic data and databases, financial and marketing plans and customer and supplier lists and information, (iii) copyright, copyrightable works and related rights, and registrations and applications for registration thereof, (iv) business names, trademarks, service marks, trade dress, trade names, logos, slogans, company names and other indicia of source, and registrations and applications for registration thereof together with all of the goodwill associated therewith, (v) domain names, social media identifiers and other names and locators associated with the internet, (vi) moral and economic rights of authors and inventors, however denominated, (vii) goodwill and the right to sue for passing off rights in designs, and (viii) rights in computer software and database rights, a n d all other intellectual property rights and rights to sue with respect to any of the foregoing, in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all

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similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.
“Interim Period”: means the period from (and including) the date of this Agreement up to (and including) the Completion Date or, if earlier, the termination of this Agreement in accordance with its terms.
“Interim Period Warranty Claims”: has the meaning given in clause 10.1.2.
“Inventory”: means the inventory relating to the Products including, without limitation, all goods and other assets purchased for resale, raw materials, component parts, packaging, supplies, workinprogress and finished goods of the Business.
“IP License”: has the meaning given in paragraph 17.2 of Schedule 4.
“IT Systems”: has the meaning given in paragraph 19.1 of Schedule 4.
“KnowHow”: has the meaning given in paragraph 5 of Schedule 5, Part 2.
“Laws”: means any statute, law, ordinance, regulation, rule, code, injunction, judgment, decree or order of any Governmental Entity, including, without limitation, in compliance with (i) good clinical, good manufacturing, and good laboratory practice standards promulgated or endorsed by the U.S. Food and Drug Administration and all analogous standards promulgated by other applicable Regulatory Authorities, as they may be updated from time to time, including applicable guidelines promulgated by the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use, (ii) the Health Insurance Portability and Accountability Act of 1996, (iii) the Federal Food, Drug and Cosmetic Act, (iv) the Public Health Service Act, (v) the Health Information Technology for Economic and Clinical Health Act, P.L. No. 111005, Part I, Title XIII, Subpart D, 13401 through 13409, (vi) the Sunshine Act and federal antikickback statute (42 U.S.C. 1320a7(h)) and the related safe harbor regulations, (vii) the Limitation on Certain Physician Referrals, also referred to as the “Stark Law” (42 U.S.C. 1395 (nn)), (viii) all applicable export control laws, (ix) CARES and (x) all applicable antibribery laws, and in every case, any exUS equivalent.
“Liability for Tax”: has the meaning given in paragraph 1.1 of the Tax Covenant.
“Licenses”: has the meaning given in paragraph 16.2 of Schedule 4.
“Longstop Date”: means December 31, 2020 or such later time and date as may be agreed in writing by the Purchaser and the Seller.
“MA Applications”: has the meaning given in paragraph 18.3 of Schedule 4.
“Marketing Authorizations”: has the meaning given in paragraph 18.1 of Schedule 4.

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“Material Contract”: has the meaning given in paragraph 14.1 of Schedule 4.
“Material Customers”: has the meaning given in paragraph 14.4 of Schedule 4.
“Material IT Contract”: has the meaning given in paragraph 19.1 of Schedule 4.
“Material Suppliers”: has the meaning given in paragraph 14.5 of Schedule 4.
“Material Adverse Effect”: means any event, occurrence, change or fact or circumstance that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the Business, results of operations, condition (financial or otherwise) or, disregarding the effect that the Restructuring will have, the assets of the Acquired Group, taken as a whole, including the [**] of any of the material [**] set forth in paragraph [**] of the Disclosure Letter or any material [**] of [**] or the [**] by the supplier [**], or (b) the ability of the Seller to consummate the transactions contemplated hereby on a timely basis, in each case, whether communicated to Purchaser or not; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, change or fact or circumstance, with respect to clause (a) hereof, directly or indirectly, arising out of or attributable to: (i) general regional, national or international political conditions (including any outbreak or escalation of hostilities, any acts of war or terrorism or any other national or international calamity, crisis or emergency) or in general economic, business, regulatory, political conditions or in national or international financial markets; (ii) conditions generally affecting the industries in which the Acquired Group operates, (iii) natural disasters or calamities (including, for the sake of clarity, the ongoing COVID19 global pandemic), (iv) any actions required under this Agreement to obtain any approval or authorization under applicable antitrust or competition Laws for the consummation of the transactions contemplated hereby, (v) changes in any applicable Laws or applicable accounting regulations or principles, (vi) the announcement or pendency of this Agreement and the transactions contemplated hereby, transactions contemplated hereby, or the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein, (vii) any action taken by the Seller, or which the Seller causes to be taken by any Company Group Member, in each case which is required by this Agreement, (viii) any actions taken (or omitted to be taken) by or at the request of the Purchaser or (ix) any existing event, occurrence or circumstance of which the Purchaser has Disclosed in the Disclosure Letter as of the date hereof, unless in the case of clauses (i), (ii), (iii), (iv) or (v), such conditions have had a disproportionate effect on the Acquired Group compared to other participants in the industries in which the Acquired Group conducts its Business.
“Milestone Payments”: has the meaning given in clause 4.6.
“Multiemployer Plan”: has the meaning given in paragraph 23.3 of Schedule 4.
“Net Sales”: means, for any period of determination, the net product sales of such Product calculated in [**] with [**] and in accordance with the [**] in the [**] to the Purchaser’s [**] under [**] from time to time applicable to the Purchaser’s determination

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of net product sales for all of its products. The parties acknowledge that although those [**] are [**] over time to [**], the [**] of those [**] to [**] will [**] on a [**]. The Purchaser may only adjust the definition of Net Sales for purposes of this Agreement if (i) such change in the methodology used to determine net product sales for the Products is consistent with such [**], as such [**] may be revised from time to time by the [**] of the Purchaser in consultation with the Purchaser’s [**], and (ii) the Purchaser notifies the Seller on an [**] in connection with the approval of its [**] for the [**] of any such change and provides detail regarding how such change will impact the Purchaser’s calculation of Net Sales for purposes of this Agreement.
“OFAC”: has the meaning given in paragraph 16.14 of Schedule 4.
“Offered Employee”: has the meaning given in paragraph 4.2 of Schedule 5, Part 1.
“Officers”: has the meaning given in clause 9.2.
“[**] Agreement”: means that [**] Agreement between the [**] of the [**] of [**] and [**] and [**].
“Patent”: means:
i.all patents and patent applications, including provisional patent applications;
ii.all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from any of these, including divisionals, continuations, continuationsinpart, converted provisionals, and continued prosecution applications;
iii.any and all patents that have issued or in the future issue from the foregoing patent applications in (a) and (b), including utility models, petty patents and design patents and certificates of invention;
iv.any and all extensions or restorations by existing or future extension or restoration mechanisms, including adjustments, revalidations, reissues, reexaminations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications in (a), (b) and (c); and
v.any similar rights, including socalled pipeline protection, or any importation, revalidation, confirmation or introduction patent or registration patent or patents of addition to any of such foregoing patent applications and patents.
“Pen”: means Apokyn [**] as configured with the [**] marketed pursuant to [**].

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“Permitted Encumbrance”: means [**] for [**] or [**] (or which may be paid without [**] or [**]).
“Person”: means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a governmental authority or any department, agency or subdivision thereof.
“Personal Data”: has the meaning given in paragraph 20.1 of Schedule 4.
“Policies”: has the meaning given in paragraph 21.1 of Schedule 4.
“PreCompletion Tax Period”: has the meaning given in paragraph 1.1 of the Tax Covenant.
“PreCompletion Transactions” means the following actions or transactions:
i.entry into and consummation by a Retained Group Member of the following transactions, and the assignment of any related documentation in connection with the following transactions to a Retained Group Member:
a.an [**] of a [**] product; and
b.an [**] and [**] transaction for a [**] product and another [**] (together, the “Pending Acquisitions”);
provided, (i) that all obligations and liabilities incurred in connection with these transactions will be assumed by a Retained Group Member no later than immediately prior to Completion (other than pursuant to paragraph 1.7 of Part 2 of Schedule 5), (ii) such transactions shall not negatively impact the Restructuring, (iii) such transactions shall not negatively affect Seller’s ability to complete the transactions contemplated by this Agreement and (iv) such transactions shall not materially impair Purchaser’s ability to obtain recourse for Seller’s indemnification obligations;

ii.entry into and consummation of [**] by and between [**] and [**] in connection with the [**] of [**] to [**] amounts owing incurred in connection with the Pending Acquisitions to a [**] or to seek [**] from a [**] for such amounts;
iii.repay or amend any existing [**] or incur new [**], provided that all [**] relating to the Acquired Group will be [**] and customary [**] will be provided to Purchaser at Completion;

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iv.amendments to [**] by and between the Company Group and the [**] of the Company Group including the [**] of [**] of the [**] to [**] of the Company Group;
v.repay any existing [**]; and
vi.in connection with the Restructuring, offer for sale and sell, equity interests in [**] to third party investors in an amount not to exceed [**]% of the total outstanding equity interests of [**].
“Product”: has the meaning given in paragraph 1.1 of Schedule 5, Part 2.
“Proforma Adjustments”: has the meaning given in clause 7.5.
“Purchase Price”: means the aggregate purchase price for the Sale Shares, as set out in clause 4.
“Purchase Price Cap”: means $530,000,000. Notwithstanding the foregoing, (i) in no event shall Seller be required to make any cash payment in respect of [**], [**], [**], [**], or [**] in excess of the aggregate amount of cash payments that have actually paid to (or on behalf of) Seller as of the date of such claim; provided, that the Purchaser shall have a [**] to [**] (other than [**] by the [**] of [**] in the [**] which may not be [**]) with respect to any [**] in excess of the aggregate amount of cash payments that have actually [**] (or on behalf of) Seller as of the date of such [**] in [**] or [**] of such [**], as applicable, or amounts previously [**], up to $530,000,000, and (ii) Purchaser will comply with the requirements of paragraphs [**] and [**] of Schedule [**] to [**] in [**] circumstances against the [**] before [**] the Seller.
“Purchaser”: has the meaning given in the preamble.
“Purchaser Conditions”: means those Conditions set out in Schedule 2 that are designated as “Purchaser Conditions.”
“Purchaser Deal Team”: means the following individuals: [**], [**] and [**].
“Purchaser Request”: has the meaning given in paragraph 6.3.1 of the Tax Covenant.
“Purchaser’s Lawyers”: means Saul Ewing Arnstein & Lehr LLP.
“Purchaser’s Nominated Account”: means the Purchasers’ bank account, the details of which have been provided under separate cover and which may be updated from time to time by formal written notice from Purchaser to Seller.
“Purchaser’s Tax Group”: has the meaning given in paragraph 1.1 of the Tax Covenant.
“Qualified Benefit Plan”: has the meaning given in paragraph 23.3 of Schedule 4.

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“Referee”: has the meaning given in paragraph 6.3 of the Tax Covenant.
“Regulatory Authority”: means, with respect to a jurisdiction, any national (e.g., the FDA or the European Medicines Agency), supranational, regional, state or local regulatory agency, department, bureau, commission, council or other governmental authority regulating or otherwise exercising authority with respect to the development, manufacture, commercialization and sale of drug products, including the FDA and European Medicines Agency.
“Relief”: has the meaning given in paragraph 1.1 of the Tax Covenant.
“Representative Body”: has the meaning given in paragraph 22.1 of Schedule 4.
“Resolution Period”: has the meaning given in paragraph 1.1 of Schedule 7, Part 1.
“Restructuring”: means the transactions to be undertaken, consents and waivers to be obtained, and all other actions to be performed with respect to the reorganization of the Company Group prior to Completion to separate the Business (including associated liabilities) from the Company Group’s other businesses and which is to be completed in a manner such that:
i.except as otherwise specifically set forth in this Agreement, the Acquired Group is relieved from all obligations and liabilities of the Company Group other than those directly related to the Business;
ii.the Purchaser will be the sole owner, directly or indirectly, of the entire issued equity capital of all Acquired Group Members;
iii.the Acquired Group Members will own all right, title or interest in or to the Products and all other assets, contracts, licenses and agreements relating to the historical operation of the Business by the Company Group (except as otherwise expressly set forth in Schedule 9 or the schedules and annexes thereto);
iv.the Retained Group Members will own the assets relating to the business of the Company Group other than the Business, and will not possess any right, title or interest in or to the Products or any assets historically used by the Company Group in connection with the Business (except as otherwise expressly set forth in Schedule 9 or the schedules and annexes thereto);
v.the Retained Group will (x) retain or assume all debts, liabilities and obligations of the Company Group that do not relate to the Business, other than (I) [**] and [**] taken into account in the calculation of the Purchase Price, current [**]included in the calculation of Working Capital under Schedule 7, [**] under [**], [**], [**] and other agreements relating to the

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Business and (IV) obligations under the Transaction Documents, (y) be responsible for the [**] of the [**] taken into account in the calculation of the Purchase Price, and all [**] and [**] associated with or arising out of such [**], and (z) be responsible for the [**] of the [**] of the [**] of the [**], and all [**] and [**] associated with or arising out of such [**]; and
vi.the Acquired Group Members will have no employees other than Acquired Employees;
in each case, set forth with more specificity described in Schedule 9.

“Retained Employees”: has the meaning given in paragraph 4.2 of Schedule 5, Part 1.
“Retained Group”: means, following the Completion, the Seller and any Subsidiary from time to time of the Seller, but, for the avoidance of doubt, excluding the Acquired Group or any Acquired Group Member.
“Retained Group Claims”: has the meaning given in clause 10.1.5.
“Retained Group Member”: means each of the Seller and any Subsidiary from time to time of the Seller, but, for the avoidance of doubt, excluding all Acquired Group Members.
“Retained Group Senior Employee”: means any employee of the Retained Group with the title of [**] or any [**] to any such [**] (including those with the title [**] or [**] or any employee [**] of [**]) or to whom any such [**] directly reports.
“Review Period”: has the meaning given in paragraph 1.1 of Schedule 7, Part 1.
“Sale Shares”: means 9,040,733 Class A Shares, 25 Class B Shares and 537,000 Class C Shares, comprising the entire issued share capital of the Company, other than the Series D Shares.
“Sanctioned Person”: has the meaning given in paragraph 16.14 of Schedule 4.
“Sanctions Authorities”: has the meaning given in paragraph 16.14 of Schedule 4.
“Sanctions”: has the meaning given in paragraph 16.14 of Schedule 4.
“Sanctions Authority”: has the meaning given in paragraph 16.14 of Schedule 4.
“Sanctions List”: has the meaning given in paragraph 16.14 of Schedule 4.
“Seller”: has the meaning given in the preamble.
“Seller Confidential Information”: has the meaning given in clause 13.3.1.

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“Seller Conditions”: means those Conditions set out in Schedule 2 that are designated as “Seller Conditions.”
“Seller Deal Team”: means the following individuals [**], [**], [**], [**], [**], [**]and [**].
“Seller’s Nominated Account”: means the Seller’s bank account, the details of which have been provided under separate cover and which may be updated from time to time by formal written notice from Seller to Purchaser.
“[**] Payment”: means the amount required to be paid at Completion with respect to the [**] of all outstanding [**].
“[**]”: means the [**] of the Company that are outstanding immediately prior to the Completion.
“Single Employer Plan”: has the meaning given in paragraph 23.4 of Schedule 4.
“Software”: means, in any form or format, any and all (i) computer programs and software of any kind, including applications, mobile apps, libraries, tools, scripts, middleware, firmware, application programming interfaces (APIs), user interfaces and other interfaces, assemblers, compilers, utilities, and any and all software implementations of algorithms, processes, models and methodologies, in each case whether in source code, interpreted code, object code or executable code, (ii) databases and compilations and collections of data, whether machine readable or otherwise, (iii) descriptions, flow charts and other work product used to design, plan, organize and develop any of the foregoing, and (iv) all programmer and user documentation, including user manuals and training materials, related to any of the foregoing.
“Straddle Period”: has the meaning given in paragraph 1.1 of the Tax Covenant.
“Subsidiary”: means with respect to any Person, any other Person of which at least 50% of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such first Person, and with respect to Company, “Subsidiary” shall be deemed to include BRITUSWIP.
“Target Working Capital”: means $[**].
“Tax”: has the meaning given in paragraph 1.1 of the Tax Covenant.
“Tax Authority”: has the meaning given in paragraph 1.1 of the Tax Covenant.
“Tax Claim”: has the meaning given in paragraph 1.1 of the Tax Covenant.
“Tax Company Group”: has the meaning given in paragraph 1.1 of the Tax Covenant.

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“Tax Company Group Member”: has the meaning given in paragraph 1.1 of the Tax Covenant.
“Tax Covenant”: means the tax covenant set out in Schedule 8.
“Tax Covenant Claims”: has the meaning given in clause 10.1.3.
“Tax Law”: has the meaning given in paragraph 1.1 of the Tax Covenant.
“Tax Refund”: has the meaning given in paragraph 10 of the Tax Covenant.
“Tax Return”: has the meaning given in paragraph 1.1 of the Tax Covenant.
“Tax Warranty Claim”: means any claim that may be made against the Warranty Insurance Policy in respect of a breach of the warranty in paragraph 27 of Schedule 4.
“Terminated Employee”: has the meaning given in paragraph 4.2 of Schedule 5, Part 1.
“Territory”: means the United States and its territories and possessions.
“Third Party”: means any Person other than the Seller, the Purchaser and their respective Affiliates and permitted successors and assigns.
“Transaction”: means the transaction contemplated by this Agreement or any part of that transaction.
“Transaction Documents”: means this Agreement and all other documents to be entered into pursuant to or in connection with it, and all exhibits, attachments and schedules thereto, including but not limited to the Disclosure Letter (each a “Transaction Document”).
“Transaction Expenses”: means, to the extent not paid prior to Completion, all fees and expenses incurred by the Acquired Group or Seller at or prior to Completion in connection with the preparation, negotiation and execution of this Agreement and the performance and consummation of the transactions contemplated hereby and thereby, including without limitation (i) to the extent not paid prior to Completion, the fees and expenses of Piper Sandler Companies, Gibson, Dunn & Crutcher LLP and Ernst & Young, in each case, incurred pursuant to the transaction contemplated hereby, (ii) Seller’s share of any [**] described in clause [**], (iii) Seller’s [**]% share of the [**] of the [**] (solely with respect to the [**] and not any [**]) that is in excess of $[**] (or [**]% of the [**] of such [**]) (and solely to such extent) and based on a $[**] limit with respect to such [**] and (iv) payments pursuant to the [**] and [**] (as set forth in the Disclosure Letter) with respect to the [**] listed on Annex A hereto (the [**]), which payments are to be paid at Completion, including the [**] portion of any [**] associated therewith; provided, that the Purchaser shall promptly remit to Seller the amount of any [**] that is not ultimately payable under such [**] and [**] if such [**] is not [**] and paid to such [**] in accordance with the terms of such [**] and [**].

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“Transfer Taxes”: has the meaning given in clause 19.2.
“Transferring Employee”: has the meaning given in this clause 1.1.
“Transitional Services Agreement”: means the agreement, in substantially the form attached hereto, the schedules to which are to be mutually agreed to by the parties (each acting reasonably) during the Interim Period (to the extent not already agreed upon in the form attached hereto), to be entered to between the Seller and the Company at Completion pursuant to which (i) the Retained Group agrees to provide certain services to the Acquired Group and (ii) the Acquired Group agrees to provide certain services to the Retained Group, in each case, after Completion and on a transitional basis, and identifying employees of the Retained Group whose services will be made available to Purchaser.
“US GAAP”: has the meaning given in paragraph 1.1 of Schedule 7, Part 1.
“Valid Claim”: means either:
i.a claim of an issued and unexpired patent which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal and that is not admitted to be invalid or unenforceable through reissue, disclaimer or otherwise (i.e.,
i.only to the extent the subject matter is disclaimed or is sought to be deleted or amended through reissue), or
ii.a claim of a pending patent application that has not been abandoned, finally rejected or expired without the possibility of appeal or refiling.
“Warranty” or “Warranties”: means the representations made and the warranties given by the Seller pursuant to clause 9 and set out in Schedule 4.
“Warranty Insurance Policy”: means the warranty and indemnity liability insurance policy to be purchased by the Purchaser to be bound on the date of this Agreement and effective as of Completion in favor of the Purchaser and relating to the Warranties and the Fundamental Warranties to the extent covered by such policy in accordance with its terms and conditions as they exist at Completion.
“Working Capital”: has the meaning given in paragraph 1.1 of Schedule 7, Part 1.
a.Clause, Schedule and paragraph headings shall not affect the interpretation of this Agreement.
b.References to clauses and Schedules are to the clauses of and Schedules to this Agreement and references to paragraphs are to paragraphs of the relevant Schedule.

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c.The Schedules form part of this Agreement and shall have effect as if set out in full in the body of this Agreement. Any reference to this Agreement includes the Schedules. Any reference to a Schedule includes all annexes, exhibits and similar attachments to such Schedule.
d.A reference to this Agreement or to any Transaction Document is a reference to this Agreement or the relevant Transaction Document as varied or novated (in each case, other than in breach of the provisions of this Agreement) in accordance with its terms from time to time.
e.Unless the context otherwise requires:
i.words in the singular shall include the plural and the plural shall include the singular; and
ii.a reference to one gender shall include a reference to the other genders.
f.A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality).
g.This Agreement shall be binding on and inure to the benefit of, the parties to this Agreement and their respective successors and permitted assigns, and references to a party shall include that party’s successors and permitted assigns.
h.A reference to a company shall include any company, corporation or other body corporate, wherever and however incorporated or established.
a.Unless otherwise expressly provided otherwise in this Agreement, a reference to writing or written includes email.
b.Any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms. The terms including and include shall be deemed (whether or not specifically referenced) to also include “without limitation.”
c.References to a document in agreed form are to that document in the form agreed by the parties and initialed by them or on their behalf for identification on or prior to the date of this Agreement.
d.Unless the context otherwise requires, “control” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise.
e.Unless the context requires otherwise, a reference to any statute or statutory provision includes:

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i.such provision as amended, extended, consolidated or reenacted from time to time on or before or the date of agreement;
ii.any previous statute or statutory provision which it has superseded or reenacted (with or without modification); and
iii.all rules and regulations made from time to time under that statute or statutory provision and which are in force at the date of this Agreement.
1.Conditions precedent
a.Completion is subject to and conditional upon the Conditions being satisfied (or waived in accordance with clause 2.9) on or before the Longstop Date.
b.Subject to clause 2.5, if the Conditions have not been satisfied or waived on or before the Longstop Date, this Agreement shall automatically terminate and cease to have effect from that date, except for the provisions referred to in clause 2.4.
c.Subject to clause 2.4 and clause 2.5, this Agreement may be terminated by mutual written consent of the parties, or by:
i.the Seller (i) upon [**] Business Day’s written notice to the Purchaser, if at any time prior to the Longstop Date it becomes apparent that satisfaction of any Seller Condition or any Competition Condition by the Longstop Date cannot reasonably be satisfied, unless such failure shall be due to the failure of the Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Completion; provided, that the parties shall confer in good faith to satisfy any such condition prior to termination, or (ii) if Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Purchaser pursuant to this Agreement that would give rise to the failure of any Seller Condition, or any Competition Condition and such breach, inaccuracy or failure has not been cured by Purchaser within thirty days of Purchaser’s receipt of written notice of such breach from Seller.
ii.the Purchaser (i) upon [**] Business Day’s written notice to the Seller if at any time prior to the Longstop Date it becomes apparent that satisfaction of any Purchaser Condition or any Competition Condition by the Longstop Date cannot reasonably be satisfied, unless such failure shall be due to the failure of Purchaser to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Completion; provided, that the parties shall confer in good faith to satisfy any such condition prior to termination, (ii) if Purchaser is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or

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agreement made by Seller pursuant to this Agreement that would give rise to the failure of any Purchaser Condition, or any Competition Condition and such breach, inaccuracy or failure has not been cured by Seller within thirty days of the Seller’s receipt of written notice of such breach from Purchaser.
d.If this Agreement is terminated pursuant to clause 2.2 or clause 2.3, the following clauses shall continue in force:
i.clause 1 (Interpretation);
ii.clause 2.2 to clause 2.5 (inclusive) (Conditions);
iii.clause 10 and Schedule 6 (Limitations on Claims);
iv.clause 13 (Confidentiality);
v.clause 14 (Announcements);
vi.clause 17 (Entire agreement);
vii.clause 18 (Amendment and waiver);
viii.clause 19 (Costs);
ix.clause 20 (Notices); and
x.clause 28 (Governing law and jurisdiction).
e.The termination of this Agreement pursuant to clause 2.2 or clause 2.3 shall not affect any rights, remedies, obligations or liabilities of the parties that have accrued up to the date of termination, including the right to claim damages in respect of any breach of the Agreement which existed at or before that date.
f.The parties shall use all commercially reasonable efforts to procure that the Competition Conditions are satisfied as soon as practicable and, in any event, no later than the Longstop Date and shall (subject to applicable Laws):
i.make any notification or filing required by any relevant Competition Authority in connection with the Transaction, as soon as reasonably practicable following the date of this Agreement, except with respect to the Purchaser’s and Seller’s filings under the HartScottRodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), which shall be filed as promptly as practical, but in no event later than [**] Business Days following the date of this Agreement, with the parties to share equally the cost of any filing fees that might be required, and each party to bear its own expenses in connection with the preparation of any filings that might be required;

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ii.keep each other promptly informed concerning all communications received from and made with any Competition Authority in connection with any such notification or filing;
iii.provide each other with copies of all correspondence received from any relevant Competition Authority with respect to any such notification or filing;
iv.coordinate with each other concerning the completion of Items 2(a), 2(c), 3, 4(c), 4(d), and 7 of the “HSR Act Premerger Notification and Report Form For Certain Mergers And Acquisitions”;
v.notify each other of any material communications (including meetings and telephone calls) with any relevant Competition Authority and, at the other party’s request, permit the other party and its advisers to attend and make oral submissions at or on such meetings and telephone calls (for the avoidance of doubt, any communication discussing timing of any applicable waiting periods, closing, or remedies are material for purposes of this paragraph); and
vi.promptly provide each other with a copy of any decision of any relevant Competition Authority pertaining to the Transaction.
g.The Purchaser agrees to use [**] to give all undertakings or commitments to, or agree to any settlement or consent order or similar arrangement with, any relevant Competition Authority for the purposes of satisfying any of the Competition Conditions and any other Governmental Entity, if any, legally required for the consummation of the transactions contemplated by this Agreement, as soon as reasonably practicable after the date of this Agreement (in particular, as may be necessary or advisable in an effort to avoid the initiation of any litigation that would have the effect of delaying or preventing the consummation of the Transaction) including any undertaking, commitment or agreement to:
i.restructure, hold separate, divest, sell or otherwise dispose of any assets or any business carried on by the Acquired Group;
ii.enter into agreements which restrict the ability of the Business to carry on its business in the Territory; and/or
iii.enter into, modify or terminate any undertaking or commercial agreement (including but not limited to a license) in relation to the Business; provided, that Purchaser shall not be required to [**] any such [**], [**] or [**] with respect to the following [**]: [**], [**] or [**], in which case Purchaser shall be entitled to terminate this Agreement in its sole discretion pursuant to clause 2.3.2; provided further, that the [**] (as used in this Section 2.7) of the Purchaser that are required for the purposes of satisfying any of the Competition Conditions and any other Governmental Entity shall include agreeing to modify the [**] of [**] to be delivered pursuant to [**].

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h.The Purchaser shall not, without the prior written consent of the Seller, offer, accept or agree to any undertaking, condition, commitment, modification, settlement, consent order or similar arrangement to, from or with any Competition Authority which (i) amends, varies or modifies the terms of this Agreement in such a way as to adversely affect the value to the Seller of the Transaction, or (ii) is not conditioned on the Completion of the Transaction.
i.The Purchaser may, provided it is legally entitled to do so, waive any of the Purchaser Conditions and Competition Conditions by notice in writing to the Seller. The Seller may, provided it is legally entitled to do so, waive any of the Seller Conditions and Competition Conditions by notice in writing to the Purchaser.
2.Sale and purchase
a.On the terms of this Agreement and subject to the Conditions, with effect from Completion:
i.the Seller shall sell the Sale Shares free from Encumbrances together with all rights that attach (or may in the future attach) to the Sale Shares including, in particular, the right to receive all dividends and distributions declared, made or paid on or after the Completion Date; and
ii.the Purchaser shall purchase and accept the Sale Shares.
3.Purchase price
a.The Purchase Price is the sum of $300 million:
i.[**] an amount equal to the [**];
ii.[**] an amount equal to the [**];
iii.[**] an amount equal to the [**];
iv.[**] an amount equal to the [**];
v.[**] the amount by which the [**] the [**], or [**] the amount by which the [**] is [**] than the [**];
vi.[**] an amount equal to the [**], if and when [**].
b.The Purchaser shall pay the Completion Payment to the Seller in cash upon Completion on account of the Purchase Price, in accordance with clause 21.
c.The Purchaser shall pay on behalf of the Seller the [**] of the Acquired Group to be paid at Completion and the [**], by wire transfer of immediately available funds to the accounts and in the amounts specified on the [**].

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d.The Purchaser shall pay on behalf of the Seller the [**] unpaid at Completion, by wire transfer of immediately available funds to the accounts and in the amounts specified on the [**].
e.The Purchase Price shall be deemed for tax purposes only, and not for any other purposes, including any postCompletion adjustments to the Purchase Price, to be reduced by the amount of any payment made by Seller to the Purchaser for each and any claim under clauses [**] through [**] of Schedule [**].
f.The Seller shall be entitled to receive from Purchaser after Completion the following additional contingent payments (such additional payments if paid, the “Milestone Payments”) in accordance with the following corresponding milestone events, subject to the terms and conditions of this Clause 4.6:

Milestone Event	Payment
(i) [**] for [**] by the [**] of [**] at any time	$[**] million
(ii) [**] by the [**] of [**] in the [**] at any time	$[**] million
(iii) [**] by the [**] of [**] in the [**]
$[**] million [**] payment, which shall be [**] by $[**] million for each additional [**] of [**] beyond [**] (prorated for [**]); provided, that such milestone payment shall be $[**] on or after [**].

(iv) Upon [**] of [**] in the [**] at any time	$[**] million
(v) In the event that the [**] of [**] does not occur [**] to [**], then upon the achievement of $[**] million in [**] of [**] in the [**] during the [**] calendar year, or in the event that the [**] of [**] occurs [**] to [**], then upon the achievement of $[**] million in [**] of [**] and [**], collectively, during the [**] calendar year

$[**] million
(vi) Upon the achievement of $[**] million in [**] of [**] and [**], collectively, in the [**] during the [**] calendar year	$[**] million
(vii) Upon the achievement of $[**] million in [**] of all [**] whether [**] or [**] of the [**] ([**]), collectively, during the [**] calendar year	$[**] million

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i.The Milestone Payments (if any) are intended to be treated as [**] price eligible for [**] under Code § [**] and any corresponding provisions of state, local, or nonU.S. law. If any Milestone Payment is actually paid by Purchaser, interest may be imputed on such amount, as required by Code § [**] and the Treasury Regulations thereunder applying Code § [**]. Each Milestone Payment is to be paid only once during the term of this Agreement, and after such payment has been made once, Purchaser shall have no further obligation to make any payment with respect to such milestone even if such milestone is achieved multiple times for multiple products.
ii.The Milestone Payments (if any) shall be paid by the Purchaser to the Seller:
a.with respect to milestones (i) through (iv), within [**] Business Days of achievement of each such milestone;
b.with respect to milestones (v) through (vii), upon the first to occur of: (A) [**] calendar days following approval by the [**] of Purchaser of the [**] for the applicable [**] in which such milestone was achieved or (B) [**] of the year immediately following the year in which such milestone was achieved.
1.Estimates Statement
At least five (5) Business Days before the Completion Date, the Seller shall prepare and deliver to the Purchaser a draft of the Completion Indebtedness Certificate and the Completion Transaction Expenses Certificate and a written notice setting out its good faith estimates of the amount of the Estimated Cash and Estimated Working Capital, in each case, assuming completion of the Restructuring, and the resulting calculation of the Completion Payment (the “Estimates Statement”). The Estimates Statement shall be accompanied by, and derived from, an estimated statement of the financial position of the Acquired Group as at the Effective Time, assuming completion of the Restructuring, prepared on the basis set out in paragraph 4 of Schedule 7.

2.Completion Accounts and the Adjustment of the Completion Payment
a.The parties shall procure that the Completion Accounts and the Adjusted Completion Payment Statement are prepared and agreed or determined (as the case may be) in accordance with Schedule 7.
b.The following payments shall be made on or before the Adjustment Date:
i.if the amount of the Completion Payment is less than the Adjusted Completion Payment as set out in the Adjusted Completion Payment Statement, the Purchaser shall pay to the Seller an amount equal to the shortfall in accordance with clause 21; or

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ii.if the amount of the Completion Payment exceeds the Adjusted Completion Payment as set out in the Adjusted Completion Payment Statement, the Seller shall pay to the Purchaser an amount equal to the excess in accordance with clause 21.
3.Conduct prior to and following Completion
a.The Seller shall comply with its obligations set out in Part 1 of Schedule 5 with respect to the Interim Period.
b.The Seller shall comply with its obligations set out in Part 2 of Schedule 5 with respect to the period following Completion.
c.The Purchaser and the Seller shall comply with their obligations set out in Part 3 of Schedule 5 from the date of this Agreement.
d.The Seller acknowledges that the undertakings given by it in Parts 2 and 3 of Schedule 5 are fair and reasonable; are integral to the terms on which the Purchaser has agreed to purchase the Sale Shares and are necessary for the implementation of the purchase; and that each of them is to be construed and take effect independently of the others as a separate undertaking by the Seller in relation to itself and its interests and shall be enforceable by the Purchaser and, after Completion, the Acquired Group separately and independently of any right to enforce any one or more of the other undertakings contained in those paragraphs.
e.The undertakings given by each of the Purchaser and the Seller in Parts 2 and 3 of Schedule 5 are intended for the benefit of, and shall be enforceable by the Seller, on the one hand, and each of the Purchaser and, after Completion, the Acquired Group, on the other hand, and shall apply to actions carried out by each of the Purchaser and, after Completion, the Acquired Group or the Seller, as applicable, in any capacity (including as shareholder, partner, director, principal, consultant, officer, agent or otherwise) and whether directly or indirectly, on such party’s ow n behalf or on behalf of, or jointly with, any other person.
f.If a breach of Parts 2 or 3 of Schedule 5 occurs, the parties agree that damages alone are likely not to be sufficient compensation and that injunctive relief is reasonable and is likely to be essential to safeguard the interests of each of the Purchaser and, after Completion, the Acquired Group (in the case of a breach by the Seller), on the one hand, or of the Seller and that injunctive relief (in addition to any other equitable remedies) may (subject to the discretion of the courts) be obtained.
g.In the Interim Period, the Seller shall promptly notify the Purchaser upon becoming aware of any matter which would constitute a material breach of a Warranty made by Seller if that Warranty is required to be true and correct as of Completion.
4.Completion

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a.Completion shall take place on the Completion Date at the offices of the Purchaser’s Lawyers (or at any other place agreed in writing by the parties).
b.In this Agreement, “Completion Date” means a date and time to be mutually agreed in writing by the parties to occur not later than the second Business Day after all the Conditions have been satisfied or waived. Completion shall be deemed effective as of 12:01 a.m. ET, on such date.
c.At Completion:
i.the Seller shall:
a.deliver (or cause to be delivered) to the Purchaser the documents and evidence set out in paragraph 1 of Schedule 3; and
b.procure that a board meeting of the Company and the Seller is held at which the matters set out in paragraph 2.1 of Schedule 3 are carried out or deliver written evidence of authorization and approval of the matters set out in paragraph 2.1 of Schedule 3;
ii.the Purchaser shall:
c.deliver (or cause to be delivered) to the Seller the documents and evidence set out in paragraph 3 of Schedule 3; and
d.pay the requisite payments in accordance with clauses 4.2, 4.3 and 4.4.
5.Seller’s warranties
a.The Seller warrants to the Purchaser that:
i.each Fundamental Warranty is true and accurate on the date of this Agreement and on the Completion Date;
ii.except as Disclosed in the Disclosure Letter, each Warranty other than the Fundamental Warranties is true and accurate on the date of this Agreement and is true and complete on the Completion Date (and in such case references to “the date of this Agreement” shall be deemed to read “the Completion Date”), except for such Warranties that are made of a certain date, in which case such warranties shall continue to be true and accurate as of such date; and
iii.delivered to the Purchaser concurrently with the execution of this Agreement is the Data Room USB, which contains true, correct and complete copies of all documents that are in the Data Room as of one Business Day prior to the date of this Agreement.

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b.The Seller agrees that the supply of any information by or on behalf of the Acquired Group or any of its employees, Directors, agents or officers or any member of the Seller Deal Team (together, “Officers”) to the Seller or its advisers in connection with the Warranties, the Disclosure Letter, the Data Room, or otherwise shall not constitute a warranty, representation or guarantee as to the accuracy of such information in favor of the Seller. The Seller unconditionally and irrevocably waives all and any rights and claims that it may have against any of the Acquired Group or the Officers on whom the Seller has, or may have, relied in connection with the preparation of the Disclosure Letter, or agreeing the terms of this Agreement, and further undertakes to the Purchaser, the Acquired Group and the Officers not to make, transfer or assign any such claims.
c.Each of the Warranties is separate and is not limited by reference to any other Warranty.
d.Where a Warranty is qualified by the expression “so far as the Seller is aware” or any similar expression, that expression shall be deemed to refer to the actual knowledge of the Seller Deal Team only, after due inquiry of those employees and consultants and other persons who reasonably would be expected to have knowledge as to the relevant matter.
e.For purposes of calculating damages with respect to the related Fundamental Warranty Claim, the Fundamental Warranties in this Agreement shall be read without regard to any limitation as to materiality or Material Adverse Effect contained therein.
6.Limitations on claims; Bringing of claims
a.Subject to the limitations set forth in Schedule 6, Purchaser may bring any claims it may have against Seller solely with respect to, and without duplication of recovery:
i.Fundamental Warranty Claims;
i.claims arising out of: a fact, event or condition resulting in a breach of a Business Warranty that occurred prior to the date of this Agreement but is not discovered until the period from and after the execution of this Agreement and prior to Completion or such a breach that occurs during such period (“Interim Period Warranty Claims”);
ii.payments required to be made by the Seller to the Purchaser pursuant to paragraph [**] of Schedule [**] (“[**]”);
iii.claims arising out of the [**], [**] and [**] of the [**], [**], including liabilities relating to the [**]. The [**] shall exclude any claim for which recovery may be sought under a specific Business Warranty or Tax Warranty Claim pursuant to the Warranty Insurance Policy, in each case, which is [**] the [**] of a [**], without regard to any [**] thereof or any subsequent amendments to the [**];
iv.claims arising out of (collectively, referred to herein as “Retained Group Claims”):

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a.the assets, liabilities and operation of the Company Group and its businesses prior to Completion, and including the Benefit Plans, but excluding the [**] (other than obligations of the Purchaser set out in paragraph 4.2 of Part 1 and paragraph 3 of Part 2 of Schedule 5);
b.the assets and liabilities of any Retained Group Member that have been or were supposed to have been transferred from any Acquired Group Member to any Retained Group Member in connection with the Restructuring, including all liabilities relating to the Retained Employees; and
c.the assets, liabilities and operation of the Retained Group (and its businesses) after Completion;
v.claims arising from Fraud or criminal activity, on the part of the Seller, a Retained Group Member, or an Acquired Group Member prior to Completion (“Fraud Claims”);
vi.claims for breach or nonfulfillment of any covenant, agreement or obligation to be performed pursuant to clause [**] of the Agreement and paragraphs [**], [**], [**], [**], [**], [**], [**], [**] and [**] (solely with respect to clause (ii)) of Part [**] of Schedule 5 and Section [**] of Part [**] of Schedule 5 (“Core Covenant Claims”); or
vii.claims for [**] or [**] of any [**], [**] or [**] to be performed pursuant to this Agreement, other than [**], [**] and the [**] (“Covenant Claims”).
a.Seller and Purchaser acknowledge that failure to abide by the covenants set forth in this Agreement or otherwise comply with its terms may cause irreparable harm for which damages at law may not be an adequate remedy. Nothing in this Agreement, including without limitation clause 10.2 or Schedule 6, shall operate to prevent, exclude or limit the right of either Seller or Purchaser to obtain specific enforcement of this Agreement, without the necessity for posting bond, by a court of competent jurisdiction in addition to any and all other remedies available at law or in equity.
1.Purchaser’s Warranties and Warranty Insurance Policy
a.The Purchaser warrants to the Seller that as at the date hereof and at Completion:
i.it (and, where a party, each of its Affiliates) has (or will at Completion have) all requisite power and authority to enter into, deliver and perform this Agreement and any other Transaction Documents to which the Purchaser (and/or any of its Affiliates, as the case may be) is a party;
ii.this Agreement and any other Transaction Documents to which the Purchaser and/or any of its Affiliates is a party shall, upon execution, constitute valid,

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legal and binding obligations of the Purchaser (and/or its relevant Affiliate, as the case may be) in accordance with their terms;
iii.the execution, delivery and performance by the Purchaser (and, where a party, each of its Affiliates) of this Agreement and any other Transaction Documents to which it (and/or any of its Affiliates, as the case may be) is a party shall not result in:
a.a breach of any provision of the Purchaser’s (and/or its relevant Affiliates, as the case may be) articles of association or other constitutional documents;
b.a material breach of, or constitute a material default under, any agreement or instrument to which the Purchaser (and/or its relevant Affiliate, as the case may be) is a party or by which it is otherwise bound; or
c.a breach of any order, judgment or decree of any court, governmental agency or regulatory body to which the Purchaser (and/or its relevant Affiliate, as the case may be) is subject or by which it is bound;
iv.Except as required under the HSR Act, neither it nor any of its Affiliates is required to obtain any consent or approval of, or give any notice to or make any registration with, or wait for any waiting period to expire or be terminated by, any Governmental Entity or any Third Party which has not been obtained or made, or which has not expired or been terminated, at the date of this Agreement both on an unconditional basis and on a basis which cannot be revoked (except pursuant to any legal or regulatory entitlement to revoke the same other than by reason of any misrepresentation or misstatement);
v.the Purchaser has and will at Completion have sufficient funds to satisfy the Completion Payment and all other payments required to be made by or procured by the Purchaser under this Agreement and to perform its other obligations with respect to the Transaction; and
vi.The Purchaser has no actual knowledge that the monies used to fund any amounts payable by the Purchaser under the terms of this Agreement have been or will be derived from any activities, including but not limited to, money laundering, which are illegal in the jurisdiction of the Purchaser’s incorporation.
b.Prior to Completion, the Purchaser shall do all things that are reasonably required in respect of obtaining the Warranty Insurance Policy, including the execution of any no claims declaration required thereunder.
c.Notwithstanding any provision to the contrary in this Agreement, the Purchaser:

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i.warrants to the Seller that, as at the date of this Agreement, the Purchaser has obtained and shall thereafter continue to maintain the Warranty Insurance Policy in accordance with Schedule 6; and
ii.acknowledges that the Seller has entered into this Agreement in reliance on the fact that the Purchaser has obtained the Warranty Insurance Policy.
d.The Purchaser will ensure that the terms of the Warranty Insurance Policy are not amended or varied without the prior written consent of the Seller. The Purchaser agrees that it shall (i) enforce, at the request and on behalf of the Seller, the provisions of Section 8: Subrogation of the Warranty Insurance Policy, (ii) not novate, or otherwise assign its rights under, the Warranty Insurance Policy (or do anything which has similar effect), other than in the event of a change of control of Purchaser, the Company, or a sale, disposition or transfer of all or substantially all of the assets relating to the Products; or (iii) not terminate the Warranty Insurance Policy or take any action which directly causes any right under the Warranty Insurance Policy not to have full force and effect.
e.The Purchaser is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Acquired Group and the transactions contemplated hereby, which investigation, review and analysis were conducted by the Purchaser together with expert advisors, including legal counsel, that it has engaged for such purpose. Neither the Seller nor any of its Affiliates or representatives has made any representation or warranty, express or implied, as to the accuracy or completeness of any information concerning the Acquired Group contained herein or made available in connection with the Purchaser’s investigation of the Acquired Group, except as expressly set forth in this Agreement (including with respect to Fraud), and the Seller and its Affiliates and representatives expressly disclaim any and all liability that may be based on such information or errors therein or omissions therefrom, except as expressly set forth in this Agreement (including with respect to Fraud). The Purchaser has not relied and is not relying on any statement, representation or warranty, oral or written, express or implied, made by the Seller or any its Affiliates or representatives, except as expressly set forth in this Agreement. None of the Seller or any of its Affiliates or representatives shall have or be subject to any liability to the Purchaser or any other Person resulting from the distribution to the Purchaser, or the Purchaser’s use of, any information, documents or materials made available to the Purchaser, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of, or in connection with, the transactions contemplated by this Agreement, except as expressly set forth in this Agreement (including with respect to Fraud); provided, that in seeking to establish a breach of this Agreement or support any claim Purchaser may have under this Agreement (other than with respect to Fraud), the Purchaser shall not be precluded from referencing documents or information contained in the Data Room that are related to establishing any such breach. None of the Seller or any of its Affiliates or representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Acquired Group, except as set forth in this

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Agreement. The Purchaser acknowledges that there are inherent uncertainties in attempting to make such estimates, projections and forecasts and that it takes full responsibility for making its own evaluation of the adequacy and accuracy of any such estimates, projections or forecasts (including the reasonableness of the assumptions underlying any such estimates, projections and forecasts).
2.Tax Covenant
The provisions of Schedule 8 apply in this Agreement in relation to Tax.

3.Confidentiality
a.The Seller undertakes to the Purchaser that it shall (and shall procure that each Retained Group Member and each individual who is part of the Seller Deal Team shall) keep confidential the terms of this Agreement.
b.The Seller undertakes to the Purchaser that it shall (and shall procure that each Retained Group Member and each individual who is part of the Seller Deal Team shall) with effect from Completion:
i.keep confidential the terms of this Agreement and all confidential information, or trade secrets in its possession concerning the Business, affairs, customers or suppliers of the Acquired Group and any confidential information in its possession concerning the Business, affairs, customers or suppliers of the Purchaser or its Affiliates (the “Company Confidential Information”);
ii.provide all of the Company Confidential Information to the Purchaser and destroy any copies of such information (subject to clause 13.5.3) and in any event not disclose such information to any person, except (i) as expressly permitted by this clause 13, (ii) as required under applicable Law or (iii) as required under the Seller’s document retention policy; and
iii.not make any use of the Company Confidential Information other than to the extent reasonably necessary for the purpose of exercising or performing its rights and obligations under this Agreement.
c.The Purchaser undertakes to the Seller that it shall (and shall procure that each other member of the Purchaser’s Group (including, from Completion, each Acquired Group Member and each individual who is part of the Purchaser Deal Team) shall):
i.keep confidential the terms of this Agreement and all confidential information, or trade secrets in its possession concerning the business, affairs, customers, or suppliers of the Seller or any other Retained Group Member (the “Seller Confidential Information”);

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ii.not disclose any of the Seller Confidential Information to any person, except as expressly permitted by this clause 13; and
iii.not make any use of the Seller Confidential Information other than to the extent strictly necessary for the purpose of exercising or performing its rights and obligations under this Agreement.
d.Notwithstanding any other provision of this Agreement, neither party shall be obliged to keep confidential, destroy, or to restrict its use of any information that:
i.is or becomes generally available to the public (other than as a result of its disclosure in breach of this Agreement); or
ii.was, is or becomes available to a party on a nonconfidential basis from a person who to the receiving party’s knowledge is not bound by a confidentiality agreement with the other party, or otherwise prohibited from disclosing the information to the receiving party.
e.Either party may disclose information that it is otherwise required to keep confidential under this clause 13:
i.to any of its employees, officers, consultants, representatives or advisers (or those of any member of its Group) who need to know such information for the purpose of advising on this Agreement or facilitating the Transaction, provided that the party making the disclosure informs the recipient of the confidential nature of the information before disclosure, and procures that the recipients shall, in relation to any information disclosed to them, comply with the obligations set out in this clause 13 as if they were that party. The party making a disclosure under this clause 13.5.1 shall, at all times, be liable for the failure of its recipients to comply with the obligations set out in this clause 13;
ii.to confirm that Completion has taken place, but without otherwise revealing any other terms of the Transaction or making any other announcement;
iii.to the extent that the disclosure is required, or in respect of the Seller’s obligations in clause 13.2, it shall not be required to destroy any information that it is required to retain:
d.by the laws of any jurisdiction to which that party is subject;
e.by an order of any court of competent jurisdiction, or any regulatory, judicial, governmental or similar body, or any Tax Authority or securities exchange of competent jurisdiction;
f.to make any filing with, or obtain any authorization from, a regulatory, governmental or similar body, or any Tax Authority or securities exchange of competent jurisdiction; or

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g.to protect that party’s interest in any legal proceedings or to enforce its rights under this Agreement;
provided that in respect of any required disclosure each case (and to the extent it is legally permitted to do so) the party making the disclosure uses commercially reasonable efforts to give the other party as much notice of such disclosure as possible and, where notice of disclosure is not prohibited and is given in accordance with this clause, it takes into account the reasonable requests of the other party in relation to the content of the requisite disclosure; or

iv.with the prior consent in writing of the other party.
f.Seller may disclose information that it is otherwise required to keep confidential under this clause 13 that is related to this Agreement or its performance to its shareholders so long as such shareholders are party to an agreement with Seller providing (i) that such shareholder maintains the confidentiality of the Company Confidential Information, and (ii) that such shareholder does not use the information for personal financial gain other than with respect to investments in Seller or any Retained Group Member.
4.Announcements
a.Subject to clause 14.2 and clause 14.3, neither party shall make or permit any person to make any public announcement, communication or circular concerning this Agreement or the Transaction (an “announcement”) without the prior written consent of the other party. For the sake of clarity, once a fact or set of facts has been publicly disclosed concerning this Agreement or the Transaction, there is no obligation to seek additional approval to make additional disclosures that include such fact or set of facts.
b.Nothing in clause 14.1 shall prevent either party from making an announcement required by law or any governmental or Regulatory Authority (including any relevant securities exchange), or by a court or other authority of competent jurisdiction provided that (to the extent it is legally permitted to do so) the party required to make the announcement consults with the other party and takes into account their reasonable requests in relation to the content of the relevant announcement before it is made. If either party is required to file this Agreement with any governmental or Regulatory Authority, such party shall use commercially reasonable efforts to seek confidential treatment to the extent permissible in its reasonable judgment, and time permitting will consult with the other party and takes into account their reasonable requests in relation to the content of the request for confidential treatment before it is made.
a.The parties shall issue a press release in agreed form immediately after the date of this Agreement and at Completion.
1.Further assurance

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a.Following Completion, each party shall (insofar as it is able to do so) promptly execute and deliver such documents and perform such acts as are necessary to give full effect to the transfer of the Sale Shares in accordance with this Agreement and to put Purchaser in possession of all assets of the Business as contemplated by the Restructuring for no additional consideration and without any further action being required on the part of Purchaser. In addition, following Completion:
i.Seller shall complete all tasks required to fully implement the Restructuring in all respects in accordance with the description of the Restructuring set forth in Schedule 9, using best efforts to complete such tasks on or before the [**] day after Completion;
ii.Upon Seller’s completion of all tasks required to fully implement the Restructuring in all respects, Seller shall provide to Purchaser a certificate of the Seller certifying to such completion; and
iii.In the event Purchaser disputes that all tasks required to fully implement the Restructuring in all respects have been completed, Purchaser shall provide Seller with written notice of such failure in sufficient detail to permit Seller to cure such failure, and Seller shall promptly take all actions required to cure any such failures.
b.Each party shall provide all assistance that may be reasonably requested by the other party in connection with Purchaser’s acquisition of the Business in accordance with the terms and conditions of the Transitional Services Agreement, including the applicable fees set forth therein.
2.Assignment
a.Except as set forth in clause 16.2, neither party shall assign, transfer, mortgage, charge, declare a trust over or deal in any other manner with any of its rights and obligations under this Agreement except with the prior written consent of the other party.
b.The Purchaser may assign the benefit of any Warranty or any other right which it may have under this Agreement by way of security to a provider of debt finance or to any of its Affiliates, provided that:
i.if such member ceases to be an Affiliate of the Purchaser it will automatically on ceasing to be such a member assign and/or transfer such rights under this Agreement to the Purchaser or another Purchaser Affiliate;
ii.any such assignment shall not increase the cost of performance of this Agreement by the Seller and no assignee shall be entitled to a greater damages or other compensation than that to which the Purchaser would have been entitled had it not assigned the benefit of this Agreement; and

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iii.Each party confirms it is acting on its own behalf and not for the benefit of any other person.
1.Entire agreement
a.This Agreement (together with the other Transaction Documents to which (i) the Seller or Retained Group and (ii) the Purchaser or any of its Affiliates are a party), including the disclosures made in the Disclosure Letter, constitutes the entire agreement between the parties and supersedes and extinguishes all previous discussions, correspondence, negotiations, drafts, agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to their subject matter.
b.The only remedy or remedies available to the Purchaser in respect of any misrepresentation or untrue statement made to it shall be a claim for breach of contract under this Agreement or to obtain specific performance in accordance with Section 10.3.
c.Nothing in this clause 17 shall limit or exclude any liability for or arising out of Fraud or criminal activity.
2.Amendment and waiver
a.No amendment or modification of this Agreement shall be effective unless it is in writing and signed by both parties (or their authorized representatives).
b.A waiver of any right or remedy under this Agreement or by law is only effective if given in writing and signed by the person waiving such right or remedy. Any such waiver shall apply only to the circumstances for which it is given and shall not be deemed a waiver of any subsequent breach or default.
c.A failure or delay by any person to exercise any right or remedy provided under this Agreement or by law shall not constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict any further exercise of that or any other right or remedy.
d.No single or partial exercise of any right or remedy provided under this Agreement or by law shall prevent or restrict the further exercise of that or any other right or remedy.
3.Costs
a.Except as otherwise set forth herein, each party shall pay its own costs and expenses incurred in connection with the Transaction and the negotiation, preparation and execution of this Agreement and the other Transaction Documents.
b.For the avoidance of doubt, all stamp, transfer, registration and other similar Tax, duties and charges (“Transfer Taxes”) attributable to the Restructuring shall be paid solely by the Seller and Transfer Taxes attributable to the sale of the Sale Shares under this Agreement shall be shared equally between the Purchaser and Seller and the Seller’s portion shall be treated as a Transaction Expense. The party customarily responsible under applicable Laws shall file all necessary Tax Returns with respect to Transfer Taxes

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and the nonpreparing party shall cooperate in duly and properly preparing, executing, and filing any certificates or other documents required to be filed in connection with such Transfer Taxes.
1.Notices
a.All communications, notices, instructions and consents provided for herein or in connection herewith are to be made in writing and sent to the address below and are to be (a) given in person, (b) sent by registered or certified mail, return receipt requested, postage prepaid, or (c) sent by a reputable overnight courier service. Any such communication, notice, instruction or consent will be deemed to have been delivered: (i) on receipt if given in person; (ii) three (3) Business Days after it is sent by registered or certified airmail, return receipt requested, postage prepaid within the same country as the recipient’s address or five (5) Business Days after it is sent by registered or certified airmail, return receipt requested, postage prepaid from another country; or (iii) one (1) Business Day after it is sent via a reputable overnight courier service. Notices will be sent:
to the Seller at:

US WorldMeds Partners, LLC
4441 Springdale Road
Louisville, Kentucky 40241
Email: [**]
Attention: [**]

with a copy to:

Gibson, Dunn & Crutcher, LLP
555 Mission Street, Suite 3000
San Francisco, California 941050921
Email: [**]
[**]

and

to the Purchaser at:

Supernus Pharmaceuticals, Inc.
9715 Key West Avenue
Rockville, MD 20850
Attention: Chief Executive Officer

with a copy to:

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Supernus Pharmaceuticals, Inc.
9715 Key West Avenue
Rockville, MD 20850
Attention: VP, Corporate Development

with a copy to:

Saul Ewing Arnstein & Lehr LLP
1919 Pennsylvania Ave., N.W. Suite 550
Washington, DC 20006
Attention: [**]
Email: [**]

A party may change the address to which such notices to it are to be delivered by giving not less than ten (10) Business Days’ notice to the other party.

2.Payments
a.Any payment to be made pursuant to this Agreement by:
i.the Purchaser to the Seller shall be made in cash in United States Dollars to the Seller’s Nominated Account; and
ii.the Seller to the Purchaser shall be made in cash in United States Dollars to the Purchaser’s Nominated Account,
in each case by way of electronic transfer in immediately available funds on or before the due date for payment. Receipt of such sum in such account on or before the due date for payment in accordance with this clause 21.1 shall (to the extent of the sum so received) be a good discharge by the payor of its obligation to make such payment (and the payor shall not be concerned with or responsible for the application or allocation of any such sum).
3.Interest
a.If either party fails to make any payment due to the other party under this Agreement by the due date then the defaulting party shall pay interest on the overdue sum from the due date until payment of the overdue sum, whether before or after judgment.
b.Interest under this clause will accrue each day at [**]% a year above the prime rate of interest reported in The Wall Street Journal in effect on the date such payment was required to be made, but at [**] percent ([**]%) a year for any period when that base rate is below [**] percent ([**]%).
4.Severability

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a.If any provision or partprovision of this Agreement is or becomes invalid, illegal or unenforceable as a matter of law, it shall be deemed deleted, but that shall not affect the validity and enforceability of the rest of this Agreement.
5.Agreement survives Completion
a.This Agreement (other than obligations that have already been fully performed) remains in full force after Completion.
6.Third party rights
a.The Seller’s obligations of confidentiality in clause 13 are assumed for the benefit of the Purchaser and, after Completion the Acquired Group, and the Purchaser and, after Completion the Acquired Group, may rely on and enforce those obligations of the Seller.
b.Except as expressly provided in clauses 7.5, 9.2, and 25.1, this Agreement does not give rise to any rights of any person other than the parties to enforce any term of this Agreement.
c.Notwithstanding clause 9.2, no amendment, modification or termination of this Agreement shall require the consent or approval of any person other than the parties.
7.Counterparts
a.This Agreement may be executed in any number of counterparts, each of which when executed shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.
8.Rights and remedies
a.Except as expressly provided in this Agreement, the rights and remedies provided under this Agreement are in addition to, and not exclusive of, any rights or remedies provided by law.
1.Governing law and jurisdiction
a.This Agreement and any dispute or claim (including noncontractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with the law of Delaware.
b.Each of the parties hereto hereby irrevocably and unconditionally consents to submit any dispute arising under or in connection with this Agreement or any agreement, document or instrument entered into pursuant to this Agreement, to the sole and exclusive jurisdiction of any state or federal courts located in the State of Delaware, and waives any objection to the laying of venue of any such litigation in such courts and agrees not to plead or claim that such litigation brought therein has been brought in any inconvenient forum.

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This Agreement has been entered into on the date stated at the beginning of it.

[Signature pages follow]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in two counterparts by their respective duly authorized representatives as of the date set forth at the beginning of this Agreement.

SIGNED for and on behalf of
US WORLDMEDS PARTNERS, LLC
(on behalf of the Company Group)

Signature:/s/ [**]

Name: [**]

Title: Chief Executive Officer

SIGNED for and on behalf of
SUPERNUS PHARMACEUTICALS, INC.

Signature:/s/ Jack A. Khattar

Name: Jack A. Khattar

Title: Chief Executive Officer

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Schedule 1
Particulars of the Company and the Acquired Group
(as of the date hereof and at Completion, except as expressly noted)

PARTICULARS OF THE COMPANY

Name	USWM Enterprises, LLC
Registration number	5883752
Registered office	1209 Orange St, Wilmington, Delaware, 19801, United States
Issued share capital	9,040,733 Class A Shares 25 Class B Shares 537,000 Class C Shares 364,300 Series D Convertible Preferred Shares
Shareholder(s) and number of Sale Shares to be held immediately prior to Completion	Seller (100% of issued share capital)
Directors	[**]
Auditor	[**] for the fiscal year ended 12/31/18 [**] for the fiscal year ended 12/31/17
Registered Charge(s)	None
MEMBERS OF THE ACQUIRED GROUP

US WorldMeds Holdings, LLC
State/Country of Organization	Delaware
Type of Entity	Limited liability company
Registered Office	1209 Orange Street, Wilmington, Delaware 19801
Issued Capital/Equity	Membership Interests
Shareholders/Members	USWM Enterprises, LLC (100%)
Directors/Managers	[**]
Branch or Permanent Establishment	N/A
Jurisdiction Where Licensed or Qualified to do Business	None
Federal Tax Identification Number	[**]
Schedule 1, Particulars of the Company

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US WorldMeds, LLC
State/Country of Organization	Delaware
Type of Entity	Limited liability company
Registered Office	1209 Orange Street, Wilmington, Delaware 19801
Issued Capital/Equity	Membership Interests
Shareholders/Members	[**]
Directors/Managers	[**]
Branch or Permanent Establishment	N/A
Jurisdiction Where Licensed or Qualified to do Business	Alabama, Arizona, California, Connecticut, Florida, Georgia, Indiana, Kentucky, Louisiana, Massachusetts, Maryland, Michigan, Missouri, New Jersey, New York, North Carolina, North Dakota, Ohio, Pennsylvania, South Carolina, Tennessee, Texas, Virginia
Federal Tax Identification Number	[**]

USWM SPE, LLC
State/Country of Organization	Delaware
Type of Entity	Limited liability company
Registered Office	1209 Orange Street, Wilmington, Delaware 19801
Issued Capital/Equity	Membership Interests
Shareholders/Members	[**]
Directors/Managers	[**]
Branch or Permanent Establishment	N/A
Jurisdiction Where Licensed or Qualified to do Business	None
Federal Tax Identification Number	[**]
Schedule 1, Particulars of the Company

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Solstice Neurosciences, LLC
State/Country of Organization	Delaware
Type of Entity	Limited liability company
Registered Office	1209 Orange Street, Wilmington, Delaware 19801
Issued Capital/Equity	Membership Interests
Shareholders/Members	[**]
Directors/Managers	[**]
Branch or Permanent Establishment	N/A
Jurisdiction Where Licensed or Qualified to do Business	Alabama, California, Florida, Kentucky, Maine, North Carolina, North Dakota, Tennessee, and Utah
Federal Tax Identification Number	[**]

Sloan Pharma SARL (LUX)
State/Country of Organization	Luxembourg
Type of Entity	Private limited liability company
Registered Office	Atrium Business Park, 33 rue du Puits Romain, L8070 Bertrange, GrandDuchy of Luxembourg
Issued Capital/Equity	20,000 Shares
Shareholders/Members	[**]
Directors/Managers	[**]
Branch or Permanent Establishment	Sloan Pharma Sarl, Bertrange, Cham Branch, Steinhauserstrasse 21, 6330 CHAM, Switzerland
Jurisdiction Where Licensed or Qualified to do Business	Luxembourg, Switzerland
Federal Tax Identification Number	[**]
Schedule 1, Particulars of the Company

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BRITUSWIP Limited (UK)
State/Country of Organization	England
Type of Entity	Private company limited by shares
Registered Office	Park View House, 65, London Road, Newbury, Berkshire RG14 1JN
Issued Capital/Equity	70,000 A Shares, 70,000 B Shares
Shareholders/Members	[**]
Directors/Managers	[**]
Branch or Permanent Establishment	N/A
Jurisdiction Where Licensed or Qualified to do Business	England and Wales

Registration Number	9407811
*Continuing postCompletion Director.

Schedule 1, Particulars of the Company

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Schedule 2
Conditions to Completion
1.Purchaser Conditions
“Purchaser Conditions” means:

a.The completion in all material respects of the “Restructuring” in a manner consistent with Schedule 9 (and the documents referenced therein); provided, that to the extent this condition has not been satisfied, Purchaser shall provide Seller with written notice of such failure in sufficient detail to permit Seller to cure such failure, and Completion may not take place until such failure has been cured.
b.If the [**] is payable on or before the Completion Date, such payment shall have been timely paid by Seller on or before such due date.
c.There shall not have occurred during the Interim Period a Material Adverse Effect.
d.Other than the representations and warranties contained in paragraphs 1 (Incorporation, Capacity and Authority) and 2 (Shares in the Company) of Schedule 4, the representations and warranties of the Seller contained in this Agreement and any certificate or other writing delivered pursuant hereto shall be true and correct on and as of the Completion Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except where the failure to be so true and correct would not, individually or in the aggregate, (x) reasonably be expected to have a Material Adverse Effect or (y) result in a claim which is reasonably expected to be in excess of $[**; provided, that with respect to clause (y), the Seller may cure the failure of any such representation or warranty by (i) [**] to [**] at [**] the [**] of any such [**] that is determined to be [**] to the [**] at the time of [**] and (ii) [**] an [**] to an [**] of the [**] of any such [**] that cannot be ascertained at [**], where such [**] shall [**] by the [**] of [**] of the [**] and the [**], which each such [**] using his [**] to [**] to such [**], provided that in the event such [**] to such [**] after using [**], the [**] shall have the right to [**] this [**] in accordance with the provisions of [**] of this Agreement.
e.The representations and warranties contained in paragraphs 1 (Incorporation, Capacity and Authority) and 2 (Shares in the Company) of Schedule 4 and such representations and warranties of the Seller contained in any certificate or other writing delivered pursuant hereto shall be true and correct in all respects.
f.Prior to Completion, Seller shall have delivered to Purchaser an unaudited consolidated balance sheet of the Acquired Group (reflecting the completion of the Restructuring) and the related consolidated statements of operations, member’s equity and cash flows as of and for the yeartodate period ending on the last day of the month most recently
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ended; provided, that if Completion takes place on or before the 23rd of any given month, then the financial statements to be provided pursuant to this paragraph 1.6 shall be for the monthly period preceding the month that most recently ended.
g.Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Completion Date.
h.On or before the Completion, the Seller shall have obtained a “tail” insurance policy to become effective at Completion with a claims period of [**] years following Completion with respect to directors’ and officers’ liability insurance covering each current and former officer and director of each Retained Group Member, each former officer and director of each Acquired Group Member, all other persons covered by the Acquired Group’s directors’ and officers’ liability insurance policy in effect on the date of this Agreement (the “Existing D&O Policy”) for acts or omissions occurring prior to the Effective Time, including in connection with the approval of this Agreement, and the material terms of such insurance policy shall be on terms at least as favorable to the Acquired Group as those of the Acquired Group’s Existing D&O Policy; it being understood that [**] of any of the Seller’s documented outofpocket costs or premiums related to such “tail” insurance policy shall be [**] the [**] to be paid at Completion.
i.On or before the Completion, the Seller shall have obtained “tail” insurance policies covering (i) products liability ([**]) for an [**] with respect to the [**], [**] years with respect to the [**] and [**] years with respect to the [**], and (ii) professional liability for a period of [**] years. The Seller will ensure that the terms of such tail insurance policies are not cancelled, not amended or varied without the prior written consent of the Purchaser. The Seller agrees that it shall (i) name the Purchaser as an additional insured, (ii) provide to the Purchaser certificates of insurance or other reasonable written evidence of all coverages described in this paragraph 1.9, and (iii) provide the Purchaser with written notice at least [**] days prior to the Seller cancelling or materially changing such insurance policies.
j.Seller shall have caused the Company to take all actions necessary to cause the [**] of the [**], including obtaining such amendments, waivers or consents with respect to the [**] as to (i) provide for the effectiveness of the [**] of the [**] immediately prior to Completion and (ii) permit payment of the [**] Payment at Completion.
k.Control of all bank accounts of the Acquired Group Members shall be given to Purchaser.
1.Seller Conditions
“Seller Conditions” means:
The representations and warranties of Purchaser contained in clauses 11.1.1 through 11.1.6 (inclusive) of this Agreement shall be true and correct in all respects on and as of the Completion Date with the same effect as though made at and as of such date (except
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those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).
a.Purchaser shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Completion Date.
2.Competition Conditions
“Competition Conditions” means:

a.Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or shall have been terminated. All other material consents of, or registrations, declarations or filings with, any Governmental Entity legally required for the consummation of the transactions contemplated by this Agreement shall have been obtained or filed.
b.There shall be no Law, injunction, judgment, order, or decree of any Governmental Entity of competent jurisdiction that is in effect which temporarily or permanently prohibits or enjoins the consummation of the transactions contemplated by this Agreement.

Schedule 2, Conditions to Completion

Schedule 3
Matters Occurring at Completion
1.Documents to be delivered by the Seller at Completion
a.At Completion, the Seller shall deliver (or caused to be delivered) to the Purchaser:
i..copies of the Transaction Documents, executed by the Seller and each Retained Group Member, as applicable, in each case, to the extent not previously delivered to the Purchaser;
ii..the updated Data Room USB containing true, correct and complete copies of all documents that have been added the Data Room or modified from those contained on the Data Room USB delivered upon the execution of the Agreement;
iii..certificates representing the Sale Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer, with appropriate transfer stamps, if any, affixed;
iv..certificates representing all outstanding [**], duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer, with appropriate transfer stamps, if any, affixed, and a release of claims relating to the [**] from each holder of shares of [**] in the form attached hereto as Annex 1.1.14 to this Schedule 3;
v..originals of all promissory notes (or a lost note affidavit with respect thereto) representing Indebtedness to be repaid at Completion, and a customary payoff letter from each noteholder in a form reasonably acceptable to Purchaser;
vi..a duly certified copy of any power of attorney under which any Transaction Document has been executed on behalf of the Seller, if any;
vii..the registers, minute books of the boards of directors and company records kept by each Acquired Group Member, in each case properly written up as at the Completion Date, together with the common seals (if any),
viii..a certificate of the Seller, dated the Completion Date, signed on behalf of the Seller by an authorized executive officer of the Seller, certifying as to the following:
1...a copy of the resolutions adopted by the Seller and each applicable Retained Group Member’s board of directors authorizing Completion and the execution and delivery by the officers authorized to execute each Transaction Document to be executed and delivered by the Seller or such Retained Group Member at Completion; and
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2...certificates of formation or other organizational documents and all amendments thereto, and all limited liability company agreements and other governing documents for Seller and each Acquired Group Member, all as amended through the Completion Date.
ix..the written resignations, a release of claims in favor of each Acquired Group Member, and waivers of rights of indemnification from each Acquired Group Member, all in forms reasonably acceptable to the Purchaser, from all officers and directors of each Acquired Group Member, including without limitation from [**]., [**], [**] and [**];
x..a deed of assignment or novation in respect of any confidentiality agreement or nondisclosure agreement that has been entered into with the Seller or any of its Affiliates (excluding any Acquired Group Member) and any Third Party (including unsuccessful bidders with respect to the Transaction) relating to any Company Confidential Information;
xi..a certificate of insurance for the tail directors’ and officers’ liability insurance policy;
xii..documentation reasonably acceptable to Purchaser releasing all Encumbrances on the assets of each Acquired Group Member in connection with any Indebtedness;
xiii..a certificate of the Seller, dated the Completion Date, signed on behalf of the Seller by an authorized executive officer of the Seller, certifying that the Purchaser Conditions have been satisfied;
xiv..a certificate of the Seller, dated the Completion Date, signed on behalf of the Seller by an authorized executive officer of the Seller, setting forth with specificity what tasks required to fully implement the Restructuring in all respects have not been completed as of such date and certifying that all other tasks have been completed in full;
xv..the Completion Indebtedness Certificate;
xvi..the Completion Transaction Expenses Certificate;
xvii..a copy (certified as a true copy by an officer of the Seller and the applicable Retained Group Member) of the resolutions adopted by the Seller’s board of directors, authorizing Completion and the execution and delivery of the Transaction Documents to be executed and delivered by the Seller and the applicable Retained Group Member at Completion;
xviii..a certificate, in the form attached hereto as Annex 1.1.18 certifying that the Company is not a United States real property holding corporation and a notice
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to be mailed (together with a copy of the certificate) to the IRS in accordance with Treasury Regulations § 1.8972(h)(2);
xix..a copy duly executed by the Seller of the Transitional Services Agreement; and
xx..noncompetition agreements executed by each of [**], [**] and [**] whereby each such individual undertakes to the Purchaser to not for a period of [**] years after the Completion Date, (i) develop, manufacture, distribute, market or sell, or enter into arrangements with Third Parties for the distribution, marketing or sale of any Competing Product, or (ii) provide any services as an employee, stockholder (other than passive investments of less than 1% of the capital stock of any such entity), partner, coventurer, independent contractor, or otherwise, anywhere in the world, on behalf of any business organization (A) engaged in direct or indirect competition with the Business or (B) developing products or services competitive with those of the Business, nor shall such persons engage in such activities on his or her own behalf.
2.Company Authorizations
a.Prior to Completion, the Seller shall have caused the board of directors of the Company to approve, either by holding a board meeting of the Company or by action by unanimous written consent of the board of directors, the following matters:
i..the approval of the transfer of the Sale Shares and the [**] of the [**];
ii..acceptance of the resignations referred to in paragraph 1.1.9 of this Schedule with effect upon Completion;
iii..appointment of the persons nominated by the Purchaser as Directors of the Company with effect from Completion; and
iv..revocation of all existing instructions and authorities to the banks of each Acquired Group Member and replacement with new instructions and authorities in such form as the Purchaser may reasonably direct.
b.Prior to Completion, the Seller shall have caused the board of directors of the Seller to approve, either by holding a board meeting of the Seller or by action by unanimous written consent of the board of directors of the Seller, the approval of the transfer of the Sale Shares.
3.Documents to be delivered by the Purchaser at Completion
a.At Completion, the Purchaser shall deliver to the Seller:
i.copies of any Transaction Documents to which the Purchaser or a member of its Group is a party, executed by the Purchaser and each of its Affiliates to the extent a party thereto and in each case to the extent not previously delivered to the Seller;
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ii.a copy (certified as a true copy by a director or the company secretary of the Purchaser) of the resolutions adopted by the Purchaser’s board of directors (and the board of directors of each of its Affiliates that is a party to a Transaction Document) authorizing Completion and the execution and delivery by the officers specified in the resolution of each Transaction Document to be executed and delivered by the Purchaser at Completion;
iii.a copy of the Warranty Insurance Policy;
iv.a duly certified copy of any power of attorney under which any Transaction Document has been executed on behalf of the Purchaser and/or any of its Affiliates;
v.a copy duly executed by the Purchaser of the Transitional Services Agreement; and
vi.a certificate of the Purchaser, dated the Completion Date, signed on behalf of the Purchaser by an authorized executive officer of the Purchaser, certifying that the Seller Conditions have been satisfied.

Schedule 3, Matters Occurring at Completion

Schedule 4
Warranties
With respect to paragraphs 4, 6, 10.1 – 10.9, 11, 12, 13, 14, 15.1, 15.2, 15.4, 16, 17, 18, 19, 20, 21, 22.8, 22.9, 22.13, 22.15, and 27 in this Schedule 4, references to the Acquired Group or the Acquired Group Members shall be deemed to refer to both (i) the Company Group and the Company Group Members, as applicable, as of the date hereof and (ii) the Acquired Group and the Acquired Group Members, as applicable, as of Completion.
1.Incorporation, Capacity and Authority
a.Each of the Seller and each Acquired Group Member is validly existing, is duly organized and registered under the laws of its jurisdiction of formation, and is qualified to do business as a foreign limited liability company and is in good standing in each jurisdiction in which its ownership of property or conduct of business requires it to qualify.
b.Each of the Seller and each Acquired Group Member has all requisite power and authority to own and operate its properties and to carry on its business as now conducted and as presently proposed to be conducted at Completion, and Seller and each Company Group Member has all requisite power and authority to enter into, deliver and perform this Agreement and the other Transaction Documents to which it is a party, and has taken all actions necessary to secure all approvals required in connection therewith.
c.This Agreement and the other Transaction Documents to be executed by the Seller shall, upon execution, constitute valid, legal and binding obligations of the Seller in accordance with their respective terms.
d.The execution, delivery and performance by the Seller of this Agreement and the other Transaction Documents to which it is a party shall not result in a:
i..breach of any provision of its certificate of formation, by laws or equivalent constitutional document;
ii..material breach of, or constitute a material default under, any agreement or instrument to which it is a party or by which it is otherwise bound; or
iii..breach of any order, judgment or decree of any court, governmental agency or regulatory body to which it is subject or by which it is bound.
2.Shares in the Company
a.At Completion, the Seller will be the sole legal and beneficial owner of the Sale Shares. The “Issued Share Capital” Disclosed in Schedule 1 to the Agreement Discloses all of the authorized equity interests or securities of the Company and the Sale Shares and the
Schedule 4, Warranties

Series D Shares are the only such equity interests or securities of the Company outstanding.
b.The Sale Shares and the Series D Shares constitute all of the issued and outstanding share capital of the Company and are fully paid and nonassessable. Other than the Sale Shares and the Series D Shares, there are no outstanding securities, options, warrants, calls, rights, convertible or exchangeable securities or contracts or obligations of any kind (contingent or otherwise) to which the Seller or the Company is a party or by which it is bound obligating the Company, directly or indirectly, to issue, deliver or sell, or cause to be issued, delivered or sold, additional share capital or other securities or other equity interests of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, contract or obligation. There are no outstanding equityappreciation rights, equitybased performance units, “phantom” equity rights or other contracts or obligations of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, equity price performance or other attribute of the Company or its business or assets or calculated in accordance therewith (other than payments or commissions to sales representatives of the Company based upon revenues generated by them without augmentation as a result of the transactions contemplated hereby, in each case in the ordinary course of business).
c.The entire authorized, issued and allotted share capital of each Acquired Group Member, including options, warrants, calls, rights, convertible or exchangeable securities or contracts or obligations of any kind (contingent or otherwise), is set forth on Schedule 1, registered in the names set forth on Schedule 1. Other than as set forth on Schedule 1 there are no outstanding options, warrants, calls, rights, convertible or exchangeable securities or contracts or obligations of any kind (contingent or otherwise) to which the Seller or any Company Group Member is a party or by which it is bound obligating any Acquired Group Member, directly or indirectly, to issue, deliver or sell, or cause to be issued, delivered or sold, additional share capital or other securities or other equity interests of any Acquired Group Member or obligating any Acquired Group Member to issue, grant, extend or enter into any such security, option, warrant, call, right, contract or obligation. There are no outstanding equityappreciation rights, equitybased performance units, “phantom” equity rights or other contracts or obligations of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, equity price performance or other attribute of any Acquired Group Member or its business or assets or calculated in accordance therewith (other than payments or commissions to sales representatives of an Acquired Group Member based upon revenues generated by them without augmentation as a result of the transactions contemplated hereby, in each case in the ordinary course of business).
d.There is no Encumbrance affecting the Sale Shares or any issued or unissued shares, debentures or other securities of any Acquired Group Member, or any of the assets of any Acquired Group Member, nor has any written agreement or commitment to create any
Schedule 4, Warranties

such Encumbrance been entered into or given by the Seller or any Company Group Member. There are no agreements with respect to the voting or transfer of the Sale Shares, the Series D Shares, any securities of any Acquired Group Member, or with respect to any other aspect of the affairs of any Acquired Group Member. There are no bonds, debentures, notes or other indebtedness of any Acquired Group Member outstanding having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters.
e.No person has any right to require the creation, issue, conversion, sale, repurchase, redemption, or transfer of any share capital or other securities (or any rights or interest in them) or any equity interest of any Acquired Group Member. No written agreement or commitment to grant or confer any such right has been entered into or given by the Seller or any Company Group Member (except for this Agreement). There are no outstanding rights to cause any Acquired Group Member to register its securities or which otherwise relate to the registration of any securities of any Acquired Group Member.
f.Subsidiaries, branches and jurisdictions
i..No Acquired Group Member: holds or beneficially owns, directly or indirectly, any shares, loan capital or other securities of any company (other than its subsidiaries Disclosed in the Disclosure Letter and the BRITUSWIP Shares). No Acquired Group Member has agreed to acquire, any shares, loan capital or other securities of any company.
ii..No Acquired Group Member has any branch or permanent establishment except as set forth in Schedule 1.
iii..Schedule 1 sets forth each jurisdiction in which each Acquired Group Member is licensed or qualified to do business, and each Acquired Group Member is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary.
g.No Acquired Group Member is a member of any legal partnership or other unincorporated association, joint venture or consortium (other than a recognized trade association). No Acquired Group Member has agreed to become a member of any legal partnership or other unincorporated association, joint venture or consortium (other than a recognized trade association).
h.The Company is, indirectly through its Subsidiary US WorldMeds, LLC, the sole legal and beneficial owner of the BRITUSWIP Shares. Other than BRITUSWIP, the Company is, directly or indirectly, the sole legal and beneficial owner of all of the other members of the Acquired Group.
Schedule 4, Warranties

i.The entire issued and allotted share capital of BRITUSWIP consists of the BRITUSWIP Shares and 70,000 A Ordinary Shares, registered in the name of Britannia Pharmaceuticals Limited.
j.No person has any right to require the creation, issue, allotment, conversion, sale or transfer of any share, loan capital or other securities (or any rights or interest in them) of BRITUSWIP or any other Acquired Group Member.
k.BRITUSWIP has not traded or undertaken any commercial activity or trade since its incorporation other than the holding and exploitation of the APOKYN Trade Marks and receipt of royalties relating thereto.
l.Neither the Seller nor any Acquired Group Member has violated any securities Laws in connection with the offer, sale or issuance of any of its equity interests or securities.
3.Constitutional documents and company records
a.The copies of the certificate of formation and the operating agreement (or other organizational documents, if applicable) of each Acquired Group Member Disclosed in folders 1.1 and 1.2 of the Data Room are complete and accurate.
b.The registers of members of each Acquired Group Member and the minute books and record books of each Acquired Group Member have in all material respects been properly kept, and are up to date in all material respects, and complete versions of such minute books and record books have been delivered or made available to the Purchaser.
c.All statements, filings and other documents required by law to be delivered to any Governmental Entity by each Acquired Group Member have been delivered.
4.Powers of attorney
a.No Acquired Group Member has given a power of attorney which is in force, other than in the ordinary course of business.
5.Accuracy of information
The particulars of each Acquired Group Member Disclosed in 0 are true and accurate.
6.Sale and purchase of the Sale Shares
a.No Acquired Group Member has any obligation to pay any finder’s fee, brokerage or other commission in connection with the Transaction.
7.Financial Information
a.Accurate and complete copies of the Accounts have been attached to the Disclosure Letter.
Schedule 4, Warranties

b.The Accounts having regard to the purpose for which they were required by management:
i..have been prepared with due care and attention and have been prepared in good faith from the books and records of the Company Group and in accordance with US GAAP; and
ii..do not materially misstate the assets and liabilities and the profit and losses of the Company Group and fairly present in all material respects the financial condition and results of operations of the Company Group as of the dates, and for the periods, indicated thereon.
c.Accurate and complete copies of the Financial Information have been attached to the Disclosure Letter.
d.The Financial Information having regard to the purpose for which they were required by management:
i..has been prepared with due care and attention and have been prepared in good faith from the books and records of the Company;
ii..has been prepared in all material respects in accordance with US GAAP, subject to intercompany eliminations; and
iii..does not materially misstate the assets and liabilities and the net sales, profit and losses of the Acquired Group as at and to the dates set forth therein and fairly present in all material respects the financial condition and results of operations of the Acquired Group as of the dates, and for the periods, indicated thereon.
e.The entirety of this paragraph 7 is qualified by the fact that the Financial Information reflect proforma allocations, estimates and adjustments from the Accounts (“Proforma Adjustments”) in order to present the relevant income statements and statements of net assets as if the Restructuring had already occurred prior to the period covered by the Financial Information and accordingly those aspects of the Financial Information that are affected by the Proforma Adjustments will be on an asadjusted and not reported basis and will therefore not comply with US GAAP nor necessarily be directly derived from the books and records of the Company. The Financial Information sets forth the Proforma Adjustments.
f.The Company maintains adequate internal accounting controls that are designed for private companies of similar size and complexity to ensure that: (i) material transactions are executed with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company Group in accordance with US GAAP and to maintain accountability for the assets of the Company Group; and (iii) accounts, books and ledgers related to the Company Group are properly kept, and are accurate and complete in all material respects. There has never
Schedule 4, Warranties

been (1) any significant deficiency or weakness in any system of internal accounting controls used by the Company, (2) any fraud or other material misconduct that involves any of the management or other employees of the Company Group who have a role in the preparation of financial statements or the internal accounting controls used by the Company or (3) any written or, to the knowledge of the Seller, other claim or allegation regarding any of the foregoing.
g.There is no material liability or obligation of the Acquired Group (whether absolute or contingent, asserted or unasserted, known or unknown, liquidated or unliquidated, due or to become due, fixed or unfixed, and regardless of when or by whom asserted) other than (a) liabilities or obligations reflected on the face of the statement of assets in the Financial Information as of December 31, 2019, (b) liabilities or obligations that have arisen since December 31, 2019 in the ordinary course of the operation of business (none of which is a liability or obligation for breach of contract, breach of warranty, tort, infringement, misappropriation or other violation of Intellectual Property Rights, or violation of Law and none of which is Indebtedness, except to the extent reflected on the Completion Indebtedness Certificate), and (c) liabilities or obligations under contracts and commitments Disclosed in the Disclosure Letter or under contracts and commitments entered into in the ordinary course of business that are not required to be disclosed in the Disclosure Letter (none of which is a liability or obligation for breach or other nonperformance).
8.Changes since December 31, 2019
a.Since December 31, 2019 and except as expressly set forth with specificity in Schedule 9:
i..the Company Group has conducted its business in the ordinary course and as a going concern so as to maintain it as a going concern without any material interruption or change in its nature, scope or manner;
ii..there has been no material adverse change in the revenues or financial position of the Acquired Group and no event, fact or matter has occurred or is likely to occur which will or is likely to give rise to any such change;
iii..there has been no subsequent event of the Acquired Group required to be disclosed to the Company’s auditor;
iv..there has been no abnormal increase or reduction of Inventory held by the Acquired Group;
v..there has been no abnormal increase or reduction of Inventory held at suppliers, wholesalers, distributors, specialty distributors, retailers and the like;
vi..there has been no fact, event, circumstance, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
Schedule 4, Warranties

vii..other than the transactions expressly set forth with specificity in Schedule 9, no Company Group Member has declared, made or paid any dividend or other distribution of profits or assets;
i.other than the transactions expressly set forth with specificity in Schedule 9, no Company Group Member has acquired or disposed of, or agreed to acquire or dispose of, any business or asset (other than sales made in the ordinary course of business) having a value in excess of $[**];
ii.except as specifically agreed to by the Seller and the Purchaser (including as described in paragraph 6.3.1 of Schedule 8), no Company Group Member has made, changed, or revoked any method of book or tax accounting;
iii.no Acquired Group Member has amended its certificate of formation or its operating agreement or any other of its organizational documents;
iv.no Acquired Group Member has issued or sold any equity interest or securities or securities convertible into its equity interests or securities, or warrants, options or other rights to purchase its equity interests or securities;
v.other than the transactions expressly set forth with specificity in Schedule 9, no Acquired Group Member has entered into, amended or terminated any Material Contract, entered into any other material transaction, whether or not in the ordinary course of business or consistent with past practice, or changed in any significant respect any business practice (in anticipation of the transactions contemplated hereby or otherwise);
vi.other than the transactions expressly set forth with specificity in Schedule 9, no Company Group Member has (i) acquired (by merger, consolidation, acquisition of stock or assets or otherwise) or organized any Person, (ii) acquired any rights, assets or properties other than in the ordinary course of business or (iii) acquired any equity interest or other securities of any Person;
vii.other than the transactions expressly set forth with specificity in Schedule 9, no Company Group Member has sold, assigned, transferred, leased, licensed or otherwise encumbered any of its material assets, except in the ordinary course of business, or cancelled any material debts due to it or claims held by it;
viii.other than the transactions expressly set forth with specificity in Schedule 9, no Company Group Member has sold, assigned, transferred, leased, licensed or otherwise encumbered any Company Intellectual Property (other than by granting nonexclusive licenses of Company Intellectual Property to customers pursuant to written agreements in connection with the sale of products or the provision of services in the ordinary course of business), disclosed any material proprietary confidential information to any Person (other than to Purchaser and its Affiliates), abandoned or permitted to lapse or otherwise fail to maintain in full force and effect any material Company Intellectual Property;
Schedule 4, Warranties

ix.other than the transactions expressly set forth with specificity in Schedule 9, no Acquired Group Member has subjected any portion of its properties or assets to any Encumbrance, or discharged or satisfied any Encumbrance or paid any material liability or obligation, other than current liabilities or obligations paid in the ordinary course of business;
x.other than the transactions expressly set forth with specificity in Schedule 9, no Company Group Member has made or granted any bonus or any compensation or salary increase to any former or current employee, director, officer or contractor of the Company Group or group of former or current employees, directors, officers or contractors of the Company Group (except bonuses and salary increases in the ordinary course of business consistent with past practice), or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement or employment or severance agreement or adopted any new employee benefit plan or arrangement (except in the ordinary course of business) or employment or severance agreement, or taken any action to accelerate the payment, funding, right to payment or vesting of any compensation or benefits (except as required pursuant to this Agreement);
xi.no Company Group Member has implemented any plant closing or other layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq. or any similar Law;
xii.the Acquired Group has not suffered any material damage, destruction or other casualty loss with respect to property owned by the Acquired Group or waived any rights of material value;
xiii.no Acquired Group Member has made capital expenditures or commitments therefor that aggregate in excess of $[**];
xiv.no Acquired Group Member has delayed or postponed the payment of any accounts payable or commissions or any other liability or obligation or agreed or negotiated with any party to extend the payment date of any accounts payable or commissions or any other liability or obligation or accelerated the collection of (or discounted) any accounts or notes receivable;
xv.no Acquired Group Member has made (or intends to make) any change in any method of accounting or accounting policies or reversed any accruals (whether or not in the ordinary course of business) and except as provided in paragraph 6.3.1 of Schedule 8 no Retained Group Member has made (or intends to make) any change in any method of accounting or accounting practices;
xvi.no Company Group Member has (i) implemented, adopted, made or changed any Tax election, method of tax accounting or Tax reporting principle or
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[**] = CERTAIN CONFIDENTIAL INFORMATION OMITTED

practice, other than an election on Form 8832 to treat US WorldMeds LLC as an entity that is disregarded as separate from Company for U.S. federal income tax purposes, (ii) settled or compromised any federal, state, local or nonU.S. Tax liability or claim, (iii) filed any amended Tax return, (iv) entered into any Tax allocation, sharing, indemnity or closing agreement (other than any commercial agreement the primary purpose of which is not related to Taxes), (v) agreed to an extension or waiver of a statute of limitations applicable to any Tax liability, (vi) failed to pay any Tax as such Tax becomes due and payable (including any estimated Tax, and giving effect to any extension or deferral of a due date that is duly available to such Company Group Member under CARES), (vii) prepared and filed any Tax Return in a manner inconsistent with past practice, (viii) incurred any liability for Taxes outside the ordinary course of business or (ix) surrendered any right to claim a Tax refund, in each case, other than pursuant to a Purchaser Request pursuant to paragraph 6.3.1 of Schedule 8;
i.other than the transactions expressly set forth with specificity in Schedule 9, the Acquired Group has not failed to maintain in full force and effect any insurance policy in effect, except for any policy replaced by a new or successor policy of substantially similar coverage;
ii.no Company Group Member has terminated, amended, failed to renew or preserve or failed to maintain in full force and effect any (i) permit or (ii) Company Registered IPR, except for amendments completed in the ordinary course of business;
iii.other than the transactions expressly set forth with specificity in Schedule 9, no Acquired Group Member has incurred, agreed to guaranty or otherwise become liable for any Indebtedness for borrowed money that would not be paid at Completion, except for the drawing of any credit facility in the ordinary course of business;
iv.other than the transactions expressly set forth with specificity in Schedule 9, there has been no change in the organizational structure, governing documents, ownership or classification for federal income tax purposes of any Acquired Group Member, whether through merger, liquidation, reorganization, restructuring, election or in any other manner; or
v.other than the transactions expressly set forth with specificity in Schedule 9, no Acquired Group Member has agreed, whether orally or in writing, to do any of the foregoing.
1.Data Room Information
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a.The documents and information contained in the Data Room with respect to (i) clinical Product data and (ii) scientific and technical Product data, are true and accurate in all material respects.
2.Finance and guarantees
a.Details of all loans, overdrafts or other financial facilities having the commercial effect of borrowing that are outstanding or available to any Acquired Group Member (the “Financial Facilities”) are Disclosed in the Disclosure Letter and copies of such Financial Facilities have been Disclosed in the Data Room (at the location referenced in the Disclosure Letter). As of Completion, (i) no Financial Facilities will be outstanding or available to any Acquired Group Member and (ii) there will not be any outstanding intercompany debts, liabilities or obligations between Acquired Group Members, on the one hand, and the Seller or members of the Retained Group on the other.
b.Details of any Encumbrances created by or in favor of any Acquired Group Member have been Disclosed, and if required to be registered in accordance with applicable Laws have been so registered and comply with all necessary formalities as to registration or otherwise, and the registered particulars of such Encumbrances are complete and accurate. As of Completion, there will not be any Encumbrances created by or in favor of any Acquired Group Member.
c.No event has occurred causing, or which on intervention or notice by any Third Party may cause, any floating charge or pledge created by any Acquired Group Member to crystallize or any charge or pledge created by it to become enforceable, nor has any crystallization occurred or is any such enforcement in process.
d.So far as the Seller is aware, no step has been taken towards enforcement of any security over any asset of any Acquired Group Member
e.No Acquired Group Member has any outstanding convertible debt, or any other instruments which may be exercisable or converted into equity or membership interests of any Acquired Group Member, nor has it agreed to create or issue any such instruments to any person, nor will Completion result in a breach or give rise to a termination, acceleration of payment or any other adverse consequences for it in respect of any borrowing or indebtedness in the nature of borrowing.
f.No person has given or entered into (or agreed to give or enter into) any guarantee, performance or other bond, indemnity or other similar arrangement in respect of the borrowings or obligations of any Acquired Group Member (whether arising under the Financial Facilities or otherwise).
g.No Acquired Group Member has given or entered into (or agreed to give or enter into) any guarantee, performance or other bond, indemnity or other similar arrangement in respect of the borrowings or obligations of any other person.
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h.No Acquired Group Member has made any loans that remain outstanding at the date of this Agreement and the Acquired Group is not owed any sums other than debts incurred in the ordinary course of business.
i.No Acquired Group Member has received any governmental grants.
j.The Disclosure Letter sets forth a list and description of all outstanding indebtedness between any Acquired Group Member; and:
i.the Seller or any other Retained Group Member; or
ii.any director or other officer of any of any Acquired Group Member, the Seller or any other Retained Group Member (“Director and Officer Indebtedness”).
k.As of the Completion Date, the Acquired Group will have no liabilities, as determined in accordance with US GAAP, other than the Indebtedness, the Transaction Expenses and Working Capital taken into account in the calculation of the Purchase Price.
3.Insolvency
a.No Acquired Group Member:
i.is insolvent or unable to pay its debts;
ii.has stopped paying its debts as they fall due.
b.No petition has been presented, no procedure commenced, no resolution passed nor any order made for:
i.the winding up or dissolution of any Acquired Group Member;
ii.the appointment of an administrator, receiver or administrative receiver in respect of any Acquired Group Member, or any of its assets or undertaking; or
iii.the appointment of a person to manage the affairs, business and assets of any Acquired Group Member, on behalf of the creditors of any Acquired Group Member.
c.No seizure, execution or other process has been levied or enforced on, and no creditor or encumbrancer has taken control of, any goods or assets of any Acquired Group Member.
4.Disputes and investigations
a.No Acquired Group Member is engaged in any litigation, mediation, arbitration, administrative or criminal proceedings (except for routine debt collection in the normal course of business).
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b.No litigation, mediation, arbitration, administrative or criminal proceedings are pending, or so far as the Seller is aware have been threatened, against any Acquired Group Member, and so far as the Seller is aware no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such action.
a.No Acquired Group Member has received any written notification that it is subject to an ongoing investigation or inquiry, or any enforcement or disciplinary proceedings, by any supranational, national or local Authority or governmental agency and, so far as the Seller is aware, no such investigation, inquiry or proceedings have been threatened or are pending.
b.No Acquired Group Member is bound by an outstanding order, decree, judgment, award or decision of any court, tribunal, arbitrator, mediator or governmental agency or Authority.
1.Competition
a.So far as the Seller is aware, each Acquired Group Member has at all times during the last [**] conducted its business in accordance with all applicable Competition Laws in all material respects.
b.So far as the Seller is aware, no Acquired Group Member has or is engaged in any agreement, arrangement, practices or conduct which infringes or contravenes any Competition Laws in any material respect.
c.So far as the Seller is aware, no Acquired Group Member is the subject of any investigation, inquiry or proceedings by any government body, agency or Authority, or court in connection with any actual or alleged infringement of the Competition Laws.
d.None of the Seller, any Acquired Group Member, nor any of the Seller’s Affiliates have given any undertaking or commitment to any government body, agency, Authority or court responsible for enforcing any of the Competition Laws which affect the conduct of the Business.
e.So far as the Seller is aware, neither the Products, nor any part or component imported or used by any Acquired Group Member is or has been the subject of any antidumping investigation or antidumping duty or any undertaking or agreement in respect of them.
2.Trading and contracts
a.In this paragraph 14, “Material Contract” means any agreement or arrangement to which any Acquired Group Member is a party or is bound and which either:
i.involves expenditure by the Acquired Group in excess of $[**] per annum or an aggregate consideration payable by or to the Acquired Group in excess of $[**]; or
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ii.restricts the freedom of any Acquired Group Member to carry on the whole or any part of the Business in any part of the world in such manner as it is currently conducted; or
iii.relates to the appointment of a commercial agent or distributor by any Acquired Group Member; or
iv.is an agreement governing the terms of a partnership or joint venture to which any Acquired Group Member is a party; or
v.is an agreement providing for the inlicense or outlicense of any Intellectual Property Rights not generally commercially available and that is necessary for the manufacture or sale of any component of the Acquired Group’s products; or
vi.is for the supply of goods and/or services by or to the Acquired Group where the annual consideration payable under such agreement or arrangement or paid in any period of 12 months exceeds $[**]; or
vii.any pension, profit sharing, stock option, employee stock purchase or other plan or arrangement providing for deferred or other compensation (including any bonuses or other remuneration and whether in cash or otherwise) to employees, former employees or consultants, or any other employee benefit plan or arrangement, or any collective bargaining agreement or any other contract with any union, labor organization or similar employee representative, or severance agreements, programs, policies or arrangements; or
viii.any contract for the employment or engagement of any officer, individual employee or other Person on a full time, part time, consulting, independent contractor or other basis or relating to loans to officers, directors or Affiliates, but excluding any offer letters extended to nonexecutives in the ordinary course of business; or
ix.any contract under which any Acquired Group Member has advanced or loaned an amount to (other than advances to the Acquired Group’s employees for business expenses in the ordinary course of business), guaranteed an amount for the benefit of, or made an investment in any other Person; or
x.any agreement or indenture relating to borrowed money or other Indebtedness or the mortgaging, pledging or otherwise placing a lien on any material asset or group of assets of any Acquired Group Member; or
xi.any lease or agreement under which any Acquired Group Member is lessee of or holds or operates any property, real or personal, owned by any other party, except for any lease of real or personal property under which the aggregate annual rental payments do not exceed $[**]; or
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xii.any lease or agreement under which any Acquired Group Member is lessor of or permits any Third Party to hold or operate any material property, real or personal, owned or controlled by any Acquired Group Member; or
i.any contracts that relates to the acquisition or disposition of any business, equity or assets of any other Person or any real property (whether by merger, sale of stock or other equity interests, sale of assets or otherwise); or any contract or agreement regarding any material indemnification provided to or by any Acquired Group Member; or
ii.any contract or agreement prohibiting it from freely engaging in any business or competing anywhere in the world, granting most favored nation pricing or exclusive rights to a counterparty or requiring it to purchase all or substantially all of its requirements for a product or service from a particular Person; or
iii.any settlement, conciliation or similar agreement with any Governmental Entity or other Person containing obligations yet to be performed or completed by either or both parties.
a.A listing of all of the Material Contracts are Disclosed in the Disclosure Letter, together with all amendments, waivers or other changes thereto, and summaries of all oral Material Contracts.
i.All of the Material Contracts are valid, binding and enforceable in accordance with their respective terms, and shall be in full force and effect without penalty in accordance with their terms upon consummation of the transactions contemplated hereby.
ii.Each Acquired Group Member has performed all material obligations required to be performed by them under each Material Contract and are not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder.
iii.No event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by any Acquired Group Member under any Material Contract.
iv.No Acquired Group Member has any present expectation or intention of not fully performing all such obligations.
v.No Material Contract is currently subject to or is expected to be subject to cancellation or any other material modification by the other party thereto or is subject to any penalty, right of setoff or other charge by the other party thereto for late performance or delivery.
vi.Neither Seller nor any Acquired Group Member has knowledge of any breach or anticipated breach by the other parties to any Material Contract.
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vii.No Acquired Group Member has any executory performance obligation under any Material Contract that it is not capable of fulfilling.
i.There are no renegotiations of, or attempts or requests to renegotiate or outstanding rights to renegotiate, any terms of any of the Material Contracts.
a.No written notice of termination of any Material Contract has been received or served by the Seller and, so far as the Seller is aware, there are no grounds for termination or rescission of any such Material Contract.
b.The Disclosure Letter Discloses (i) each customer who has paid aggregate consideration to the Acquired Group for goods or services rendered in an amount greater than or equal to $[**] for each of the [**] most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. No Acquired Group Member has received any notice, and has no reason to believe, that any of its Material Customers has ceased, or intends to cease after the Completion, to use its goods or services or to otherwise terminate or materially reduce its relationship with any Acquired Group Member.
c.The Disclosure Letter Discloses (i) each supplier to whom the Acquired Group has paid consideration for goods or services rendered in an amount greater than or equal to $[**] for each of the [**] most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. No Acquired Group Member has received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to any Acquired Group Member or to otherwise terminate or materially reduce its relationship with any Acquired Group Member.
d.Details of all material contracts, agreements or arrangements with between each Acquired Group Member and:
i.the Seller or any other Retained Group Member; or
ii.a director or other officer of any of (i) any Acquired Group Member, (ii) the Seller or (iii) any other Retained Group Member, are Disclosed in the Disclosure Letter.
e.So far as the Seller is aware, there are no circumstances which are likely to lead to:
i.the manufacture of any Products being materially restricted or hindered; or
ii.the supply to any Acquired Group Member of Products being materially restricted or hindered.
f.The execution, delivery and performance by Seller of this Agreement and the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) require the consent, notice or other action by any Third Party
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under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Material Contract to which any Acquired Group Member is a party or by which any Acquired Group Member is bound or to which any of any Acquired Group Member’s properties and assets are subject or any permit affecting the properties, assets or business of the Acquired Group or the Business; or (b) result in the creation or imposition of any Encumbrance on any properties or assets of any Acquired Group Member.
a.Neither Purchaser nor any Acquired Group Member, nor any of their Affiliates is required to obtain any consent or approval of, or give any notice to or make any registration with, or wait for any waiting period to expire or be terminated by, any Governmental Entity or any Third Party which has not been obtained or made, or which has not expired or been terminated, at the date of this Agreement both on an unconditional basis and on a basis which cannot be revoked (except pursuant to any legal or regulatory entitlement to revoke the same other than by reason of any misrepresentation or misstatement) in connection with execution, delivery and performance by the Seller of this Agreement and the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby.
1.Assets
a.The Disclosure Letter Discloses a list of all Inventory. All assets used in the operation of the Business, together with any assets acquired by any Acquired Group Member since December 31, 2019 (but excluding any assets (i) disposed of since December 31, 2019 in the normal course of business or (ii) to be disposed of in connection with the Restructuring):
i.is legally and beneficially owned by the Acquired Group; and
ii.where capable of possession, is in the possession or under the control of the Acquired Group (except for any materials, packaging, stock or other assets in the process of being supplied to or by the Acquired Group).
b.None of the assets or goodwill of any Acquired Group Member is subject to an Encumbrance except for Permitted Encumbrances or any agreement or commitment to create an Encumbrance.
c.No Acquired Group Member owns any real property or is party to any agreement or arrangement for the lease of real property.
d.All Inventory, whether or not reflected in the Financial Information, consists of a quality and quantity usable and salable before it expires in the ordinary course of business consistent with past practice, except for unsalable Products that have been written off or for which adequate reserves have been established, and has been manufactured, in a
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matter that complies with applicable Laws or Healthcare Laws, is safe and contains no material defects. All Inventory is owned by the Acquired Group free and clear of all
Encumbrances except Permitted Encumbrances, and no Inventory is held on a consignment basis. The quantities of each item of Inventory (whether raw materials, workinprocess or finished goods) are not excessive, and are reasonable in the present circumstances of the Company.
a.The level of Inventory held at suppliers, wholesalers, distributors, specialty distributors, retailers and the like is not excessive and is at levels consistent with historical levels.
b.The assets that will be owned by the Acquired Group after the Restructuring will be sufficient for the continued conduct of the Business after Completion in substantially the same manner as conducted prior to the Completion and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted.
1.Compliance with laws and disputes
a.At all times during the last [**] years, each Acquired Group Member has conducted its business in accordance with applicable Laws in all material respects.
b.Each Acquired Group Member has obtained such licenses, registrations, authorizations, permits, consents and clearances, including Marketing Authorizations (together, “Licenses”) necessary for it to carry on the Business in the jurisdictions, and in the manner, in which such businesses are currently carried on, and all such Licenses are in full force and effect. No Acquired Group Member has received any written notification relating to the likely withdrawal or suspension, revocation, nonrenewal or modification of any such Licenses.
c.In the last [**] years, no Company Group Member:
i.has been required by any Authority or Regulatory Authority to undertake, nor has any Company Group Member voluntarily undertaken, any Product recall, withdrawal, suspension, seizure or discontinuance and so far as the Seller is aware, there are no facts that would require any Company Group Member under any applicable Law or Healthcare Law to issue or cause to be issued, any recall notice, market withdrawal notice, safety notice, or other similar notice or action disclosing an alleged material defect or lack of safety of any Product;
ii.has manufactured, sold or supplied any Product that does not materially comply with applicable Laws or Healthcare Laws, is unsafe or has a material defect; and
iii.has received any written notice of any pending (or, so far as the Seller is aware, threatened) claim, suit, proceeding, enforcement, investigation, arbitration or other action from any Authority or Regulatory Authority, in relation to any Product, alleging any lack of safety or efficacy or alleging that any Company
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Group Member has failed to comply with any applicable Law in any material respect.
d.The Seller has delivered or made available to the Purchaser true, correct and complete copies of all (i) regulatory submissions to any Regulatory Authority relating to any Product, including (A) copies of any preInvestigational New Drug Application meeting packages submitted by the Company Group for the Products, and (B) the full electronic common technical document files for all Investigational New Drug applications and New Drug Application submissions, and any similar state or foreign regulatory submission made by or on behalf of the Company Group, including all supplements and amendments thereto, and (ii) meeting minutes, information requests, acknowledgements, supplement approvals, and other formal correspondence between one or more Company Group Members on the one hand, and any Regulatory Authority on the other hand, relating to any Product, whether physical or electronic. As of Completion, Seller will have delivered or made available to Purchaser true, correct and complete copies of material informal written communications, written summaries and minutes of informal meetings and discussions between one or more Company Group Members on the one hand, and any Regulatory Authority on the other hand, relating to the Products or to the Company Group’s research and product development, manufacturing, and distribution activities with respect to the Products and any product under development.
e.The Company Group has not been and is not subject to any adverse inspection, finding of deficiency, finding of noncompliance, warning, investigation, penalty for corrective or remedial action or other compliance or enforcement action relating to the Company Group’s operations, the Products, or any of the Company Group’s other products by any Regulatory Authority.
f.No Company Group Member has received written notice of any material claim in the last [**] years (or earlier, in the case of any such claim which remains outstanding at the date of this Agreement) in relation to a product liability claim or in which it has been alleged that any person has been injured as a result of using any Products (excluding adverse events reported to Authorities which are not expected to result in a claim against any Acquired Group Member).
g.Neither any Company Group Member (nor, so far as the Seller is aware, any director, manager or employee of any Company Group Member, or any agent, representative, sales intermediary or other Third Party acting on behalf of any Company Group Member) has in the last [**]) years, in connection with the business of any Company Group Member, violated the UK Bribery Act of 2010, the FCPA or any similar applicable Laws in any other jurisdiction in which any Company Group Member carries on its business.
h.All preclinical and clinical trials, studies or investigations conducted or commissioned by each Company Group Member have been conducted in material compliance with all applicable Laws and Healthcare Laws.
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i.No Company Group Member has received written notice in the last twelve months that any Company Group Member does not have the authorizations required to research, use, develop, manufacture, market, sell, export, distribute and/or commercialize the Products in all material respects in the manner in which they research, use, develop, manufacture, market, sell, export, distribute and/or commercialize such Products in the [**] prior to the date of this Agreement.
j.During the [**] year period immediately preceding the date of this Agreement, no Company Group Member has introduced into commercial distribution any Products manufactured by or on behalf of any Company Group Member which were upon their shipment by any Company Group Member in breach of the Falsified Medicines Directive.
k.All development activities in relation to the Products have been conducted in material compliance with applicable Laws and Healthcare Laws.
l.No Company Group Member has made any statement as to the performance or quality of the Products which is materially inaccurate, or cannot be substantiated, or failed to disclose a material fact in relation to a Product required to be disclosed to such Regulatory Authority, and so far as the Seller is aware, it has not received any complaint from any Regulatory Authority that its advertising or labelling is misleading or deceptive.
m.For the purposes of this paragraph 16.13, “Associated Person” means, in relation to any Company Group Member, a person (including an Employee or agent) who performs or has performed services for or on behalf of any Company Group Member.
i.Neither any Company Group Member (nor, so far as the Seller is aware, any of its Associated Persons) has in connection with the business of any Company Group Member, violated the UK Bribery Act of 2010, FCPA, or any similar applicable Laws in any other jurisdiction in which any Company Group Member carries on its business.
ii.Neither any Company Group Member (nor, so far as the Seller is aware, any of its Associated Persons) is or has been in the last [**] years the subject of any investigation, or enquiry by, or on behalf of, any Authority in respect of any offence or alleged offence under the UK Bribery Act of 2010, FCPA, or any similar applicable Laws in any other jurisdiction concerning or otherwise relating to anticorruption in any jurisdiction.
iii.Each Company Group Member has in place adequate procedures in line with all guidance published from time to time the Secretary of State under the UK Bribery Act of 2010 and FCPA, designed to prevent their Associated Persons from undertaking conduct which would constitute an offence under the UK Bribery Act of 2010 and FCPA.
n.Sanctions
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For the purposes of this paragraph 16.14:
Sanctioned Person: means a person that is listed on, or owned or controlled by, or acting on behalf of, a person listed on any Sanctions List;
Sanctions: means any laws or regulations relating to economic or financial sanctions or trade embargoes or related restrictive measures imposed, administered or enforced from time to time by a Sanctions Authority;
Sanctions Authority: means (i) the United Nations Security Council; (ii) the United States government; (iii) the European Union; (iv) the United Kingdom government; (v) the respective governmental institutions and agencies of any of the foregoing, including without limitation, the Office of Foreign Assets Control of the US Department of Treasury (“OFAC”), the United States Department of State and Department of Commerce, and Her Majesty’s Treasury; and (vi) any other governmental institution or agency with responsibility for imposing, administering or enforcing Sanctions with jurisdiction over any Company Group Member (together, “Sanctions Authorities”); and
Sanctions List: means the Specially Designated Nationals and Blocked Persons list maintained by OFAC, the Denied Persons List maintained by the US Department of Commerce, the Consolidated List of Financial Sanctions Targets maintained by Her Majesty’s Treasury, or any other list issued or maintained by any Sanctions Authorities of persons subject to Sanctions (including investment or related restrictions), each as amended, supplemented or substituted from time to time.
i.Neither any Company Group Member nor any of its directors, officers or employees is a Sanctioned Person or acts directly or indirectly on behalf of a Sanctioned Person.
ii.No Company Group Member carries on a trade or business in a country which is subject to Sanctions.
iii.Each Company Group Member is in compliance with all applicable Sanctions and no Company Group Member has engaged in any activities that would reasonably be expected to result in it being designated as a Sanctioned Person.
1.Intellectual property
a.Accurate details as of the date hereof, of all Patents that Cover any of the Products and all other registered Company Intellectual Property (including available applications for such rights) necessary to or currently used the operation of the Business (the “Company Registered IPR”) are Disclosed in the Disclosure Letter.
i.The Acquired Group is the sole and exclusive legal and beneficial owner of all right, title, and interest in and to the Company Registered IPR, and has the valid and enforceable right to use all other Intellectual Property Rights used in
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or necessary for the conduct of the Business as currently conducted or as currently proposed to be conducted, in each case, free and clear of Encumbrances.
ii.Each Acquired Group Member has entered into binding, valid and enforceable, written contracts with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property Rights during the course of employment or engagement with the Acquired Group whereby such employee or independent contractor (i) acknowledges the Acquired Group’s exclusive ownership of all Intellectual Property Rights invented, created, or developed by such employee or independent contractor within the scope of his or her employment or engagement with the Acquired Group and (ii) grants to the Acquired Group a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property Rights.
iii.Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Acquired Group’s right to own or use any Company Registered IPR or any Company Intellectual Property subject to any IP License.
iv.All of the Company Registered IPR is valid and enforceable, and all Company Registered IPR is subsisting and in full force and effect. Each Acquired Group member has taken all reasonable and necessary steps to maintain and enforce the Company Registered IPR and to preserve the confidentiality of all trade secrets.
b.The Disclosure Letter Discloses details of all material licenses and material agreements necessary to or currently used in the operation of the Business (each an “IP License”) under which any Acquired Group Member:
i.currently uses or exploits any Intellectual Property Rights owned by a Third Party; or
ii.licenses any Company Intellectual Property to, or otherwise permits the use of any Company Intellectual Property by, a Third Party other than in the ordinary course of business; or
iii.pays or receives any royalties, license fees or other consideration.
c.So far as the Seller is aware:
i.no Acquired Group Member is in breach of a material term of any IP License;
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ii.there is no infringement or unauthorized use by any Third Party of material Company Registered IPR; and
iii.the current conduct of the Acquired Group does not infringe the Intellectual Property Rights of any Third Party.
d.So far as the Seller is aware, no Acquired Group Member has disclosed any material Company Confidential Information to any person (other than to the extent necessary in the ordinary course of business or subject to reasonable confidentiality obligations from the relevant person).
2.Marketing Authorizations
a.A list of all marketing authorizations held directly or indirectly by the Acquired Group is Disclosed in the Disclosure Letter (the “Marketing Authorizations”). No Regulatory Authority has imposed any postapproval obligation or future commitment in connection with any Marketing Authorization.
b.The details of each Marketing Authorization are disclosed in the Disclosure Letter and are true and accurate in all material respects.
c.Details of all outstanding applications to obtain marketing authorizations made by the Acquired Group are Disclosed in the Disclosure Letter (“MA Applications”) and those details are true and accurate in all material respects.
d.All filing and registration fees, and any official deadlines in respect of filing documents and other Authority requests, in respect of the Marketing Authorizations and the MA Applications that are required to be paid or met in order to retain and maintain the Marketing Authorizations and pursue the MA Applications, have been paid or met and so far as the Seller is aware, nothing has been done or omitted to be done whereby any person or Regulatory Authority is reasonably likely to be able to seek cancellation, rectification or any other modification of any Marketing Authorization or MA Application or sought or impose any penalty in relation to any Marketing Authorization or MA Application.
3.Information technology
a.In this paragraph 19, the following definitions apply:
“IT Systems”: means all computer hardware (including network and telecommunications equipment), mobile devices, databases, firmware and software (including associated user manuals, object code and source code) owned, used, leased or licensed by or to any Acquired Group Member.
“Material IT Contract”: means any contract, agreement or arrangement under which any Third Party (including any Retained Group Member and any source code deposit agent) provides any element of, or services relating to, the IT Systems (including leasing,
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hire purchase, licensing, maintenance, website hosting, outsourcing, security, backup, disaster recovery, insurance, cloud computing and other types of services agreements) that is of material importance to the conduct of the Business.
a.The IT Systems are either owned by, or (so far as the Seller is aware) properly leased or licensed to the Acquired Group. Except for facilities and services provided by or on behalf of the Seller (or any of its Affiliates) pursuant to the Transitional Services Agreement, no Acquired Group Member is dependent upon any Retained Group Member for the provision of any element of, or services relating to, the IT Systems.
b.All elements of the IT Systems:
i.are functioning adequately and fulfil the purposes for which they were originally acquired in all material respects, and have been satisfactorily and regularly maintains and supported as necessary to carry on the Business;
ii.are, so far as the Seller is aware, free from material defects; and
iii.have not, in the last [**] months, suffered any major failures, downtime, bugs or breakdowns which have resulted in any significant loss or interruption to the Business.
c.So far as the Seller is aware, the use of the IT Systems for the purposes of the Business complies with reasonable security standards, and adequate data security breach, business continuity and disaster recovery plans are in place with regard to such use.
d.A complete copy of each Material IT Contract (excluding any licenses or other agreements in respect of commercial offtheshelf or open source software) has been Disclosed in the Data Room (at the location referenced in the Disclosure Letter), and such Material IT Contracts are in full force and effect and no Acquired Group Member has given or received a notice to terminate any such contract.
e.Each Acquired Group Member has in place procedures in accordance with good industry practice:
i.to prevent unauthorized access to, and the introduction of viruses and other contaminants into, the IT Systems;
ii.to take and store onsite and offsite backup copies of the Software and data in the IT Systems;
iii.to ensure that its Business can continue without material disruption in the event of a breakdown or performance reduction of the IT Systems, whether due to natural disaster, power failure or otherwise.
1.Data protection and privacy
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a.The definitions in this paragraph apply in this Agreement:
“Data Protection Laws”: means all laws relating to the use, protection and privacy of personal information or Personal Data which are from time to time applicable to each Acquired Group Member in connection with the Business.
“Personal Data”: has the meaning given to that term in the General Data Protection Regulation (EU) 2016/679.
b.In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any personal information or Personal Data from any individuals, including, without limitation, any test subjects, customers, prospective customers, employees and/or other third parties, each Acquired Group Member is and has been in compliance with all applicable Laws, including Data Protection Laws, in all relevant jurisdictions, the Acquired Group’s privacy policies and the requirements of any contract or codes of conduct to which the Acquired Group Member is a party.
c.So far as the Seller is aware, no Acquired Group Member has, in the period of [**] years preceding the date of this Agreement, suffered any material breach of security leading to the accidental or unlawful destruction, loss, alteration, unauthorized disclosure of, or access to any Personal Data.
d.No Acquired Group Member has in the period of [**] years preceding the date of this Agreement:
i.received any written notice, request, correspondence or other communication from any Authority pursuant to any Data Protection Laws relating to a breach or alleged breach of its obligations under the Data Protection Laws;
ii.been subject to any enforcement action by any Authority (including any fines or other sanctions), relating to a breach or alleged breach of its obligations under the Data Protection Laws; or
iii.received any written notice, claim, complaint, correspondence or other communication from a data subject or any other person claiming a right to compensation under the Data Protection Laws, or alleging any material breach of any Data Protection Laws.
2.Insurance
a.Details of the insurance policies maintained by or on behalf of the Acquired Group (the “Policies”) are Disclosed in the Disclosure Letter.
b.The Policies are in full force and effect and all premiums due on them have been paid. The Acquired Group is not in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any Policy. So far as the Seller is aware,
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no action has been taken or omitted to be taken which could make any Policy void or voidable or which is likely to result in an increase in premium.
c.There are no individual or related claims for amounts in excess of $[**] outstanding under the Policies and, so far as the Seller is aware, there are no circumstances likely to give rise to such a claim.
d.The Acquired Group and its assets are insured in a manner that is customary given the size of the business and the industry in which it operates, including product liability insurance.
3.Employment
a.The definitions in this paragraph apply in this Agreement.
“Employee”: means, as of the date of this Agreement, those persons set forth in the Disclosure Letter as being under consideration for designation as an “Acquired Employee,” and as of Completion, those persons that have been designated as “Acquired Employees”.
“Employment Laws”: means all local, state and federal laws relating to labor employment and employment practices.
“Representative Body”: means any union or labor organization that has been certified or recognized as a representative of any person in an employment relationship with an Acquired Group Member.
b.Disclosed in the Disclosure Letter is [**] and [**] of each [**] and [**] and the principal terms of their [**]t, including:
i.their [**] (including [**], [**], other [**] and any other [**] or that each [**] is [**] to [**] to [**] or [**], [**] or in the [**]);
ii.the commencement date of each contract and, [**], the date on which continuous service began;
iii.[**] or, if a fixed term, the expiry date of the fixed term and details of any previous renewals;
iv.the type of contract ([**] or [**] or [**]);
v.their [**]; and
vi.any other [**] or [**] not contained within the [**] of [**] or any [**].
c.Disclosed in the Disclosure Letter is [**] and accurate details of [**] who is [**] to each [**] under an agreement that is not [**] (including, in particular, where the [**] as a [**]
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or is [**] from an [**] that is not the [**] or one of its [**]), together with the particulars of the terms on which the [**], including:
i.the [**] of [**] (including any [**] or [**] provided or that any [**] is [**] to provide to [**] or [**], [**] or [**]); and
ii.the [**] of [**] necessary to [**] each agreement or, if a [**], the [**] of the [**] and details of any [**].
d.The Disclosure Letter Discloses:
i.all [**] with all [**] and contains summaries thereof;
ii.all handbooks, policies and other others documents that apply to any Employee; and
iii.all [**] with any [**], if any.
e.All [**] are [**] by the applicable [**] at any time on not more than [**] without [**] or any [**] on the part of the [**] (other than [**] and [**] or [**]).
f.No offer of employment or engagement has been made by any Acquired Group Member where the offeree’s salary would exceed $[**] and that has:
i.not yet been accepted; or
ii.been accepted but the employment or engagement has not yet started.
g.Since December 31, 2019, no change has been made or agreed in relation to the [**], [**] or [**] of [**] of any [**].
h.No Acquired Group Member is a party to, bound by or proposing to introduce for the benefit of any of its [**] or [**] or [**] with whom it has an [**] any [**] or [**] (including any [**] or [**], or any [**], [**] or [**]).
i.There are no sums owing from any Acquired Group Member to any Director or persons with whom any member of the Company Group has an employment relationship other than reimbursement of business expenses, salary for the current month and holiday pay for the current holiday year.
j.The Disclosure Letter Discloses anonymized details of all [**] and [**] who are on [**], [**], [**], [**], [**] or [**].
k.No written notice to terminate the employment of any persons with whom an Acquired Group Member has an employment relationship is pending, outstanding or threatened.
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l.Disclosed in the Disclosure Letter are full and accurate details of all [**] and [**] who have a [**] within [**], entitling [**] to an [**] and [**], together with details of what [**] and [**] would be as at [**]. The Transaction and compliance with the terms of this Agreement will not entitle the [**] or [**] to [**] with, or [**] any other [**] or [**] from, any [**].
m.No gratuitous payment has been made or promised by any Acquired Group Member:
i.in respect of or [**] on the [**]; or
ii.in connection with the [**] or [**], [**] or [**] of any [**] or [**] of any [**] or [**] or [**] with whom such [**] has an [**].
n.So far as the Seller is aware, no material dispute under any Employment Laws or otherwise is outstanding between either any Acquired Group Member and any [**] relating to [**] or [**], or [**] or [**], its termination or any reference given by any Acquired Group Member.
o.No Acquired Group Member is involved in any material industrial or trade dispute or negotiation regarding a claim with any Representative Body and, so far as the Seller is aware, there is nothing likely to give rise to such a dispute or claim.
4.Benefit Matters
a.The Disclosure Letter contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profitsharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stockbased, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not taxqualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by any Company Group Member for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of any Company Group Member or any spouse or dependent of such individual, or under which any Company Group Member or any of their ERISA Affiliates has or may have any liability, or with respect to which Purchaser or any of its Affiliates would reasonably be expected to have any liability, contingent or otherwise (as Disclosed the Disclosure Letter, each, a “Benefit Plan”). The Disclosure Letter Discloses each Benefit Plan that contains a change in control provision. As of Completion, all Benefit Plans will be assigned to the Retained Group, and no member of the Acquired Group will be responsible for any liability under any Benefit Plan (other than obligations of the Purchaser set out in paragraph 4.2 of Part 1 and paragraph 3 of Part 2 of Schedule 5).
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b.With respect to each Benefit Plan, Seller has made available to Purchaser accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, COBRA communications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service and any legal opinions issued thereafter with respect to such Benefit Plan’s continued qualification; (vi) in the case of any Benefit Plan for which a Form 5500 must be filed, a copy of the [**] most recently filed Forms 5500, with all corresponding schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the [**] most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Department of Health and Human Services, Pension Benefit Guaranty Corporation or other Authority relating to the Benefit Plan.
c.Each Benefit Plan and any related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA, the Code and any applicable local Laws). Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and received a favorable and current determination letter from the Internal Revenue Service with respect to the most recent five year filing cycle, or with respect to a prototype or volume submitter plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan or volume submitter plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject any Company Group Member or any of its ERISA Affiliates or, with respect to any period on or after the Completion Date, Purchaser or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Sections 4975 or 4980H of the Code.
d.No pension plan (other than a Multiemployer Plan) which is subject to minimum funding requirements, including any multiple employer plan, (each, a “Single Employer Plan”) in
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which employees of any Company Group Member or any ERISA Affiliate participate or have participated has an “accumulated funding deficiency”, whether or not waived, or is subject to a lien for unpaid contributions under Section 303(k) of ERISA or Section 430(k) of the Code. No Single Employer Plan covering employees of any Company Group Member which is a defined benefit plan has an “adjusted funding target attainment percentage,” as defined in Section 436 of the Code, less than 80%. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, US GAAP. All NonU.S. Benefit Plans that are intended to be funded and/or bookreserved are funded and/or bookreserved, as appropriate, based upon reasonable actuarial assumptions.
a.Neither any Company Group Member nor any of their ERISA Affiliates have (i) incurred or reasonably expect to incur, either directly or indirectly, any material liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA; (v) incurred taxes under Section 4971 of the Code with respect to any Single Employer Plan; or (vi) participated in a multiple employer welfare arrangements (MEWA).
b.With respect to each Benefit Plan (i) no such plan is a Multiemployer Plan, and (A) all contributions required to be paid by any Company Group Member or their ERISA Affiliates have been timely paid to the applicable Multiemployer Plan; (B) neither any Company Group Member nor any ERISA Affiliate has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied, and (C) a complete withdrawal from all such Multiemployer Plans at the Effective Time would not result in any material liability to any Company Group Member and no Multiemployer Plan is in critical, endangered or seriously endangered status or has suffered a mass withdrawal; (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iv) no such plan or the plan of any ERISA Affiliate maintained or contributed to within the last six (6) years is a Single Employer Plan subject to Title IV of ERISA; and (v) no “reportable event,” as defined in Section 4043 of ERISA, with respect to which the reporting requirement has not been waived has occurred with respect to any such plan. No Retained Group Member or Acquired Group Member was a member of a controlled group under Code Section 414(b) or (c) (“Controlled Group”) during any period in which any member of the Controlled Group incurred a withdrawal liability to a Multiemployer Plan or which incurred delinquent contributions to a Multiemployer Pension Plan, which withdrawal liability or delinquent contributions were not satisfied in full.
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c.Each Benefit Plan can be amended, terminated or otherwise discontinued after the Completion in accordance with its terms, without any liabilities to Purchaser, any Acquired Group Member or any of their Affiliates. No Company Group Member has any commitment or obligation and has not made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.
d.Other than as required under Sections 601 to 608 of ERISA, which provisions are hereinafter referred to collectively as “COBRA,” or other applicable Law, no Benefit Plan provides posttermination or retiree health benefits to any individual for any reason, and neither any Acquired Group Member nor any of their ERISA Affiliates has any liability to provide posttermination or retiree health benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with posttermination or retiree health benefits. Upon the Completion and assignment of all Benefit Plans to the Retained Group as provided in Section 23.1, one or more members of the Retained Group shall provide any required COBRA coverage, including any COBRA coverage obligations that arose prior to the Completion and those that arise as a result of the Completion.
e.There is no pending or, so far as the Seller is aware, threatened action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by an Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, selfcorrection or similar program sponsored by any Authority.
f.There has been no amendment to, announcement by Seller, any Company Group Member or any of their Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year (other than on a de minimis basis) with respect to any director, officer, employee, independent contractor or consultant, as applicable. Except as provided under this Agreement, none of the Seller, any Company Group Member, nor any of their Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.
g.Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. No Company Group Member has any
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obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.
h.Each individual who is classified by an Acquired Group Member as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.
i.Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of any Acquired Group Member to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stockbased compensation) due to any such individual; (iii) limit or restrict the right of any Acquired Group Member to merge, amend, withdraw from or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “grossup” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.
1.[Intentionally Omitted]
2.Environment
The definitions in this paragraph apply in this Agreement.

“Environment”: means all or any of the following media, namely air (excluding air within buildings or other natural or manmade structures, whether above or below ground), water (including groundwater, but excluding water in pipes and sewerage systems) and land.
“Environmental Laws”: means all applicable laws, statutes, regulations, subordinate legislation, byelaws, common law, judgments, decisions or injunctions of any court or tribunal to the extent that they relate to the protection or preservation of the Environment.
“Environmental Matters”: means all matters relating to:
(a)pollution or contamination of the Environment;
(b)the presence, disposal, release, spillage, deposit, escape, discharge, leak, emission or migration of Hazardous Materials or solid waste into the Environment;
(c)the creation or existence of any noise, vibration, odor, radiation, common law or statutory nuisance under Environmental Laws; or
(d)the condition, protection, remediation, or restoration of the Environment or any part of it.
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“Hazardous Materials”: means, other than any Product, any material, chemicals, substances, or wastes regulated, listed or defined as “hazardous,” “extremely hazardous,” “toxic,” a “pollutant” or a “contaminant” under Environmental Laws.
a.The Acquired Group holds all permits, licenses, consents and other authorizations required under any Environmental Laws for the operation of the Business as it is carried on at the date of this Agreement (“Environmental Permits”) and the Environmental Permits are in full force and effect.
b.During the last [**] years the Company Group has complied in all material respects with all Environmental Laws in force at the relevant time.
c.The Company Group is not engaged in any litigation, administrative, enforcement, investigatory, or other legal proceedings under any Environmental Laws or in respect of any Environmental Matters and, so far as the Seller is aware, no such litigation, administrative, enforcement or other legal proceedings have been threatened or are pending. The Company Group has not, received from any Person any written request for information pursuant to Environmental Law which remains pending or unresolved, or is the source of ongoing obligations.
d.No real property currently or formerly owned, operated or leased by the Company Group is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.
e.So far as the Seller is aware, there has been no release of Hazardous Materials in contravention of Environmental Law with respect to the assets of the Company Group or the Business or any real property currently or formerly owned, operated or leased by the Company Group, and neither the Company Group nor Seller has received any notice or is aware of any facts or circumstances that could suggest that any real property currently or formerly owned, operated or leased in connection with the Business (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to constitute a violation of an Environmental Law.
f.The Disclosure Letter contains a complete and accurate list of all Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company Group and any predecessors as to which the Acquired Group may retain liability.
g.Seller has provided or otherwise made available to Purchaser and Disclosed the Disclosure Letter: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the assets of the Company Group or the Business or any currently or formerly owned, operated or leased real property which are in the possession or control of the Seller or the Company Group related to compliance with Environmental Laws or the release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to ensure compliance
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with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).
h.Neither the Seller nor the Company Group is aware of or reasonably anticipates, as of the Completion Date, any condition, event or circumstance concerning the release or regulation of Hazardous Materials that might, after Completion, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the Business or assets of the Acquired Group as currently carried out.
1.Disclosure
No representation or warranty by Seller in this Agreement and no statement Disclosed in the Disclosure Letter to this Agreement or any certificate or other document furnished or to be furnished to Purchaser pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.
2.Tax Warranties in relation to the Acquired Group
a.The Accounts include sufficient reserves for all Taxes for which the Company Group is liable as of the respective dates thereof, as determined in accordance with US GAAP.
b.All notices, Tax Returns (as defined in Schedule 8), statements, assessments and registrations required to be submitted by the Acquired Group Members to any Tax Authority for the purposes of Tax have been made on a proper basis, were submitted within applicable time limits, were accurate and complete when supplied and remain accurate and complete in all material respects. None of the above is, or so far as the Seller is aware, is likely to be, the subject of any material dispute with any Tax Authority.
c.All Tax, for which any Acquired Group Member has been liable or is liable to account (including any withholding tax with respect to payments by or earnings of any Acquired Group Member), has been duly paid or remitted (insofar as such Tax ought to have been paid or remitted).
d.No Company Group Member is involved in any dispute with any Tax Authority and no Company Group Member has, within the past [**] months, been subject to any nonroutine visit, audit, investigation, discovery or access order by any Tax Authority. The Seller is not aware of any circumstances existing which make it likely that a nonroutine visit, audit, investigation, discovery or access order will be made with respect to any Company Group Member.
e.The Disclosure Letter contains details of any concession, agreements or arrangements (including without limitation rulings, closing agreements and agreements to extend statutes of limitations) that any Company Group Member has entered into with any Tax Authority.
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f.No Company Group Member is a party to any arrangement that has resulted or could result, separately or in the aggregate, in any “excess parachute” payment within the meaning of Code § 280G (or any comparable provision of state, local, or foreign Tax law) or that will not be fully tax deductible under any applicable Tax law
g.No Acquired Group Member has been a member of an affiliated group filing a consolidated tax return (other than a group the common parent of which was the Company) or has any liability for Taxes imposed on or owing by any other Person under Treasury Regulations § 1.15026, or any similar provision of state, local, or foreign Tax law.
h.No Acquired Group Member has a permanent establishment or otherwise is liable to Tax in any jurisdiction other than the jurisdiction of its incorporation. No Acquired Group Member has been advised by any Tax Authority with which it does not file Tax returns that it is or may be required to file Tax returns in that jurisdiction.
i.Within the past [**] years, no Acquired Group Member has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code § 355 or Code § 351.
j.No Acquired Group Member is or has been a party to any “listed transaction” within the meaning of Code § 6707A(c)(2) and Treasury Regulations § 1.60114(b)(2).
k.No Acquired Group Member will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Completion Date as a result of any (a) change of method of accounting for a taxable period beginning on or prior to the Completion Date (other than pursuant to the change of method of accounting described in paragraph 6.3.1 of Schedule 8), (b) agreement with any Tax Authority, (c) intercompany transaction or excess loss account described in Treasury Regulations under Code § 1502 (or any similar provision of state, local, or foreign law), (d) instalment sale or open transaction disposition made on or prior to the Completion Date or (e) prepaid amount received on or prior to the Completion Date.
l.All transactions or arrangements made between any Acquired Group Members, or between any Acquired Group Members and their Affiliates, have been made on arm’s length terms and the processes by which prices and terms have been arrived at have, in each case, been fully documented in accordance with applicable Tax law. No notice, inquiry or adjustment has been made by any Tax Authority in connection with any such transactions or arrangements.

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Schedule 5
Covenants
Part 1 – PreCompletion
1.Conduct during the Interim Period
a.Subject to paragraph 1.3 and other than pursuant to a Purchaser Request, the Seller undertakes that at all times during the Interim Period, it shall procure that:
i..it and the Company Group Members operate the Business in the ordinary course so as to maintain the Business as a going concern;
ii..it and the Company Group Members operate the Business in compliance with the [**] and all applicable Laws; and
iii..it and the Company Group Members shall not undertake any of the acts or matters specified in paragraph 1.2 of this 0 without the [**] of the [**] (such [**] not to be [**] or [**]).
b.The acts and matters referred to in paragraph 1.1.3 are:
i..disposing (other than by way of a disposal in the ordinary course of business) of any material asset, by license, assignment, pledge, option, or other means, used in or required for, the operation of the Business as currently conducted or as currently proposed to be conducted;
ii..issuing equity interests or other securities, or repurchasing or redeeming of any equity interest or other securities, of any Acquired Group Member;
iii..granting any financial or performance guarantee, or any similar security or indemnity, relating to the obligations or liabilities of any other person other than in the ordinary course of business that impact the Acquired Group or the operation of the Business as currently conducted or as currently proposed to be conducted;
iv..amending the terms of employment or engagement of any of the Acquired Group’s employees or Directors;
v..creating or granting any Encumbrance on, over, or affecting the whole or a substantial part of the assets of the Acquired Group or any of the assets of the Business as currently conducted or as currently proposed to be conducted;
vi..making any proposal for the winding up or liquidation of any Acquired Group Member or entering into any kind of insolvency process or any arrangement with creditors relating to any Acquired Group Member;
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vii..knowingly permitting any of the Acquired Group’s normal insurance policies to lapse or doing anything to make any of their policies of insurance void or voidable;
viii..undertaking any recall or withdrawal of any Product;
ix..entering into any capital commitment or contract involving any expenditure on capital account or the purchase of any capital equipment or other items of a capital nature in each case in excess of $[**];
x..making, changing, or revoking any method of accounting (including any Tax accounting method, practice or period) or filing any amended Tax Return, other than pursuant to a Purchaser Request pursuant to [**];
xi..making, revoking or changing any Tax election (other than an election on Form 8832 to treat US WorldMeds, LLC as an entity that is disregarded as separate from Company for U.S. federal income tax purposes), granting or requesting a waiver or extension of any limitation on the period for audit and examination or assessment and collection of Tax or settling or compromising any contested Tax liability, other than pursuant to a Purchaser Request pursuant to paragraph 6.3.1 of 0;
xii..commencing any material litigation;
xiii..entering into any [**] or any [**] to any [**] relating to the Business of the Acquired Group; or
xiv..entering into any agreement to do any of the acts or matters set out in paragraph 1.2.1 to paragraph 1.2.13 (inclusive).
c.The Seller and the Company Group Members may:
i..take any reasonable action in an emergency or disaster situation with the intention of minimizing or otherwise mitigating the adverse consequences or effect of that situation in relation to a Company Group Member or the Seller;
ii..complete or perform any obligations undertaken in the ordinary course pursuant to any contract, agreement or arrangement entered into before this Agreement;
iii..take any action required by applicable Law or any relevant Authority;
iv..take any action expressly set forth in Schedule 9 (including the respective Annexes) or take any action reasonably required to perform any permitted PreCompletion Transactions; or
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v..take any action at the written request of the Purchaser (which, for the avoidance of doubt, the Seller shall not be obliged to do);
provided, that in no event may any of the foregoing actions: (i) result in a breach of a representation having an impact of more than $[**] individually or in aggregate or (ii) have a Material Adverse Effect on the Business of the Acquired Group, the value of the Acquired Group to Purchaser, or the Purchaser’s or Acquired Group’s tax position. Seller agrees to provide prior notice to Seller with respect to any actions taken pursuant to this paragraph 1.3 to the extent such actions require Purchaser’s consent under paragraph 1.1.3 of this 0; provided, that the failure to provide such notice shall not form the basis of any indemnification claim against the Seller or the failure of any condition to Completion, in each case, under this Agreement.
d.Seller shall permit Purchaser and Purchaser’s accountants access to all necessary books and records, and provide assistance as the Purchaser may reasonably request, at Purchaser’s cost, so as to permit Purchaser’s accountants to prepare financial statements to enable Purchaser to immediately after Completion commence an audit of the Acquired Group for the 2017, 2018 and 2019 fiscal years.
e.Seller will provide to Purchaser all agreements, certificates, filings and other documents (and all exhibits thereto) in each such case that are reasonably material to implement the Restructuring, as soon as reasonably available for review after the effectiveness or submission, as applicable, of each; provided, that the failure to so provide such agreements, certificates, filings and other documents shall not form the basis for the failure of any condition to Completion under this Agreement provided that the underlying activity has been performed and such document is provided before Completion. In addition to the foregoing, during the Interim Period, Seller’s tax advisors and Purchaser’s tax advisors shall work collaboratively in the preparation and review of agreements, certificates, filings and other documents to implement the Restructuring in a [**] consistent with Schedule 9.
f.Representatives of Seller and Purchaser, including the Transition Managers (as defined in the Transitional Services Agreement) shall meet from time to time during the Interim Period (telephonically or otherwise) to negotiate and agree upon the Transition Plan (as defined in the Transitional Services Agreement) that will be effective as of Completion to provide for the orderly transition of the Business to Purchaser, including (i) separation of the Material Contracts designated in Schedule 14.2 of the Disclosure Letter as “MultiProduct Agreements” and (ii) the process for petitioning the Office of Inspector General, such agreement not to be unreasonably withheld.
g.On or before the Completion, the Seller shall use its best efforts to obtain “tail” insurance policies covering (i) professional liability for a period of [**] years (in lieu of the policy for professional liability for a period of [**] referred to in paragraph 1.9 of Schedule 2) and (ii) products liability for a period of [**] years with respect to the [**] (in lieu of the [**] for a period of [**] years with respect to the policy for products liability referred to in paragraph 1.9 of Schedule 2).
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1.Notice of Certain Events
a.Each party undertakes that during the Interim Period, it shall procure that it shall promptly notify the other party in writing of:
i.any fact, circumstance, event or action the existence, occurrence or taking of which (i) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct; or (iii) has resulted in, or could reasonably be expected to result in, the failure of any of the Conditions to be satisfied;
ii.any notice or other communication from any Third Party alleging that the consent of such Third Party is or may be required in connection with the transactions contemplated by this Agreement;
iii.any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and
iv.any actions commenced or, so far as the Seller is aware, threatened against, relating to or involving or otherwise affecting Seller or any Company Group Member that, if pending on the date of this Agreement, would have been required to have been disclosed or that relates to the consummation of the transactions contemplated by this Agreement.
b.The receipt of information pursuant to this paragraph shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made in this Agreement and shall not be deemed to amend or supplement the Disclosure Letter.
2.No Solicitation of Other Bids
a.For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Purchaser or any of its Officers) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving one or more Company Group Members; (ii) the issuance or acquisition of shares of capital stock or other equity securities of any Acquired Group Member; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company Group’s properties or assets (other than pursuant to the Restructuring).
b.Seller shall not, and shall not authorize or permit any Company Group Member or any of their Directors or Officers to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Third Party concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other
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instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause the Company Group
Members and their Directors and Officers to immediately cease and cause to be terminated, all existing discussions or negotiations with any Third Parties conducted heretofore with respect to, or that could lead to, an Acquisition Proposal.
a.Seller shall promptly (and in any event within three Business Days after receipt thereof by Seller or its Officers) advise Purchaser orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person making the same.
1.Restructuring
a.Seller shall (i) complete the Restructuring prior to Completion in all material respects in accordance with the description of the Restructuring set forth in Schedule 9 and (ii) use its commercially reasonable efforts to complete each of the subsections set forth in the definition of “Restructuring”.
b.Prior to Completion, the Purchaser and the Seller shall agree as to the identity of those employees of the Company Group to whom the Purchaser would like to remain in the employ of the Company or Purchaser after Completion, which employees shall be comprised of (i) the individuals set forth on Annex 4.2A and (ii) such additional employees of the Company Group as the Purchaser and the Seller shall reasonably agree prior to Completion (the “Offered Employees”). Prior to Completion, Purchaser shall provide to each such Offered Employee the terms on which they would be employed by the Company or Supernus after Completion. [**] to such [**] shall be [**] by the [**] prior to [**]. Each employee desiring to accept such terms of employment and that becomes employed by the Company or Purchaser after Completion shall be referred to herein as an “Acquired Employee.” All employees of the Company Group other than (x) Acquired Employees or (y) [**], shall be referred to herein as “Retained Employees.” Prior to Completion, the Seller shall transfer the employment of all Retained Employees to New Sub in accordance with Annex D of Schedule 9. The Purchaser and its Subsidiaries shall not be responsible for any (i) liabilities arising out of or related to the employment of any Acquired Employee or [**] prior to [**], (ii) liabilities arising out of or related to the employment of any Retained Employee at any time, and (iii) [**], [**], [**], [**] or [**], [**] or [**] related to the [**] of the [**] or [**], owing to [**] or [**] for periods [**], or related to the change in identity of the employer of the Retained Employees, but shall (A) assume the obligation to provide Forms W2 and other tax information and reporting statements to Retained Employees for calendar year 2020 (with respect to the period prior to Completion) unless the parties agree to use an alternative procedure whereby the Retained Group Member that is the employer of the Retained Employees provides Forms W2 and other tax information and reporting statements to Retained Employees for full calendar year 2020, (B) provide compensation and benefits
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to Acquired Employees in accordance with paragraph 3 of Part 2 of this Schedule 5, (C) be responsible for compensation payable to Acquired Employees for periods following the Completion and (D) be responsible for any sick time or paid time off previously accrued to Acquired Employees during calendar year 2020. Concurrent with the expiration of the [**], the [**] shall have the right to [**] to [**] to [**] with the [**] of [**] (such [**]), other than the [**] set forth on [**]. Any such [**] after [**] of the [**] shall also be considered to be an “[**].”
Part 2 – PostCompletion
1.Products
a.In this Agreement, “Product” means any of the following products:

No.	Product Description
1.
Apokyn (US brand name)
•Generic name: apomorphine hydrochloride injection
•Indication: the acute, intermittent treatment of hypomobility, “off” episodes (“endofdose wearing off” and unpredictable “on/off” episodes) in patients with advanced Parkinson’s disease
•[**] as configured with the [**] marketed pursuant to [**]

2.
Myobloc (US brand name), Neurobloc (EU brand name), Nerbloc (Japan brand name)
•Generic name: rimabotulinumtoxinB injection
•Indications: (i) the treatment of cervical dystonia (“CD”) to reduce the severity of abnormal head position and neck pain associated with CD in adults (in the US, EU and Japan) and (ii) the treatment of chronic sialorrhea in adults (US only)

3.	[**] – Apomorphine [**] for Advanced Parkinson disease – [**]
4.
Xadago (US brand name)
•Generic name: safinamide tablets
•Indication: XADAGO is a monoamine oxidase type B (MAOB) inhibitor indicated as adjunctive treatment to levodopa/carbidopa in patients with Parkinson’s disease (PD) experiencing “OFF” episodes.

b.Prior to the Completion Date, the Seller shall: (i) use Diligent Efforts to obtain authorizations required to commercialize any Product, and (ii) use Diligent Efforts to commercialize the Products within the Territory.
c.Following the Completion Date, the Purchaser shall: (i) use Diligent Efforts to obtain authorizations required to commercialize any Product, and (ii) use Diligent Efforts to commercialize the Products within the Territory and to achieve the milestones set forth in clause 4.6. Notwithstanding the foregoing, [**] acknowledges that (i) the [**] of [**] with [**] were [**] by [**] and [**] by [**] as part of the basis for the [**], and (ii) [**] does [**] that the [**] provided by [**], which is reflected in the [**], is likely to be [**] in accordance with its terms.
d.In the event any asset of the Acquired Group is the subject of an Encumbrance in connection with any Indebtedness, Seller shall immediately satisfy all such Indebtedness and procure documentation reasonably acceptable to Purchaser releasing all such Encumbrances.
e.Promptly following Completion, the Purchaser shall, and the Purchaser shall cause each applicable Acquired Group Member to, amend their respective organizational documents to remove reference in the entity names of such Acquired Group Members to “USWM”, “US WorldMeds” and any similar designations.
f.The parties acknowledge that the Material Contracts (other than [**], which shall be subject to the provisions of paragraph 1.7 of this Part II of this Schedule 5) designated in Schedule 14.2 of the Disclosure Letter as “MultiProduct Agreements” and other contracts are intended to be assigned or divided (by amending such contract as it pertains
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to one party to appropriately reduce its scope, and arranging for the other party to enter into a new contract on substantially similar terms with respect to the remaining subject matter), as such assignment or division is described in detail in the description of the Restructuring set forth in Schedule 9, some of which are to be assigned or divided pursuant to the Restructuring. For any such contracts that have not been assigned or divided as of Completion, the party to such contract shall, subsequent to Completion, cooperate with the other party in attempting to obtain such assignment or division as promptly thereafter as practicable. Until such assignment or division has been achieved, the party to such contract shall use its reasonable best efforts to provide the other party with the rights and benefits of each contract in question for the term thereof, and the other party shall make such party whole for all outofpocket expenses actually incurred by the other Party incurred in procuring such rights and benefits. In addition to such reimbursement, to the extent that Purchaser is administering any such contract on behalf of Seller, Seller shall reimburse Purchaser at a rate equal to the expense of the fullyburdened time of the personnel providing such services [**]%.
g.Commencing upon the execution of this Agreement, Seller will use commercially reasonable efforts to establish distribution channels for its own products for the period after Completion. At Seller’s sole discretion, Seller may notify Purchaser that Seller would like to engage Purchaser as a distributor of its products for a limited time after Completion until Seller has established such distribution channels by providing Purchaser with a detailed list of the specific services desired to be performed. If Seller determines that it requires such services, the parties shall use commercially reasonable efforts to promptly negotiate a distribution agreement on commercially reasonable terms.
2.Restrictions on the Seller postCompletion
a.Subject to paragraph 2.2 below, the Seller undertakes to the Purchaser that it shall not (and shall procure that none of its Subsidiaries or other Affiliates, including none of the Retained Group Members, shall), for a period of [**] years after the Completion Date, develop, manufacture, distribute, market or sell, or enter into arrangements with Third Parties for the distribution, marketing or sale of any Product which is approved for any of the same indication(s) set forth above and which is or are specified in the label for any Product (“Competing Products”).
b.Nothing in paragraph 2.1 shall prevent the Seller (or any Retained Group Member) from fulfilling its obligations to Purchaser pursuant to or in connection with the Transitional Services Agreement.
c.The consideration for the undertakings in paragraph 2.1 is included in the Purchase Price.
3.Employment related Provisions
a.Subject to applicable law, the Purchaser undertakes to the Seller that, for a period of [**] months after the Completion Date, the Purchaser shall provide to each Acquired Employee, (i) a base salary (or hourly wage) that is [**] the base salary (or hourly wage)
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provided to such Acquired Employee as of immediately prior to the Completion Date, (ii) [**] and [**] on a basis that is [**] in the aggregate as provided to [**] of the [**], and (iii) other [**] that are [**] in the aggregate as provided to [**] of the [**].
b.The Purchaser further undertakes to the Seller that it shall provide [**] for each Acquired Employee’s [**] with the Acquired Group for all purposes (including [**], [**] and [**]) under each [**], [**], [**] or [**] of the Purchaser to the same extent that such [**] was recognized under a similar [**], [**], [**] or [**] of the Acquired Group as of the Completion Date to the extent permitted by the [**], [**], [**] and [**] of the Purchaser; provided that such prior [**] shall not be required to the extent that it results in a duplication of [**]. In furtherance of the forgoing, and to the extent permitted by the [**], [**], [**] and [**] of the Purchaser, the Purchaser undertakes to, (i) waive, or cause to be waived, any preexisting condition limitations, exclusions, [**] at [**] requirements and waiting periods under any [**] in which the Acquired Employees (and [**]) will be [**] to [**] from and after the Completion Date and (ii) recognize the [**] of all [**], [**] and similar [**] incurred by each Acquired Employee (and [**]) during the calendar year in which the Completion Date occurs for purposes of satisfying such year’s [**] and [**] limitations under the relevant [**] in which they will be [**] to [**] from and after the Completion Date.
c.The parties acknowledge and agree that all provisions contained in this paragraph 3 with respect to any Acquired Employees are included for the sole benefit of the respective parties and shall not create any right (i) in any other person, including employees, former employees, any participant or any beneficiary thereof in any employee benefit plan or (ii) to continued employment with the Acquired Group or the Purchaser. Nothing in this paragraph 3, whether express or implied, shall be treated as an amendment or other modification of any employee benefit plan of the Acquired Group or the Purchaser, or prohibit the Purchaser amending or terminating any employee benefit plan.
4.Audit
Seller shall provide all reasonable assistance to the Purchaser, at Purchaser’s cost, to conduct an audit of the Acquired Group commencing immediately after Completion.
5.License Grant
Seller hereby grants to Purchaser a [**], [**], [**], [**], [**]license to use KnowHow of the Seller and any Retained Group Member to develop, manufacture, import, export, distribute, sell, and use Products. For purposes of clarity, if such KnowHow is also applicable to any business of the Retained Group, the parties agree that such license shall be solely applicable to the Products. “KnowHow” shall mean information, trade secrets, knowledge, inventions, invention disclosures, improvements, technology, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, results, assays, materials (including biological, pharmacological, toxicological, pharmaceutical and chemical), data and
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information (including analytical, preclinical, clinical, safety, manufacturing and quality control), and study designs and protocols, in all cases whether or not (i) confidential, proprietary, patented or patentable, (ii) reduced to written, electronic or any other form, and (iii) now known or hereinafter developed, in each case necessary or useful for the conduct of the Business or the development, manufacture, import, export, distribution, sale and use of Products.
6.No Impairment
On or before the date that is [**] months following Completion, Seller will not take any action, nor permit any of its Subsidiaries or Affiliates to take any action, that would have a material adverse effect on Purchaser’s ability to obtain recourse for Seller’s indemnification obligations.
7.Restructuring
Seller shall complete all tasks required to fully implement the Restructuring in all respects in accordance with clause 15.1 of this Agreement and the description of the Restructuring set forth in Schedule 9, using best efforts to complete such tasks on or before the [**] day after Completion.
Part 3 – Nonsolicit
1.Seller nonsolicit
a.Subject to paragraph 1.2 below, until the date falling [**] years after the Completion Date, the Seller shall not (and shall procure that none of its Affiliates or any Retained Group Member shall) without the prior written consent of the Purchaser solicit or entice away from employment with an Acquired Group Member, the Purchaser or any of their Affiliates, any Employee of an Acquired Group Member other than a person employed otherwise than in a [**], [**] or [**] capacity.
b.Nothing in paragraph 1.1 above shall prevent the Seller or any of its subsidiaries from:
i..engaging in public advertisements not targeted at any Employee; or
ii..employing any person:
a.who responds to a public advertisement for the relevant vacancy placed by or on behalf of the Seller or any of its subsidiaries; or
b.who is no longer employed by an Acquired Group Member, the Purchaser or an Affiliate of the Purchaser when they are approached or solicited; or
c.who has made an unsolicited approach to the Seller or its Subsidiary (as applicable) to seek employment.
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c.Until the date falling [**] years after the Completion Date, the Seller shall not (and shall procure that none of its Affiliates or any Retained Group Member shall):
i..deal with any customer or supplier in connection with a Competing Product or business that competes with the Acquired Group’s Business, but this shall not preclude it from dealing with a company whose activities include or relate to a Competing Product so long as the Seller or such Affiliate or Retained Group Member does not either directly or indirectly deal in any such Competing Product or business that competes with the Acquired Group’s Business; or
ii..interfere with or seek to interfere with the contractual or other trade relations between any Acquired Group Members and any of their customers or suppliers, or any other person for orders or instructions in respect of any goods or services provided to or supplied by any Acquired Group Members.
2.Purchaser nonsolicit
a.Subject to paragraph 2.2 below, until the date falling [**] years after the Completion Date, the Purchaser shall not (and shall procure that none of its Affiliates shall) without the prior written consent of the Seller (not to be unreasonably withheld) solicit or entice away from employment with the Retained Group, any Retained Group Senior Employee.
b.Nothing in paragraph 2.1 above shall prevent the Seller or any of its subsidiaries from:
i..engaging in public advertisements not targeted at any Retained Group Senior Employee; or
ii..employing any person:
d.who responds to a public advertisement for the relevant vacancy placed by or on behalf of the Purchaser or any of its Affiliates;
e.who is no longer employed by the Retained Group when they are approached or solicited; or
f.who has made an unsolicited approach to the Purchaser or its Affiliate (as applicable) to seek employment.

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Schedule 6
Limitation on Seller’s Liability
1.Limitations on liability
The Seller’s liability for all claims brought under this Agreement shall be limited as set forth in paragraphs 1.1 through 1.8 below:
a.Except as otherwise provided in this paragraph 1.1, the Seller’s aggregate liability for all [**] brought under this Agreement, if any, shall not exceed $[**], and the Purchaser agrees and accepts that its only recourse in respect of any [**] brought under this Agreement, including all [**], [**] and [**] (including [**]) in respect thereof, shall be limited to the [**]. [**] aggregate liability for [**], if any, shall be [**], however, by an amount equal to the [**] of (i) the amount of claims paid out under the [**] for claims that were not [**] (e.g., for [**], [**] and [**]) and (ii) amount of [**] that, in the aggregate, [**] by the [**] as a result of the payment of [**] that were not [**] claims. For example, if the [**] had a [**] of $[**], but the amount of [**] was [**] by $[**] as a result of [**] under the [**], the [**] would be [**] for future [**] to the extent they may [**], in the aggregate, $[**] (the amount of [**] the [**]), but only to a maximum liability to the Seller of $[**] (the [**] of [**] used on [**] that were not [**]).
b.The Seller’s aggregate liability for all [**] shall not exceed an amount equal to the [**] less any amounts [**] the [**] in respect of [**] (it being acknowledged that until the [**] of the [**] is [**], the Purchaser is to pursue any available recovery with respect to such [**] the [**] before [**] against the [**] with respect to such [**]). For the sake of clarity, Purchaser’s recourse for [**] shall [**] to the [**]. In the event that [**] under the [**] is [**] or [**] for the [**] of such [**], the Purchaser may seek [**] of any [**] from [**], up to the [**].
c.The Seller’s aggregate liability for all [**] shall not exceed an amount equal to [**] of the [**]. For the sake of clarity, [**] for [**] shall not be against the [**], and the [**] may [**] for the [**] of such claims from [**].
d.The Seller’s aggregate liability for all [**], [**], [**] and [**] shall not exceed the [**], [**] any amounts that are [**] the [**]. The Purchaser must [**] the [**] for [**] and [**], if such claims are [**] by the [**]. For the sake of clarity, Purchaser’s recourse for [**] and [**] shall [**] to the [**]. In the event that [**] the [**] is [**] or [**] for the [**] of [**] and [**] (e.g., due to [**], the [**] or the [**]), the [**] may [**] of [**] from [**] as set forth herein. For the sake of clarity, Purchaser’s recourse for [**] shall not be [**] the [**], and the [**] may [**] for the [**] of such [**] from [**].
e.The Seller’s aggregate liability for all [**] shall not exceed an amount equal to the [**]. For the sake of clarity, Purchaser’s recourse for [**] shall [**] the [**], and the [**] may [**] for the [**] of such [**] from [**].
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f.The Seller’s aggregate liability for all [**] shall [**]. For the sake of clarity, Purchaser’s recourse for [**] shall [**] the [**], and the [**] may [**] for the [**] of such [**] from [**].
g.Notwithstanding anything to the contrary in this Agreement, to the extent that the Purchaser is unable to recover [**] the [**] the [**] of any claim (other than a [**]) by reason of the [**], the [**] may [**] the [**] from the [**].
h.Notwithstanding anything to the contrary in paragraphs 1.1 through 1.7 of this Schedule 6 or clause 10 of the Agreement, any claim against Seller in respect of [**] and any [**] that relates to, or is in respect of, [**] shall be subject to the exclusions set forth in paragraph [**] of Schedule [**].
2.Time limits
a.The Seller shall not be liable for a claim unless notice in writing summarizing in reasonable detail the matter giving rise to and the nature of the relevant claim, and specifying (as far as is reasonably practicable) the amount claimed, has been given by the Purchaser to the Seller:
i..in the case of a [**], on or before the [**] of (i) the date that the [**] for the underlying claim [**], and (ii) [**] years from the date the Company [**] its [**] for the [**] (or [**]) of the Completion;
ii..in the case of [**], [**] and [**], on or before the [**] of Completion; provided that with respect to any covenant, agreement or obligation with respect the full performance of which extends beyond the [**] of Completion pursuant to the terms of this Agreement, such [**] may be brought any time on or before the [**] of full performance of such covenant, agreement or obligation;
iii..in the case of [**], on or before the date that is [**] months following Completion;
iv..in the case of [**], on or before the date that is [**] months following Completion; or
v..in the case of [**] and [**], on or before the date that the [**] for the underlying claim [**].
b.Notwithstanding any obligation Purchaser may have to pursue a recovery against the Warranty Insurance Policy or any other insurance before pursuing recovery against the Seller with respect to a claim, Purchaser may provide notice of any such claim to Seller pursuant to paragraph 2.1 of this Schedule 6 at any time to ensure that notice of such claim has been timely provided to Seller.
3.Provision made in the Financial Information
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The Seller shall have [**] in respect of a claim if and to the extent that (i) any [**], [**] or [**] was specifically and explicitly made in the Financial Information in respect of the specific matter or circumstances giving rise to the claim and (ii) such [**] provision or [**] related to [**] and not the [**].
4.Insurance
a.If, in respect of any matter or circumstance which would give rise to a claim, the Purchaser, any Acquired Group Member, or any other member of the Purchaser’s Group (the “Insured Party”) is entitled to claim under any policy of insurance (other than under the Warranty Insurance Policy which is addressed elsewhere in this Agreement);
i..The Purchaser shall (or shall procure that the Insured Party shall) first use all reasonable endeavors to enforce such recovery or seek such reimbursement from the relevant policy of insurance; and
ii..The [**] in respect of any such [**] shall be [**] by [**] under such [**] (less all reasonable costs, charges and expenses incurred by the Insured Party in recovering that sum), or extinguished if the amount so recovered exceeds the amount of the claim.
iii..For clarity, the making of any such claim shall not impact the timing or amount of any [**] that may be [**] from the [**] to the [**]. Purchaser may provide notice of any such claim to Seller at any time pursuant to Section 2.2 to preserve its rights. To the extent that any Insured Party receives a payment under any such insurance policy or collateral source [**] to an [**] made by the [**] with respect a [**] hereunder, such [**] shall [**] the [**] for such [**] up to the [**] or [**].
5.Recovery from third parties
a.If the Purchaser, an Acquired Group Member or any other member of the Purchaser’s Group (the “Entitled Claimant”) is at any time entitled to recover or otherwise claim reimbursement from a Third Party in respect of any matter or circumstance giving rise to a claim:
i..the Purchaser shall (or shall procure that any Entitled Claimant shall) use all reasonable endeavors to enforce such recovery or seek such reimbursement from the relevant Third Party; and
ii..the [**] in respect of any subsequent related claim shall be [**] by the amount (if any) recovered by the Entitled Claimant from the relevant Third Party, or extinguished if the amount recovered exceeds the amount of the relevant claim (in each case less all reasonable costs, charges and expenses incurred by the Entitled Claimant in recovering that sum).
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iii..For clarity, [**] from the [**] shall not impact the [**] or [**] of [**] that may be [**] from the [**] to the [**]. To the extent that any Entitled Claimant receives a payment from any relevant Third Party corresponding to an indemnification payment made [**] with respect a claim for indemnification hereunder, such Entitled Claimant shall reimburse the Seller for such indemnification payment up to the amount of such payment received.
b.If the [**] makes [**] to the [**] in respect of a claim and an Acquired Group Member or any other member of the Purchaser’s Group subsequently recovers from a Third Party a sum with respect to that claim, the Purchaser shall promptly repay to the Seller the lower of:
i..the amount recovered from such Third Party (less all reasonable costs, charges and expenses incurred by the Purchaser, an Acquired Group Member, or any other member of the Purchaser’s Group in recovering that sum); and
ii..the amount paid to the [**] by the [**] in respect of the relevant claim.
c.If any amount is repaid to the [**] by the [**] in accordance with paragraph 5.2 of this Schedule, an amount equal to the amount so repaid shall be deemed never to have been paid by the Seller to the Purchaser.
6.Voluntary Acts
a.The Seller shall not be liable in respect of a claim (except as expressly provided otherwise in Schedule 8) to the extent that the event, matter or circumstance giving rise to such claim arises, occurs or is directly attributable to (or the Seller’s liability pursuant to such claim is increased as a result of) any:
i..voluntary act, omission, or transaction carried out by Purchaser, the Company or any other member of the Purchaser’s Group on or after Completion;
ii..voluntary act, omission, transaction carried out at the request of the Purchaser before Completion or pursuant to the express terms of this Agreement; or
iii..change after Completion in the [**], [**], [**] or [**] applied in preparing any [**], or [**] or [**] of the Company compared to those used prior to Completion (unless such change is required to comply with law in force at the date of this Agreement or [**]).
7.Purchaser’s knowledge
The representations, warranties and covenants of the Seller, and the Purchaser’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Purchaser (including by any of its representatives) or by reason of the fact that the Purchaser or any of its representatives knew or should have known that any such representation or warranty is, was or might be
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inaccurate or by reason of the Purchaser’s waiver of any Conditions. Notwithstanding the foregoing, the Purchaser shall not be entitled to make a claim if and to the extent that the facts, matters, events or circumstances giving rise to the claim are Disclosed in the Disclosure Letter.
8.Change in law
The Seller shall not be liable in respect of a claim to the extent that such claim arises or the value of such claim is increased (whether directly or indirectly) as a result of a change in any law, legislation, rule or regulation (including any new law, legislation, rule or regulation) that comes into force or otherwise takes effect after the date of this Agreement.
9.No double recovery
The Purchaser shall not be entitled to recover damages, or obtain payment, reimbursement, restitution or indemnity more than once in respect of the same loss, shortfall, damage, deficiency, breach or other event or circumstance.
10.Mitigation and rescission
a.The Purchaser shall (and shall procure that each Acquired Group Member and every other member of the Purchaser’s Group shall) take all reasonable steps to avoid or mitigate any loss or liability suffered or incurred by it which could give rise to a claim.
b.The Purchaser agrees that rescission shall not be available as a remedy for any claim and it agrees not to seek that remedy.
[**]
11.1 The Purchaser shall have a right of [**] in respect of [**] for which the [**] is liable under this Agreement; provided, that the Purchaser shall not have a right of [**] with respect to [**] set forth in Section [**] ([**] by the [**] of [**] in the [**]). For the avoidance of doubt, Purchaser’s right of [**] shall also apply in respect of [**] for which it is [**] the [**]; provided, that in the event Purchaser [**] the [**] under the [**], Purchaser shall [**] to Seller such [**]. In the event that the Seller shall pursue legal action against the Purchaser with respect to improper use of this right of [**] and the Seller ultimately prevails against the Purchaser with respect to such legal action, then the Purchaser agrees to [**] the Seller for the [**] of any [**], [**] and [**] incurred by the Seller in connection with such legal action.

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Schedule 7
Completion Accounts
Part 1 – Preparation of Completion Accounts
1.Definitions
a.The definitions in this paragraph apply in this Agreement.
“Adjusted Completion Payment”: means the Completion Payment as calculated using the [**], [**], [**], and [**] as shown in the Adjusted Completion Payment Statement as prepared and agreed or determined (as the case may be) in accordance with this 0.
“Adjusted Completion Payment Statement”: means the statement setting out the amount of the [**], [**], [**], and [**] as shown in, or derived from, the Completion Accounts, together with the resulting calculation of the Adjusted Completion Payment, and as prepared and agreed or determined (as the case may be) in accordance with this 0.
“Branded Prescription Drug Fee”: means the annual fee imposed by Section 9008 of the Patient Protection and Affordable Care Act, as amended by section 1404 of the Health Care and Education Reconciliation Act of 2010, on each covered entity engaged in the business of manufacturing or importing branded prescription drugs, as such provisions may be amended from time to time.
“Cash”: means the aggregate amount of all:
i.cash on hand, including all outstanding security, customer or other deposits;
ii.cash standing to the credit of any account with a bank or other financial institution (as reduced by the amount of all checks, wire transfers or withdrawals made prior to Completion and not reflected in the balance of such accounts); and
iii.cash equivalents,
in each case, to which any Acquired Group Member is beneficially entitled as at the Effective Time and as shown in the Completion Accounts, calculated on the bases and in the order of priority specified in paragraph 4 of this 0.
“Completion Accounts”: means the statement of financial position of the Acquired Group as at the Effective Time (including the notes thereon), as prepared and agreed or determined (as the case may be) in accordance with this 0.
“Dispute Notice”: has the meaning set out in paragraph 2.3 of this 0.
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“Draft Documents”: has the meaning set out in paragraph 2.1 of this 0.
“Effective Time”: means 11:59 p.m. Eastern time on the Business Day before the Completion Date.
“Expert”: means an independent firm of certified public accountants of international repute appointed in accordance with paragraph 3 of this 0 to resolve any dispute arising between the parties in connection with the preparation of the Completion Accounts or the Adjusted Completion Payment Statement.
“Indebtedness”: means in relation to the Acquired Group Members the aggregate amount of their debts, borrowings and other financial indebtedness, in each case, as at the Effective Time and shown in the Completion Accounts, calculated on the bases and in the order of priority specified in paragraph 4 of this 0, including (a) borrowings from any bank, financial institution or other person or entity; (b) indebtedness arising under any bond, note, loan stock, debenture, commercial paper or similar instrument, including loans from the federal government under [**] and the [**]; (c) obligations under any conditional sale, title retention, forward sale or purchase or any similar agreement or arrangement creating obligations with respect to the deferred purchase price of property (other than customary trade credit given in the ordinary course of business); (d) Director and Officer Indebtedness; (e) any liability or obligation as a guarantor or surety for any liability or obligation described in the preceding clauses (a)(d), (f) all unpaid accrued interest on any borrowings or financial indebtedness referred to in clauses (a)(d) above, (g) the [**] (to the extent not paid prior to Completion), and (h) any additional liabilities or obligations to be paid at Completion as may be agreed in writing by Seller and Purchaser.
“Resolution Period”: has the meaning set out in paragraph 2.6 of this 0.
“Review Period”: means the period of [**] Business Days commencing on the first Business Day after the day on which the Purchaser receives the Draft Documents from the Seller in accordance with paragraph 2.1 of this 0.
“US GAAP”: means United States generally accepted accounting principles, as in effect on December 31, 2019.
“Working Capital”: means the aggregate current assets (except for those included within Cash) less the aggregate current liabilities (except for those included within Indebtedness or Transaction Expenses) of the Acquired Group as at the Effective Time, including current [**] and [**], and set out in the Completion Accounts, calculated on the bases and in the order of priority specified in paragraph 4 of this 0. For purposes of this definition, any [**], the payment of which have been [**] as permitted by [**] or any similar Law, shall be deemed to be a [**] even if not due for more than [**].
b.Any period of time specified in this Schedule may be extended by agreement in writing between the Purchaser and the Seller.
2.Preparing the Completion Accounts and Adjusted Completion Payment Statement
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a.As soon as practicable, and in any event no later than [**] days after the Completion Date, the Seller shall prepare, certify and deliver to the Purchaser for review drafts of the Completion Accounts and the Adjusted Completion Payment Statement drawn up in accordance with paragraph 4 of this 0 (together the “Draft Documents”).
b.Following Completion and until the Completion Accounts have been finally agreed or determined in accordance with this 0, the Purchaser shall, and shall procure that the Acquired Group Members shall, promptly provide the Seller, its agents and representatives with all information relating to the operations of the Acquired Group Members, including access during normal business hours to all employees, books, records and other relevant information (including the right to take copies of all such information) of the Acquired Group Members and promptly provide all cooperation and assistance as may (in any such case) be reasonably required in order to enable the Seller to prepare the Draft Documents.
c.No later than the [**] of the Review Period, the Purchaser shall serve a written notice on the Seller stating whether or not it agrees with the Draft Documents. In the case of any disagreement, the notice (“Dispute Notice”), Purchaser shall specify, certify and deliver to the Seller in reasonable detail each matter or item in dispute and, to the extent practicable, any adjustments which the Purchaser considers should be made to the Draft Documents. Aspects of the Draft Documents which are not covered by the Dispute Notice shall be deemed agreed and accepted by the Purchaser.
d.During the Review Period, the Seller shall upon reasonable notice and during normal business hours, permit the Purchaser (and its agents or advisers) to access and review the Seller’s working papers relating to the preparation of the Draft Documents.
e.If, during the Review Period, the Purchaser:
i..serves a written notice on the Seller confirming its agreement with the Draft Documents, they shall, with effect from the date of service of such notice, constitute the Completion Accounts and the Adjusted Completion Payment Statement and shall be final and binding on the parties; or
ii..fails to serve a Dispute Notice prior to the expiry of the Review Period, the Draft Documents shall, with effect from the expiry of the Review Period, constitute the Completion Accounts and the Adjusted Completion Payment Statement and shall be final and binding on the parties.
f.If the Purchaser serves a Dispute Notice in accordance with paragraph 2.3 of this 0, the parties shall, during the period of [**] Business Days commencing on the date of service of the Dispute Notice (“Resolution Period”), seek in good faith to reach agreement on the disputed matters. If, before the Resolution Period expires, the disputed matters are:
i.resolved by the parties in writing, the Draft Documents (revised as necessary to reflect the parties’ agreement) shall constitute the Completion Accounts and
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the Adjusted Completion Payment Statement, and shall be final and binding on the parties with effect from the date of their agreement; or
ii.not all resolved by the parties in writing, then at any time following the expiry of the Resolution Period either party may, by written notice to the other party, require the remaining disputed matters to be referred to an independent Expert for determination in accordance with paragraph 3 of this 0 (with any matters resolved or not the subject of such written notice being deemed agreed by the parties).
a.The Purchaser and the Seller shall bear and pay their own costs incurred in connection with the preparation, review and agreement of the Completion Accounts and the Adjusted Completion Payment Statement.
1.Expert determination
a.If a notice is served by either party pursuant to paragraph 2.6.2 of this 0, the parties shall use all reasonable endeavors to reach agreement regarding the identity of the Person to be appointed as the independent Expert and to agree terms of appointment with the Expert. Neither party shall unreasonably withhold its agreement to the identity of the Expert or terms of appointment proposed by the Expert.
b.If the parties are unable to agree on the identity of the independent Expert, Seller’s Expert and Purchaser’s Expert shall mutually agree on the identity of the independent Expert, such agreement not to be unreasonably withheld.
c.Except for any procedural matters, or as otherwise expressly provided in this 0, the scope of the Expert’s determination shall be limited to determining the unresolved matters in the Dispute Notice relating to:
i.whether the Draft Documents have been prepared in accordance with the requirements of this Schedule;
ii.whether any errors have been made in the preparation of the Draft Documents; and
iii.any consequential adjustments, corrections or modifications that are required in order for the Draft Documents to have been prepared in accordance with the requirements of this Schedule.
d.The parties shall cooperate with the Expert and shall provide (and in the case of the Purchaser shall procure that the Acquired Group Members provide) such assistance and access to such documents, personnel, books and records as the Expert may reasonably require for the purpose of making their determination.
a.The parties shall be entitled to make written submissions to the Expert and each party shall, with reasonable promptness, supply the other party with all such information and
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access to its documentation, books and records as the other party may reasonably require in order to make a written submission to the Expert in accordance with this paragraph.
b.To the extent not provided for in this paragraph 3, the Expert may in their reasonable discretion determine such other procedures to assist with the conduct of their determination as they consider just or appropriate including (to the extent they consider necessary) instructing professional advisers to assist in reaching their determination.
c.Unless otherwise agreed by the parties, the Expert shall be required to make their determination in writing (including reasons for their determination) and to provide a copy to each party as soon as reasonably practicable and in any event within [**] Business Days of their appointment.
d.All matters under this paragraph 3 shall be conducted, and the Expert’s decision shall be written, in the English language.
e.The Expert shall act as an expert and not as an arbitrator. Except in the event of manifest error or Fraud:
i.the Expert’s determination of any matters referred under this Schedule shall be final and binding on the parties; and
ii.the Draft Documents, subject to any adjustments, corrections or modifications that are necessary to give effect to the Expert’s determination, shall constitute the Completion Accounts and the Adjusted Completion Payment Statement for the purpose of this Agreement.
f.If an appointed Expert dies or becomes unwilling or incapable of acting, or does not deliver their determination within the period required by this paragraph 3:
i.the parties shall use all reasonable endeavors to agree the identity and terms of appointment of a replacement Expert; and
ii.this paragraph 3 shall apply in relation to each and any replacement Expert as if they were the first Expert appointed.
g.The parties shall act reasonably and cooperate to give effect to the provisions of this paragraph 3 and shall not do anything to hinder or prevent the Expert from making a determination.
h.Each party shall bear and pay its own costs incurred in connection with the Expert’s determination pursuant to this paragraph 3 of this 0. The Expert’s fees and any costs or expenses incurred in making their determination shall be borne by the parties in equally or in such other proportions as the Expert may direct.
1.Basis for preparing the Completion Accounts
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a.The Completion Accounts shall be prepared in the form set out in Part 2 of this 0 and on the bases, and in the order of priority, shown below:
i.applying the same accounting standards, principles, policies and practices (with consistent classifications, judgements, valuation and estimation techniques) that were used in the preparation of the Company’s audited financial statements; and
ii.to the extent not provided for by the matters referred to in paragraph 4.1.1 above, in accordance with US GAAP, in each case, as in force for the accounting period ending on December 31, 2019.
Part 2 – Form of Completion Accounts

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Schedule 8
Tax Covenant
1.Interpretation
The following definitions and rules of interpretation apply in this Tax Covenant.
a.Definitions:
“Dispute”: means any dispute, appeal, negotiations or other proceedings in connection with a Tax Claim.
“Liability for Tax”: means
(a)any liability of any Acquired Group Member to make an actual payment or remittance of, or in respect of, or on account of, Tax to a Tax Authority in respect of any Tax Company Group Member for any taxable period (or portion of a taxable period) ended on or before the Completion Date, and whether or not any Acquired Group Member has, or may have, any right of reimbursement against any other person, i.e., in each case the amount of the Liability for Tax will be the amount of the actual payment;
(b)the use or setting off of any Relief of the Purchaser or any member of the Purchaser’s Tax Group (excluding, for these purposes, the Acquired Group and each Acquired Group Member) where, but for that set off or use, any Person that was an Acquired Group Member at Completion would have had a liability to make a payment as described in clause (a) above, in which case, the amount of the Liability for Tax will be the amount of Tax for which the Seller would have been liable but for the setting off or use; and
(c)any liability of Purchaser’s Tax Group for Tax for a taxable period (or portion of a taxable period) following the Completion Date arising as a result of any [**] of [**] of an [**] as [**] income as a result of the application of Section [**] of the Code, but only to the extent that (i) such recharacterization arose as a result of a [**] of [**] under Code § [**] with respect to any [**] and (ii) the total amount of income subject to such recharacterization exceeds the aggregate amount of any net operating loss carryover (within the meaning of Code § 172) of the Acquired Group immediately following the Completion Date (taking into account all audit and other adjustments to such net operating losses with respect to any PreCompletion Tax Period).
“PreCompletion Tax Period”: means any taxable period (or portion of a taxable period) ending on or before the Completion Date.
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“Purchaser’s Tax Group”: means the Purchaser and any other company or companies that are, from time to time, treated as members of the same Group as, or otherwise connected or associated in any way with, the Purchaser for any Tax purpose.
“Relief”: means any loss, relief, allowance, credit, exemption or set off for Tax or any deduction in computing income, profits or gains for the purposes of Tax and any right to a repayment of Tax or to a payment in respect of Tax.
“Straddle Period”: means any tax period beginning before, and ending after, the Completion Date.
“Tax”: means any federal, state, local, municipal, provincial or foreign income, gross receipts, license, payroll, employmentrelated, excise, goods and services, harmonized sales, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, revenue, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or addon minimum, estimated, or other tax, duty, impost, levy or assessment by a Tax Authority of any kind whatsoever, including any interest, penalty, fine, surcharge or addition thereto, whether disputed or not, and any related charges or costs.
“Tax Authority”: means any government, state or municipality or any local, state, federal or other fiscal, revenue, customs or excise authority, body or official competent to impose, administer, levy, assess or collect Tax in the United States or elsewhere.
“Tax Claim”: means any claim, counterclaim, assessment, notice, demand, letter or other document issued or action taken by or on behalf of any Tax Authority, selfassessment or other occurrence (a) from which it appears that any Acquired Group Member or the Purchaser is or may be subject to a Liability for Tax or other liability for which the Seller is or may be liable under this Tax Covenant or (b) in respect of any Tax relating to, or the Tax treatment of, (i) the Restructuring or (ii) the Seller or the Retained Group (or any assets held or distributed thereby on or prior to the Completion Date), in either case, may be at issue.
“Tax Company Group”: means the Company and each Person (i) that is or was, at any time, a Subsidiary of the Company and (ii) for whose Taxes the Acquired Group is liable under applicable Tax Law.
“Tax Company Group Member”: means any Person included in the Tax Company Group at any time for whose Taxes the Acquired Group is liable under applicable Tax Law.
“Tax Law”: means any law, regulation, directive, statute or enactment wherever enacted or issued, coming into force or entered into providing for or imposing any Tax, including orders, regulations, instruments, bylaws or other subordinate legislation made under the relevant statute or statutory provision and any directive, statute, enactment, law, order, regulation or provision that amends, extends, consolidates or replaces the same or that was amended, extended, consolidated or replaced by the same.
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“Tax Return”: means any return, declaration, report, statement, claim for refund, information statement or other written information and other document required to be filed with respect to
Taxes, including any schedule, attachment or supplement thereto, and including any amendment thereof.
a.References to gross receipts, income, profits or gains earned, accrued or received shall include any gross receipts, income, profits or gains deemed under applicable Tax Law to have been, or treated or regarded as, earned, accrued or received.
1.Covenant
a.Subject to the provisions of this Tax Covenant, the Seller covenants to pay to the Purchaser an amount equal to any:
i.Liability for Tax of any Acquired Group Member with respect to (i) any period (or portion thereof) ending on or before Completion; (ii) resulting from any event occurring on or before Completion (including any liability of the Acquired Group Members for the Branded Prescription Drug Fee resulting from sales made prior to the Completion Date, to the extent not taken into account as Working Capital in the Completion Accounts); or (iii) in respect of any gross receipts, income, profits or gains earned, accrued, or received by the Tax Company Group on or before Completion;
ii.Liability for Tax of any member of an affiliated, consolidated, combined, or unitary group of which any Acquired Group Member was a member, pursuant to Treasury Regulations Section 1.15026 (or any similar provision of state, local or foreign law), or for Tax of any person imposed on any Acquired Group Member as a transferee, by contract or otherwise; and
iii.Reasonable costs and expenses properly incurred by the Purchaser, any Acquired Group Member, or any member of the Purchaser’s Tax Group in connection with any Liability for Tax in respect of which the Seller is liable under this Schedule, any Tax Claim or successfully taking or successfully defending any action under this Schedule;
provided, however, that the amount payable by the Seller under this paragraph 2.1 shall be determined net of the tax benefits realized as a reduction of Tax paid by the Purchaser and its Affiliates attributable to amounts described in paragraphs 2.1.1, 2.1.2, and 2.1.3 above in the taxable year any claim under this paragraph 2.1 arises (or in the immediately succeeding tax year) or (without double counting) any prior taxable period.
2.Payment date and interest
a.Payment by the Seller in respect of any liability under this Schedule must be made in cleared and immediately available funds on:
Schedule 8, Tax Covenant

i.in the case of a Liability for Tax that involves an actual payment of or in respect of Tax, the later of [**] Business Days before the due date for payment and [**] Business Days after the date on which the Purchaser serves notice on the Seller requesting payment; or
ii.in a case that falls within clause (b) of the definition of Liability for Tax, the date on which the Tax saved by the Acquired Group Member is or would have been required to be paid to the relevant Tax Authority.
3.Exclusions
a.The covenant contained in paragraph 2 above shall not cover any Liability for Tax if and to the extent that:
i.specific [**] or [**] (other than a [**] for [**]) for the liability is made or [**] in the [**];
ii.the Liability for Tax was [**] on or before Completion;
iii.the Purchaser is compensated for the Liability for Tax under any other provision of this Agreement;
iv.a Relief other than a Purchaser’s Relief is available or made available to an Acquired Group Member that actually causes the Acquired Group Member to relieve or mitigate such Liability for Tax (including, for the avoidance of doubt, an applicable net operating loss carryover (within the meaning of Code § 172 and comparable provisions of state and local tax laws) of the Acquired Group that was generated in a PreCompletion Tax Period);
v.it would not have arisen but for a [**], [**] or [**] any Acquired Group Member, the Purchaser or any member of the Purchaser’s Tax Group after Completion, except this exclusion shall not apply where the [**], [**] or [**] was:
i.required by any [**], [**] or other [**], [**] before the date of this Agreement;
ii.pursuant to a [**] entered into by any Tax Company Group Member on or before Completion;
iii.the presentation for [**] or [**] or [**] of any [**] or [**] which was entered into prior to Completion;
iv.[**] at the direction of the Seller or its authorized representative; or
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v.in accordance with the terms of this Agreement or any document executed pursuant to this Agreement (including the documents identified on 0);
vi.any Acquired Group Member or member of the Purchaser’s Tax Group is entitled to claim an amount in respect of such liability under any policy of insurance (or would have been so entitled had it maintained in force the insurance cover current at Completion);
vii.it relates to interest and penalties to the extent that such interest and penalties are attributable to the unreasonable delay or default by the Purchaser, any member of the Purchaser’s Tax Group, or after Completion, an Acquired Group Member; or
viii.the Liability is with respect to, or based on, Taxes payable by or imposed on Purchaser’s Tax Group for any period following the Completion Date that are attributable to any audit or examination by the Internal Revenue Service that results in the elimination or reduction in amount of an applicable net operating loss carryover (within the meaning of Code § 172) of the Acquired Group that was generated in a PreCompletion Tax Period; provided that this paragraph 4.1.8 shall not limit the Seller’s obligations under paragraph 2.1 with respect to (i) Taxes actually payable by or imposed on the Acquired Group for taxable periods ending on or before the Completion Date (including Taxes attributable to or caused by the Restructuring) or (ii) interest and penalties charged on any underpayment of Tax for taxable periods ending on or before the Completion Date assessed against Purchaser’s Tax group as a result of any audit or examination to the extent underpayment of Tax was attributable to Purchaser’s Tax Group claiming the use of any such net operating loss carryover.
4.Limitations
Where specifically provided in 0 of this Agreement, the limitations in 0 shall apply to claims under the Tax Covenant. For the sake of clarity, it is intended that if Purchaser has any Tax Covenant Claims that give rise to a claim [**] the [**], Purchaser shall [**] all claims available to Purchaser [**] the [**] demanding payment from the Seller, but the Seller shall remain obligated to indemnify Purchaser to the extent that Purchaser’s claims for recovery under the [**] are [**] or [**] as a result of [**], [**] or [**] or [**].
5.Tax Returns
a.The Purchaser will procure that the Acquired Group keeps the Seller or the Seller’s duly authorized agent fully informed of its Tax affairs relating to any Tax or any Tax Return for any taxable period (or portion thereof) ended on or before the Completion Date. The Purchaser will not submit any substantive correspondence, or submit or agree to any return or computation for any such period to any Tax Authority, without the Seller’s
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consent (not to be unreasonably withheld, conditioned or delayed) and without giving the Seller a reasonable opportunity to comment (subject to the provisions below).
b.Except as required by applicable Law (as reasonably determined by the Purchaser in good faith), the Purchaser will procure that, and shall not take any action or otherwise cause or permit the Acquired Group or any Affiliate thereof to (i) take any action on or after the Completion Date out of the ordinary course of business of the Acquired Group that could reasonably be expected to give rise to any Tax liability or indemnification obligation of the Seller; (ii) amend or withdraw any return or computation or any claim, election, surrender or consent for (or with an effective date on or before the Completion Date) its taxable periods ended on or before the Completion Date, (iii) extend or waive the statute of limitations with respect to any Taxes for which the Seller is liable; (iv) commence or voluntarily submit to a “voluntary disclosure” or similar procedure with respect to any Tax or Tax Return for a taxable period beginning before the Completion Date; or (v) make any election under Code §§ 338 or 336 (or any comparable provisions of state, local or nonU.S. tax laws) in connection with the transactions contemplated by this Agreement or any other Tax election for the Company or any Subsidiary or its Subsidiary, in each case, without the Seller’s consent (not to be unreasonably withheld, conditioned or delayed) and shall give the Seller a reasonable opportunity to comment.
c.The Seller or its duly authorized agent shall, at the Seller’s cost and expense, prepare the Tax Returns and computations of income Taxes of the Tax Company Group and all Tax Company Group Members for any Tax period ending on or prior to the Completion Date (to the extent not filed prior to the Completion Date). The Seller shall submit each such Tax Return to the Purchaser not later than [**] days prior to the deadline for filing such Tax Return (taking into account applicable extensions) for its review and consent. The Purchaser shall have [**] days from receipt of each such Tax Return to review and comment thereon. If the Purchaser determines that items reflected on such Tax Return are not permitted by applicable Laws at a [**], the parties shall consult with each other and attempt in good faith to resolve any such issues and, if they are unable to do so, the disputed items on any such Tax Return shall be finally and conclusively resolved by an independent, reputable, U.S. national or regional accounting firm mutually agreed upon by the parties (the “Referee”). The Referee shall be instructed to only permit positions to be taken on ay Tax Return that it concludes are [**] correct. The fees and expenses of the Referee shall be borne by equally by the Purchaser, on the one hand, and the Seller, on the other hand. In the event that any such dispute is not resolved before the due date for filing the applicable Tax Return (following any available extensions), the Purchaser shall timely file, or cause to be timely filed, such Tax Return in the form prepared by the Seller as modified to achieve a [**] standard (but reflecting any changes to which the parties have agreed) and shall, as necessary and to the extent permitted by Law, amend such Tax Return as necessary to properly reflect the resolution of any dispute.
i.At the Purchaser’s request (the “Purchaser Request”), the Seller shall, prior to Completion, cause [**] to apply to the [**] for [**] to make a [**] to its [**] for the [**] to [**] by [**] in 2015. If the [**] is made, the [**] shall use [**]
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to cause (i) such change to be automatic and to be made for [**] tax year ended December 31, 2019, and (ii) the [**] to be capitalized and amortized, with a “[**].” The parties shall cooperate and take such actions as may be required by the [**] so that appropriate adjustments resulting from the [**] method consistent with the immediately preceding sentence are allocated by [**] to the Company for the applicable [**] to the extent allowable under applicable Law. The income Tax Returns of the Company for the period ending on the Completion Date shall be prepared in a manner consistent with any [**] ultimately approved (automatically or otherwise) by the [**].
d.The Purchaser shall procure that the Tax Returns and computations referred to in paragraph 6.3 above shall be authorized, signed and submitted to the relevant Tax Authority without amendment or with any amendments as provided in paragraph 6.3 above and shall give the Seller or its agent all reasonable assistance to finalize those Tax Returns and computations.
e.The Seller or its duly authorized agent shall, at the Seller’s cost and expense, prepare all documents and shall have conduct of all matters (including correspondence) relating solely to the Tax Returns and computations of the Tax Company Group and the Tax Company Group Members for all taxable periods ended on or before Completion, provided that the Seller has provided adequate assurances that it has the capacity to pay any amount that may become due relating thereto, and provided further that the Seller shall not, without the prior consent of the Purchaser (not to be unreasonably withheld or delayed), transmit any communication (written or otherwise) in contravention of the Tax Covenant.
f.The Purchaser shall procure that the Acquired Group provides such access to its books, accounts and records as is necessary and reasonable to enable the Seller or its duly authorized agent to prepare the Tax Returns and computations of the Tax Company Group and each Tax Company Group Member for all accounting periods ended on or before Completion and conduct matters relating to them in accordance with this paragraph 6.
g.The Purchaser or its duly authorized agent shall, at the Company’s or any Subsidiary’s cost and expense, prepare the Tax Returns and computations of Taxes of the Acquired Group and Acquired Group Members for any taxable period beginning before the Completion Date, other than the Tax Returns and computations described in paragraph 6.3. Each such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law). The Purchaser shall provide a pro forma presentation of the items on each such Tax Return that is an income Tax Return that relates solely to the period before the Completion Date to the Seller for the Seller’s review and consent at least thirty (30) days prior to the due date of such Tax Return (taking into account applicable extensions) and shall incorporate any reasonable comments from the Seller.
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h.The Seller shall not cause permit or allow an election under Code § 6226 to be made for any PreCompletion Tax Period by any Retained Group Member which is treated as a partnership for federal income tax purposes, or for any other Person treated as a partnership in which a Retained Group Member has an interest; provided, however, that this restriction shall not apply if (i) the amount of taxable income passed through to the Company as a result of the election is less than the net operating loss carryovers of the Company that carried over to the Purchaser on the Completion Date or (ii) the Seller indemnifies the Purchaser and its Subsidiaries from any Tax resulting from the election
(other than Tax resulting from the reduction in the Company’s net operating losses carried over to Purchaser on the Completion Date).
a.The parties hereto agree for purposes of preparing all relevant Tax Returns relating to the Tax Company Group, for determining amounts for which the Seller is liable under this Agreement and for purposes of determining any refunds to which the Seller is entitled to under this Agreement:
i.the election under Revenue Procedure 201129 to apply the seventy percent safeharbor to any “success based fee” incurred in connection with the transactions contemplated hereby shall be made for U.S. federal income tax purposes;
ii.to the extent permitted by applicable Tax Law, the parties shall utilize (and cause their Affiliates to utilize) the “next day rule” in Treasury Regulations Section 1.150276(b)(1)(ii)(B) (or any similar provision of foreign, state or local Law) for purposes of reporting any gains or income resulting from any transactions outside the ordinary course of business occurring on the Completion Date but after the Completion on the applicable Tax Returns;
iii.no election under Treasury Regulations Section 1.150276(b)(2)(ii) (or any other similar provision of foreign, state or local Law) to ratably allocate items incurred by the Tax Company Group with respect to the transactions contemplated in this Agreement shall be made; and
iv.no election to waive the ability to carry back losses generated in a PreCompletion Tax Period or otherwise attributable to expense incurred in connection with the Completion to a PreCompletion Tax Period shall be made.
b.In the case of any Taxes of the Tax Company Group that are payable with respect to any Straddle Period, the portion of any such Taxes that are attributable to the PreCompletion Tax Period for purposes of this Schedule 8 shall:
i.in the case of the Branded Prescription Drug Fee, the Seller shall be responsible for that portion of the Branded Prescription Drug Fee attributable to the sale of the Products for periods prior to the Completion Date and, if applicable, for the sale of any branded prescription drugs other than the
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Products, and Purchaser shall be responsible for that portion of the Branded Prescription Drug Fee attributable to the sale of the Products from and after the Completion Date;
ii.in the case of Taxes (other than the Branded Prescription Drug Fee) that are either (x) based upon or related to income or receipts, or (y) imposed in connection with any sale, transfer or assignment or any deemed sale, transfer or assignment of property (real or personal, tangible or intangible), be deemed equal to the amount that would be payable if the taxable year or period ended on the Completion Date; and
i.in the case of Taxes (other than those described in paragraphs 6.10.1 and 6.10.2 above) that are imposed on a periodic basis with respect to the business or assets of the Tax Company Group or otherwise measured by the level of any item, be deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding taxable period) multiplied by a fraction the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Completion Date and the denominator of which is the number of calendar days in the entire Straddle Period.
For purposes of paragraph 6.10.2, any exemption, deduction, credit or other item (including, without limitation, the effect of any graduated rates of Tax, but excluding for the avoidance of doubt any transactionrelated Tax deductions) that is calculated on an annual basis shall be allocated to the portion of the Straddle Period ending on the Completion Date on a pro rata basis determined by multiplying the total amount of such item allocated to the Straddle Period times a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Completion Date and the denominator of which is the number of calendar days in the entire Straddle Period. The parties shall to the extent permitted by applicable Laws, elect with the relevant Governmental Entity to treat a portion of any Straddle Period as a short taxable period ending as of the close of business on the Completion Date.
a.For the avoidance of doubt where any matter gives rise to a Tax Claim, the provisions of paragraph 7 below shall take precedence over the provisions of this paragraph 6.
1.Conduct of Tax Claims
a.Subject to paragraph 7.2 below, if the Purchaser or any Acquired Group Member becomes aware of a Tax Claim, the Purchaser shall give or procure that notice in writing is given to the Seller or to the Seller’s duly authorized agent as soon as reasonably practicable.
b.The Seller shall control any Dispute relating to such Tax Claim (including any audit of [**] or [**] under Chapter 63, Subchapter C of the Code, as amended by Chapter Title XI of the Bipartisan Budget Act of 2015, H.R. 1314, Public Law Number 11474, and the
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corresponding provisions of the Code and Treasury Regulations) and Purchaser shall take and shall procure that the Acquired Group Members shall take any action that the Seller may reasonably request to avoid, dispute, defend, resist, appeal or request a Tax Authority review, or compromise any such Tax Claim, provided that the Seller provides assurances reasonably acceptable to Purchaser that it has and will have the financial ability to satisfy such Tax Claim.
c.The Purchaser shall provide and shall procure that the Acquired Group Members provide to the Seller and the Seller’s professional advisors reasonable access to premises and personnel, and to any relevant assets, documents and records in their power, possession or control to investigate the matter and enable the Seller to take any action referred to in this paragraph 7.
d.Where the provisions of this paragraph 7 conflict with the provisions of any relevant policy of insurance, the provisions of the relevant policy shall prevail.
2.Purchaser’s Covenant
a.The Purchaser shall pay to the Seller an amount equal to any tax liability falling on the Seller (or any Retained Group Member) which relates to any of the following events occurring or deemed to occur after Completion:
i.Any Acquired Group Member failing to pay any Tax for which it is liable and for which the Purchaser would not have been entitled to make a claim against the Seller under paragraph 2 if the Company or any Subsidiary or the relevant member of the Purchaser’s Tax Group had paid that liability; or
ii.failing to comply with its obligations under the Tax Covenant, but only to the extent such failure materially adversely affects Seller or the Retained Group.
b.Any payment made by the Purchaser under paragraph 8.1 of this 0 shall be made five days before the last day on which the relevant payment of Tax is due to be made to the relevant Tax Authority without incurring any liability to interest or penalties.
c.The Purchaser shall pay to the Seller an amount equal to all costs and expenses reasonably and properly incurred by the Seller in connection with any tax liability as described in paragraph 8.1 of this 0.
3.General
All payments made by the Seller to the Purchaser or by the Purchaser to the Seller in accordance with this Tax Covenant (or pursuant to clause 21) will be treated, if possible, as an [**] to the [**] for the [**].
4.Refunds and Tax Benefits
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Any refund of Taxes paid by any Tax Company Group Member with respect to PreCompletion Tax Periods (including any interest in respect thereof) that is received by or with respect to the Purchaser or any of its Affiliates (each, a “Tax Refund”) shall be the property of the Seller to the extent it is not reflected on the Completion Accounts. After the Completion Date, Purchaser shall cause the Acquired Group Members to take such commercially reasonable efforts as from time to time requested by Seller to obtain Tax Refunds, provided that Seller shall be responsible for all costs and expenses attributable to seeking Tax Refunds and Purchaser shall not be required to take any actions which reasonably might cause Purchaser or the Acquired Group Members to incur any cost, liability or expense. Absent the consent of the Seller to the contrary, the Purchaser shall request that any Tax Refund be in the form of a refund of Taxes (rather than a credit against future Taxes) to the maximum extent permitted by applicable Law. The Purchaser shall pay or cause to be paid to the Seller the amount of each Tax Refund, within [**] days after actual receipt thereof (or, in the case of a credit, the crediting of such amount against Tax otherwise payable).

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